      As filed with the Securities and Exchange Commission on May 24, 2000
                                                      Registration No. 333-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                              --------------------
                                PERSONIFY, INC.
             (Exact name of Registrant as specified in its charter)
                              --------------------

            Delaware*                            7372                          77-0425041
 (State or other jurisdiction of     (Primary Standard Industrial           (I.R.S. Employer
  incorporation or organization)     Classification Code Number)         Identification Number)

                         425 Battery Street, Suite 450B
                            San Francisco, CA 94111
                                 (415) 782-2050
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                              --------------------
                                   Love Goel
                            Chief Executive Officer
                                Personify, Inc.
                         425 Battery Street, Suite 450B
                            San Francisco, CA 94111
                                 (415) 782-2050
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              --------------------
                                   Copies to:

             Jeffrey D. Saper, Esq.                            Peter T. Healy, Esq.
                Selim Day, Esq.                               O'MELVENY & MYERS, LLP
        WILSON SONSINI GOODRICH & ROSATI                     Embarcadero Center West
            Professional Corporation                      275 Battery Street, Suite 2600
               650 Page Mill Road                          San Francisco, CA 94111-3305
              Palo Alto, CA 94304                                 (415) 984-8700
                 (650) 493-9300

                              --------------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                              --------------------
                        CALCULATION OF REGISTRATION FEE

================================================================================
                                                 Proposed Maximum
                                                     Aggregate       Amount of
       Title of Each Class of Securities             Offering       Registration
                to be Registered                      Price(1)          Fee
--------------------------------------------------------------------------------
Common Stock $0.001 par value..................     $50,000,000       $13,200
--------------------------------------------------------------------------------
================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o).
                              --------------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================
* The Registrant's state of incorporation will be changed to Delaware prior to the closing of the public offering contemplated by this Registration Statement.

                                EXPLANATORY NOTE

      This registration statement contains two forms of prospectus front cover page: (a) one to be used in connection with an offering in the United States and Canada and (b) one to be used in connection with a concurrent offering outside of the United States and Canada. The U.S. prospectus and the international prospectus are otherwise identical in all respects.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED MAY 24, 2000

                                     [LOGO]

                                         Shares

                                  Common Stock

    Personify, Inc. is offering    shares of its common stock. Prior to this
offering, there has been no public market for our common stock. We anticipate that the initial public offering price of our common stock will be between $
and $   per share. We have applied to list our common stock on the Nasdaq
National Market under the symbol "PSFY."

                                --------------

                 Investing in the common stock involves risks.
                    See "Risk Factors" beginning on page 5.

                                --------------

                                                                   Per
                                                                  Share  Total
                                                                  ------ ------
Public Offering Price............................................ $      $
Underwriting Discounts and Commissions........................... $      $
Proceeds to Personify, Inc. ..................................... $      $

    The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    We have granted the underwriters a 30-day option to purchase up to an
additional        shares of common stock to cover over-allotments.

                                --------------

Robertson Stephens
                     J.P. Morgan & Co.
                                          Dain Rauscher Wessels
                                                                   Wit SoundView

                   The date of this prospectus is      , 2000

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. In this prospectus, references to "Personify," "we," "us" and "our" refer to Personify, Inc.

      Until       , 2000 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                             ---------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   5
Use of Proceeds..........................................................  12
Dividend Policy..........................................................  12
Special Note Regarding Forward-Looking Statements........................  12
Capitalization...........................................................  13
Dilution.................................................................  14
Selected Consolidated Financial Data.....................................  15
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................  17
Business.................................................................  24
Management...............................................................  35
Related Party Transactions...............................................  44
Principal Stockholders...................................................  50
Description of Capital Stock.............................................  53
Shares Eligible for Future Sale..........................................  55
United States Tax Consequences to Non-U.S. Holders.......................  56
Underwriting.............................................................  59
Legal Matters............................................................  63
Experts..................................................................  63
Where You Can Find More Information......................................  63
Index to Financial Statements............................................ F-1

                             ---------------------

      Personify(R) is a trademark of Personify, Inc., which may be registered in certain jurisdictions. Essentials(TM), Accelerators(TM) and Accelerator Framework(TM), Beacons(TM), Connectors(TM), Proactive(TM), Design for Measurability and DFMSM, Web ETL(TM), Behavioral OLAP(TM), Proactive Profile Exchange(TM) and CentralSM are claimed as trademarks and service marks of Personify. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

                                    SUMMARY

      Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus, especially "Risk Factors" and the consolidated financial statements and notes, before deciding to invest in our common stock.

                                Personify, Inc.

      We provide e-business software that enables companies to measure, analyze and optimize customer-focused profitability metrics. We believe the insight that companies gain from using our software will enable them to accelerate growth and profitability at every stage of their e-business evolution.

      Many early e-businesses emphasized rapid acquisition of prospective customers while deferring profitability. E-businesses that spent heavily on attracting visitors to their websites are facing the resulting problem of converting those prospects into paying customers and retaining enough customers to sustain a profitable business. To achieve and grow profitable customer relationships, many e-businesses are seeking to exploit an advantage unique to the internet: e-businesses collect significantly more behavioral data about prospects' and customers' interests and tendencies than do traditional businesses. However, the volume and complexity of this data make it difficult to process with traditional software approaches. As a result, e-businesses are seeking software to help them refine raw internet data into profiles of prospects and customers which can be analyzed for business insight and used to target personalized offerings.

      Our solution allows e-businesses to measure, analyze and optimize metrics such as the percentage of prospects that become customers, the return on investment for advertising spending and the rate at which shoppers fail to purchase items they initially place in their online shopping carts. Benefits of our solution include:

    . E-centric behavioral profiling. Our products are designed and built for the internet, which we call being e-centric, enabling them to create behavioral profiles from large volumes of complex e-business data.

    . Predictive modeling. Our proprietary multidimensional modeling algorithms can discover previously hidden segments within an e-business' audience, such as which prospects and customers will likely contribute a disproportionate share of revenue.

    . Value at every stage. We believe our solution enables a company to accelerate growth and profitability at each stage of its e-business evolution. At the entry stage, our products provide an e-business with the means to better measure, analyze and optimize customer acquisition. At the emerging stage, our products provide an e-business with tools to improve sales by determining the effectiveness of its website content, promotions and design. At the established stage, our products provide an e-business with means to better merchandise its products and services. At the experienced stage, our products help an e-business maximize the lifetime value of its customer relationships.

    . Measurable results. We enable our customers to measure the benefits of our solution, generally including increased prospect-to-customer conversion rates, reduced abandonment of online shopping carts and increased repeat sales.

      We sell our products through a direct sales force based in San Francisco, with satellite offices throughout the United States. In addition, our products are marketed and referred to customers through our relationships with services and technology companies. We have strategic alliances with Deloitte Consulting, Ernst & Young and marchFIRST, among others. Each of these three companies has agreed to commit resources to promote, sell and deploy our products. Our customers consist of large, traditional businesses such as Volvo and REI and prominent internet-based companies such as Living.com and Petopia.com.

      Our objective is to become the leading provider of software that enables companies to rapidly accelerate growth and profitability of their e-business. Key elements of our strategy to achieve this goal include:

    . extending technology and product leadership;

    . leveraging our installed customer base to gain new customers;

    . expanding strategic relationships;

    . extending our products' compatibility with other providers' complementary products; and

    . facilitating rapid development and deployment of our solutions.

      We were incorporated in California in March 1996 as Affinicast Corp. We changed our name to Personify Incorporated in January 1998, and we expect to reincorporate in Delaware in June 2000 as Personify, Inc. Our principal executive offices are located at 425 Battery Street, Suite 450B, San Francisco, California 94111, and our telephone number at that address is (415) 782-2050. Our website is located at www.personify.com. Information contained on our website is not a part of this prospectus.

                                 The Offering

 Common stock to be offered by Personify.....             shares

 Common stock outstanding after the
  offering...................................             shares

 Use of proceeds............................. We plan to use the proceeds of the offering for general
                                              corporate purposes, including
                                              sales and marketing and product
                                              development, and for other
                                              working capital purposes.

     The share amounts in this table are based on shares outstanding as of March 31, 2000. This table excludes:

    . 7,199,673 shares of common stock reserved for issuance under our 2000 equity incentive plan, of which options to purchase 4,285,692 shares were outstanding as of March 31, 2000 at a per share weighted average exercise price of $3.20;

    . 1,000,000 shares available for issuance under our 2000 employee stock purchase plan;

    . 199,524 shares of convertible preferred stock issuable upon the exercise of outstanding warrants as of March 31, 2000 at a weighted average exercise price of $0.614 per share; and

    . 246,913 shares of common stock issuable upon the exercise of outstanding warrants as of March 31, 2000 at a weighted average exercise price of $8.16 per share.

     Except as otherwise indicated, information in this prospectus is based on the following assumptions:

    . our reincorporation in Delaware;

    . the automatic conversion of shares of our preferred stock into shares of our common stock prior to the closing of this offering;

    . no exercise of the underwriters' over-allotment option; and

    . the filing of our amended and restated certificate of incorporation upon completion of this offering.

                   Summary Consolidated Financial Information
                     (in thousands, except per share data)

                                                               Three Months
                                  Year Ended December 31,    Ended March 31,
                                  -------------------------  -----------------
                                   1997     1998     1999     1999      2000
                                  -------  -------  -------  -------  --------
                                                               (unaudited)
Consolidated Statements of
  Operations Data:
Net revenues:
 License revenues...............  $    10  $    24  $   639  $    65  $    645
 Service revenues...............        5      166      704       37       568
                                  -------  -------  -------  -------  --------
Total net revenues..............       15      190    1,343      102     1,213
Cost of revenues................        2      107    1,961      139     1,370
                                  -------  -------  -------  -------  --------
  Gross profit (loss)...........       13       83     (618)     (37)     (157)
                                  -------  -------  -------  -------  --------
Operating expenses:
 Research and development.......      506    1,081    2,549      471       947
 Sales and marketing............      270    1,277    4,336      667     2,857
 General and administrative.....      134      468    1,024      192     1,652
 Stock-based compensation.......       --       --      690        3     8,030
 Amortization of intangible
   assets.......................       --       --      350       --       350
                                  -------  -------  -------  -------  --------
Total operating expenses........      910    2,826    8,949    1,333    13,836
                                  -------  -------  -------  -------  --------
  Operating loss................     (897)  (2,743)  (9,567)  (1,370)  (13,993)
Interest and other income
  (expense), net................      (65)      96      240       19       147
                                  -------  -------  -------  -------  --------
Net loss........................     (962)  (2,647)  (9,327)  (1,351)  (13,846)
Dividend accretion on preferred
  stock.........................      (88)    (125)    (125)     (31)      (31)
                                  -------  -------  -------  -------  --------
Net loss attributable to common
  stockholders..................  $(1,050) $(2,772) $(9,452) $(1,382) $(13,877)
                                  =======  =======  =======  =======  ========
Net loss per share attributable
  to common stockholders, basic
  and diluted...................  $ (0.72) $ (2.14) $ (5.47) $( 1.10) $  (3.91)
                                  =======  =======  =======  =======  ========
Weighted average shares used in
  computing net loss per share
  attributable to common
  stockholders, basic and
  diluted.......................    1,457    1,298    1,728    1,260     3,549
                                  =======  =======  =======  =======  ========

      See Note 2 of the notes to our consolidated financial statements for an explanation of how we determined the number of shares used in computing per share data.

                                                        March 31, 2000
                                                 -----------------------------
                                                             Pro    Pro Forma
                                                  Actual    Forma  As Adjusted
                                                 --------  ------- -----------
                                                         (unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents....................... $  9,919  $ 9,919    $
Total assets....................................   21,157   21,157
Long-term debt and capital lease obligations,
  less current portion..........................       45       45
Mandatorily redeemable preferred stock and
  warrants......................................   28,011       --
Total stockholders' equity (deficit)............  (13,791)  14,220

      The preceding balance sheet data is shown on a pro forma basis to give effect to the conversion of our preferred stock into common stock prior to the closing of this offering and on a pro forma, as adjusted basis to reflect the
proceeds of our sale of       shares of common stock in this offering at an
assumed initial public offering price of $     per share, after deducting the
underwriting discounts and commissions and estimated offering expenses.

                                  RISK FACTORS

      An investment in our common stock is very risky. You should consider the risks described below before making an investment decision. Our business could be materially and adversely affected by any of the following risks. The trading price of our common stock could decline due to any of the following risks, and you might lose all or part of your investment.

Risks Related to Our Business

Any predictions about our future revenues and expenses may not be as accurate as they would be if we had a longer business history.

      We were incorporated in March 1996, first recorded revenue in October 1996 and first recorded significant revenue in the latter half of 1998. Our limited operating history makes financial forecasting and evaluating our business difficult. Since we have limited financial data, any predictions about our future revenues and expenses may not be as accurate as they would be if we had a longer business history.

We have a history of losses, we expect continuing losses and we may never achieve profitability.

      We incurred net losses of $13.8 million in the three months ended March 31, 2000 and $9.3 million in the year ended December 31, 1999. We had an accumulated deficit of $27.1 million as of March 31, 2000. We expect to continue to incur net losses for the foreseeable future and may never become profitable. We cannot assure you that our revenues will continue to grow or that we will achieve or maintain profitability in the future. As our business evolves, we expect to introduce new products and services and significantly increase the size of our workforce. Accordingly, our product development, sales and marketing and general and administrative expenses will increase significantly. Consequently, we will need to significantly increase our revenues to achieve and maintain profitability.

Our quarterly revenues and operating results may fluctuate, which may cause the market price of our common stock to decline.

      Our quarterly revenues and operating results have fluctuated in the past and we expect that they will continue to do so in future periods because of a number of factors, including:

    . the demand for our products and services;

    . the timing of sales of our products and services;

    . the timing of customer orders and product implementations;

    . unexpected delays in introducing new products and services;

    . increased expenses, whether related to sales and marketing, product development or administration;

    . changes in the rapidly evolving market for e-business products;

    . the mix of product license and service revenue; and

    . costs related to possible acquisitions of technology or businesses.

      In 1999, we recognized revenue on a subscription basis which resulted in our recognizing revenue ratably over a twelve month period. In the first quarter of 2000, we changed our standard license agreement to offer a perpetual license. This new contract policy may cause our quarterly revenue to fluctuate on a quarter-to-quarter basis.

The strain that our expected growth may place upon our systems and management resources may harm our ability to successfully offer our products and services and implement our business plan.

      Since our inception, we have significantly increased the size of our operations. This growth has placed, and we expect that any future growth we experience will continue to place, a significant strain on our management team, systems and resources. For example, five of our senior executives, including our chief executive officer, joined our company since January 1, 1999 and during 1999 our general workforce increased by more than 200%. We plan to further increase our total workforce, but we may be unable to hire, train, retain, motivate and manage these new personnel. If we cannot manage our expected growth, we may be unable to successfully offer our products and services or implement our business plan. To manage anticipated growth of our operations, we must:

    . improve existing and implement new operational, financial and management information controls, reporting systems and procedures;

    . expand, train and manage our employee base; and

    . maintain close coordination among our technical, finance, marketing and sales staffs.

      We also expect that our customer base will continue to grow. This expansion will place significant pressures on our customer services and network infrastructures, and we may be unable to accommodate greater sales volume without service and installation interruptions or degradations in customer service. Any of these problems could result in bad publicity, reduced revenues or damage to our reputation.

      In addition, we are in the process of moving our primary office facilities to a new location. This move may disrupt our operations and could harm our business.

Profile-based analysis and targeting may not achieve widespread acceptance by e-businesses and the market for our products may not grow.

      Our products and services are designed to enable e-businesses to analyze and target their intended audiences more effectively. Because our industry is new and evolving, we cannot be sure that the use of our products will result in more effective targeting of offers and other marketing initiatives. If e-businesses do not perceive the use of profiles, analytics and targeting as cost-effective, our revenues may not increase and our results of operations will suffer.

Because there is intense competition for qualified personnel in our industry, we may not be able to recruit or retain the personnel we need to implement our expansion plans.

      Our future success depends on our ability to attract and retain highly skilled personnel. Our executive offices are located in the San Francisco Bay Area, where we face extreme competition for professionals from other internet companies as well as from more traditional occupations. If we fail to identify, attract, retain and motivate these highly skilled personnel, we may be unable to expand our business.

      In addition, we depend on the skills, experience and efforts of our senior management. Our chief executive officer is an Indian citizen and at the present time requires a visa to remain employed by us. Currently, our chief executive officer's visa to work for us in the United States expires on March 7, 2001. In the event our chief executive officer's visa is revoked or is not renewed, then our business may be harmed. Historically, our business also has depended heavily on our chief technology officer, who is also one of our founders. If we were to lose any key employee, we may be unable to execute our growth strategy.

Competition in our industry is intense and, if we are unable to compete effectively, the demand for, or the prices of, our products may decline or we may be unable to obtain or retain our customers.

      The market for our products is highly competitive and likely to intensify further. Increased competition could result in price reductions and reduced gross margins, which could seriously harm our product revenues and competitive position. Our principal competitors today include:

    . Packaged analytical application vendors, such as E.piphany and Broadbase, which offer suites of analytical applications, components of which overlap with our products' functionality;

    . Website analysis vendors, such as Accrue, NetGenesis, and WebTrends, which provide software focused on analyzing website traffic; and

    . The in-house information technology departments of our existing and prospective customers.

The functions supported by these competitors' products overlap with our products' functions in varying degrees. Even in those instances where little overlap exists, the perception of overlap may reduce or delay our access to prospective customers.

      We expect that we will encounter many additional competitors, either in our present market or in new markets we may choose to pursue in the future. These competitors may include not only new companies, but also existing companies in the enterprise software market, such as Microsoft, Oracle, Siebel and SAP.

      Some of our current or potential future competitors could have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than we have. In addition, many of our competitors have well-established relationships with current and potential customers of ours, have extensive knowledge of our industry and are capable of offering a single-vendor solution. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, devote greater resources to the development, promotion and sale of their products, or adopt more aggressive pricing policies to gain market share. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. We also expect that competition will increase as a result of industry consolidation. For a further discussion of our competition, see "Business--Competition."

If we do not expand our sales and deployment capacities, we may be unable to meet our expected growth.

      We need to expand our direct and indirect sales operations and the personnel we use to deploy our products to sustain our rapid rate of growth. If we are unsuccessful in these efforts, our revenues may suffer.

If we do not obtain and maintain strategic relationships with third parties, we may be unable to increase market awareness of our products or generate increased revenues.

      A significant portion of our sales are influenced by the recommendations of our products made by parties with which we have relationships, such as consulting firms, system integrators and advertising agencies. We expect that these third parties will provide an increasing amount of services to our customers, enabling us to increase our profit margins by allowing us to focus on providing our higher margin software products. If we are unable to obtain, motivate and retain these third parties, we may be unable to increase our revenues and profit margins.

If we are unable to provide adequate customer support services, or if third-party service providers do not meet our customers' needs, our reputation may suffer and we may lose or be unable to attract customers.

      Customers that use our products may engage our services or the services of third-party service providers to implement and support our products. To the extent that the services provided by us or these companies do not meet our customers' expectations, our reputation and customer relationships may suffer.

Negative public perceptions or government regulations regarding internet privacy could reduce demand for our products.

      Negative public perception. E-business' potential abuse of profile data has raised privacy concerns among some consumers, privacy-advocacy groups, and government regulators in the United States and abroad. As a result, our customers or potential customers could face regulatory constraints, or commit to voluntary constraints, on the collection and use of profile data, particularly when it contains personally identifiable information such as people's names and contact information. These concerns may inhibit market acceptance of our products or services.

      An example of a privacy-related issue concerns a technology called cookies, which are small files of information that e-businesses can store on their visitors' computers, generally without the visitor's knowledge or consent. Typically, our customers use cookies to store codes that help identify visitors by unique but anonymous profiles. Nevertheless, because it is possible for cookies to be used as pointers not just to anonymous profiles but also to profiles with personally identifiable information, cookie technology itself could face regulation or be disabled by a large percentage of an e-business' visitors. Either outcome would impede the effectiveness of our software.

      Government regulation. The regulatory environment surrounding the internet continues to evolve in ways that are not predictable. To date, government regulation has focused primarily on personally identifiable information. For example, the European Union issued a directive about personally identifiable internet data, Germany enacted legislation covering data that could become personally identifiable through subsequent processing and the U.S. Federal Trade Commission is currently investigating the privacy implications of a major internet advertising network's plan to merge its online database of behavioral profiles with an offline database that contains personally identifiable information. Because our software is designed to give our customers the option of collecting personally identifiable data on their visitors, any new regulation restricting this practice may eliminate elements of our software's functionality.

We cannot assure you that strategic investments or acquisitions we may make will be beneficial to our business.

      We recently acquired Anubis Solutions Incorporated, a data-warehousing technology and services company, and we may make additional acquisitions or investments in the future. These transactions are risky and their intended benefits may never be realized. In addition, if we finance the acquisitions or investments by issuing equity securities, our existing stockholders could be diluted. Any amortization of goodwill or other intangible assets, or other charges resulting from the costs of acquisitions, could adversely affect our operating results.

      These transactions could also involve numerous operational risks, including:

    . problems combining the purchased operations, products or technologies;

    . unanticipated costs;

    . diversion of management's attention away from our core business;

    . adverse effects on existing business relationships; and

    . potential loss of key employees, particularly those of the purchased organizations.

      We may not be able to successfully integrate any businesses, products or technologies that we might acquire in the future.

We expect operating expenses to increase significantly over the next year, which may impede our ability to achieve profitability.

      As we grow our business, we expect operating expenses to increase significantly. As a result, we will need to generate increased quarterly revenue to achieve and maintain profitability. In particular, we expect to incur additional costs and expenses related to:

    . the expansion of our sales force and distribution channels;

    . the expansion and development of our product and services offerings;

    . the development of strategic relationships;

    . the expansion of management and infrastructure;

    . brand development, marketing and other promotional activities; and

    . our international expansion efforts.

      If our quarterly revenues do not also increase, these increased expenses will cause us to remain unprofitable.

We have limited experience with international operations, and we may not succeed in international markets.

      Our revenues could be adversely affected if we are unable to successfully market and implement our products and services in foreign markets. To date, we have had very limited experience customizing our software for markets outside of the United States. We may experience difficulty in performing these tasks and managing international operations because of distance, trade regulation, language barriers and cultural differences.

If we are unable to keep pace with the rapid changes in technology that characterize our market, our products could become obsolete and our product sales could suffer.

      The market for our products is marked by rapid technological change, frequent new product introductions, internet-related technology enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards. If we are unable to develop and market new products, new product enhancements or new products compliant with existing or emerging internet technology standards, we may be unable to sell our products and increase our revenues. In addition, any delays in developing and releasing enhanced or new products could cause our products to be incompatible with our customers' systems and could result in our customers choosing alternate vendors, which would negatively affect our product sales.

If we are unable to protect our intellectual property, third parties could use our intellectual property without our consent.

      Our success and our ability to compete are highly dependent on our proprietary technologies, which we seek to protect through a combination of patent, copyright, trade secret and trademark law. We may be unable to prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

Others may bring infringement claims against us, which could harm our business.

      Third parties may claim that our products infringe their intellectual property rights. Defending any claim of intellectual property infringement, regardless of merit, is expensive and time-consuming and may distract our management's attention away from our business. As a result of any claim or anticipated claim, we may agree or be forced to:

    . pay substantial damages;

    . cease selling or using products that incorporate the infringed intellectual property;

    . obtain a license for the infringed intellectual property, which might not be available on commercially acceptable terms or at all; or

    . modify our products to avoid infringing others' intellectual property rights, which we might not be able to do at all or quickly enough to prevent serious harm to our competitive position in the market.

Product errors and limitations of our software could lead to loss of customers.

      Our products are very complex and may contain errors or result in failures that we did not detect or anticipate when introducing our products to the market. In addition, our software as designed may not scale to the technical demands of our customers as their businesses evolve. The discovery of any product errors or design limitations in our software could result in adverse publicity, loss of or delay in market acceptance or claims by customers against us, any of which could cause our expenses to increase and our revenues to decline.

If we, or third parties on which we rely, are unable to protect the confidential and customer sensitive data in our systems, our reputation may be harmed and we may lose customers.

      Our operations depend on protecting the confidential and customer-sensitive data in our systems from damage or interruption from events such as human error, break-ins, sabotage, computer viruses and intentional acts of vandalism. Our systems are housed at our facilities and those of a third party. If we or the third party are unable to adequately protect our systems or if defects in our products leave customers vulnerable to break-ins, our business would be harmed.

If acceptance of the internet as a medium for business does not continue to grow, our market opportunity may be constrained.

      Our future success depends on an increase in the use of the internet as a medium for business purposes. The e-business market is new and rapidly evolving. If transacting business over the internet does not prove to be profitable, our revenues may suffer.

Risks Related to this Offering

Our stock price may be volatile, and you may not be able to resell your shares at or above the initial public offering price.

      There has been no public market for our common stock prior to this offering. The initial public offering price for our common stock will be determined through negotiations between the underwriters and us. The market price of our common stock may fluctuate after the offering. If you purchase shares of common stock, you may not be able to resell those shares at or above the initial public offering price. The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, including:

    . actual or anticipated fluctuations in our annual and quarterly operating results;

    . changes in market valuations of other e-business technology companies;

    . changes in financial estimates by securities analysts;

    . variations in our operating results which may cause us to fail to meet analysts' or investors' expectations;

    . announcements by us or our competitors of significant technical innovations, contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

    . additions or departures of key personnel;

    . future sale of equity or debt securities; and

    . general economic, industry and market conditions.

      In addition, the stock market has experienced extreme volatility that often has been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of our performance. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

      You should read the "Underwriting" section for a more complete discussion of the factors that will be considered in determining the initial public offering price of our common stock.

We may be unable to meet our future capital requirements and stockholders may experience additional dilution.

      We believe that the net proceeds of this offering will be sufficient to meet our capital requirements through the next 12 months. However, we may need, or could elect to seek additional funding prior to that time, particularly if we elect to acquire complementary businesses, products or technologies. In the event we are required to raise additional funds, we may not be able to do so on favorable terms, if at all. Further, if we issue new equity securities, stockholders may experience dilution or the holders of new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. For additional information on our anticipated future capital requirements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Substantial future sales of our common stock in the public market may depress our stock price.

      Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock. You should read "Shares Eligible for Future Sale" for a full discussion of shares that may be sold in the public market in the future.

We have broad discretion in how we use the proceeds of this offering, and we may not use these proceeds effectively.

      Our management has broad discretion in the use of the net proceeds of this offering and could spend the net proceeds in ways that do not yield a favorable return or to which stockholders object. We may also use the proceeds to acquire complementary businesses or technologies.

                                USE OF PROCEEDS

      Our proceeds from the sale of the         shares of common stock we are
offering are estimated to be $     million ($     million if the underwriters'
over-allotment option is exercised in full) assuming an initial public offering
price of $      per share and after deducting the underwriting discounts and commissions and estimated offering expenses.

      We plan to use the proceeds of the offering for general corporate purposes, including branding, advertising, increases in our sales and marketing operations, and new technology and products. The balance, if any, will be added to general working capital. We may also use some of the proceeds to acquire other companies, technology or products that complement our business, although we currently have no commitments or agreements for any acquisitions or investments and are not involved in negotiations regarding any acquisitions or investments. Pending these uses, the net proceeds of this offering will be invested in short-term, interest-bearing securities.

      The precise uses to which we will apply the net proceeds of this offering will be selected by management, under the supervision of our board of directors, in light of future circumstances and our business prospects. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering.

                                DIVIDEND POLICY

      We have never declared or paid any dividends on our capital stock. We currently intend to retain all future earnings, if any, for use in the operation and expansion of our business and do not anticipate declaring or paying cash dividends for the foreseeable future.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or our future financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The important factors listed in the preceding "Risk Factors" section, as well as the cautionary language elsewhere in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have an adverse effect on our business, results of operations and financial position. Accordingly, you should not rely on our forward-looking statements in making your investment decision.

                                 CAPITALIZATION

      The following table sets forth the following information:

    . our actual capitalization as of March 31, 2000;

    . our pro forma capitalization after giving effect to the conversion of all outstanding shares of preferred stock into 14,147,082 shares of common stock; and

    . our pro forma, as adjusted capitalization to reflect the proceeds from
      the sale of       shares of common stock at an assumed initial public
      offering price of $           per share in this offering, less
      underwriting discounts and commissions and estimated offering expenses.

                                                        March 31, 2000
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                  (in thousands except share
                                                            data)
                                                         (unaudited)
Long-term debt and capital lease obligations,
  less current portion......................... $     45  $     45     $    45
                                                --------  --------     -------
Mandatorily redeemable preferred stock and
  warrants, no par value:
 Authorized: 14,563,281 shares (actual), no
   shares (pro forma and pro forma, as
   adjusted);
 Issued and outstanding: 14,147,082 shares
   (actual), no shares (pro forma and pro
   forma, as adjusted) ........................   28,011        --          --
                                                --------  --------     -------

Stockholders' equity (deficit):
 Common stock, $0.001 par value:
  Authorized: 30,000,000 shares (actual, pro
    forma and pro forma, as adjusted);
  Issued and outstanding: 5,326,997 shares
    (actual), 19,474,079 shares (pro forma)
    and         shares (pro forma, as
    adjusted) .................................        5        19
 Additional paid-in capital....................   53,876    82,873
 Unearned stock-based compensation.............  (31,636)  (31,636)
 Notes receivable from stockholders............   (8,914)   (9,914)
 Accumulated deficit...........................  (27,122)  (27,122)
                                                --------  --------     -------
  Total stockholders' (deficit) equity.........  (13,791)   14,220
                                                --------  --------     -------
     Total capitalization...................... $ 14,265  $ 14,265     $
                                                ========  ========     =======

      This tables excludes:

    . 7,199,673 shares of common stock reserved for issuance under our 2000 equity incentive plan, of which options to purchase 4,285,692 shares were outstanding as of March 31, 2000 at a per share weighted average exercise price of $3.20;

    . 1,000,000 shares available for issuance under our 2000 employee stock purchase plan as of March 31, 2000;

    . 199,524 shares of convertible preferred stock issuable upon the exercise of outstanding warrants as of March 31, 2000 at a weighted average exercise price of $0.614 per share; and

    . 246,913 shares of common stock issuable upon the exercise of outstanding warrants as of March 31, 2000 at a weighted average exercise price of $8.16 per share.

                                    DILUTION

      The pro forma net tangible book value as of March 31, 2000 was approximately $10.7 million or approximately $0.55 per share of common stock. Pro forma net tangible book value represents the amount of our total tangible assets less total liabilities, divided by 19,474,079 shares of common stock outstanding after giving effect to the conversion of all our outstanding preferred stock into common stock. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately following this offering.

      After giving effect to our sale of the          shares of common stock
offered in this offering and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma, as adjusted net tangible book value as of March 31, 2000 would have been
$        , or approximately $       per share. This represents an immediate
increase in net tangible book value of $       per share to existing
stockholders and an immediate dilution in net tangible book value of $ per share to new investors. The following table illustrates this dilution on a per share basis:

     Assumed initial public offering price per share..............        $
       Pro forma net tangible book value per share before
         offering.................................................  $0.55
       Increase in pro forma book value per share attributable to new investors............................................
                                                                    -----
     Pro forma, as adjusted net tangible book value per share
       after the offering.........................................
                                                                          ----
     Dilution in pro forma net tangible book value per share to
       new investors..............................................        $
                                                                          ====

      The following table sets forth, on a pro forma basis as of March 31, 2000, the total consideration paid and the average price per share paid by existing investors and by the new investors, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us at the
assumed public offering price of $      per share.

                                                                            Average
                                 Shares Purchased     Total Consideration    Price
                               --------------------- ----------------------   Per
                                 Number   Percentage   Amount    Percentage  Share
                               ---------- ---------- ----------- ---------- -------
     Existing shareholders...  19,474,079       %    $                 %     $
     New investors...........
                               ----------    ---     -----------    ---
       Total.................                100%    $              100%
                               ==========    ===     ===========    ===

      The exercise of outstanding options would increase the dilutive effect to new investors.

      The foregoing computations exclude:

    . 7,199,673 shares of common stock reserved for issuance under our 2000 equity incentive plan, of which options to purchase 4,285,692 shares were outstanding as of March 31, 2000 at a per share weighted average exercise price of $3.20;

    . 1,000,000 shares available for issuance under our 2000 employee stock purchase plan as of March 31, 2000;

    . 199,524 shares of convertible preferred stock issuable upon the exercise of outstanding warrants as of March 31, 2000 at a weighted average exercise price of $0.614 per share; and

    . 246,913 shares of common stock issuable upon the exercise of outstanding warrants as of March 31, 2000 at a weighted average exercise price of $8.16 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The selected consolidated statements of operations data for the years ended December 31, 1997, 1998 and 1999 and the selected consolidated balance sheet data as of December 31, 1998 and 1999 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statements of operations for the period from March 20, 1996 (date of inception) to December 31, 1996 and the selected consolidated balance sheet data as of December 31, 1996 are derived from audited consolidated financial statements that are not included in this prospectus. The consolidated statements of operations data for the three month periods ended March 31, 1999 and 2000 and the consolidated balance sheet data as of March 31, 2000 are derived from our unaudited consolidated financial statements that include, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The historical results are not necessarily indicative of results to be expected for any future period. The selected consolidated financial data should be read in conjunction with the consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                           Period from
                          March 20, 1996
                             (Date of                                 Three Months
                          Inception) to  Year Ended December 31,    Ended March 31,
                           December 31,  -------------------------  -----------------
                               1996       1997     1998     1999     1999      2000
                          -------------- -------  -------  -------  -------  --------
                                                                      (unaudited)
                                   (in thousands, except per share data)
Consolidated Statement
  of Operations Data:
Net revenues:
 License revenues.......      $   --     $    10  $    24  $   639  $    65  $    645
 Service revenues.......          10           5      166      704       37       568
                              ------     -------  -------  -------  -------  --------
Total net revenues......          10          15      190    1,343      102     1,213
Cost of revenues........           2           2      107    1,961      139     1,370
                              ------     -------  -------  -------  -------  --------
  Gross profit (loss)...           8          13       83     (618)     (37)     (157)
                              ------     -------  -------  -------  -------  --------

Operating expenses:
 Research and
   development..........         246         506    1,081    2,549      471       947
 Sales and marketing....          40         270    1,277    4,336      667     2,857
 General and
   administrative.......          63         134      468    1,024      192     1,652
 Stock-based
   compensation.........          --          --       --      690        3     8,030
 Amortization of
   intangible assets....          --          --       --      350       --       350
                              ------     -------  -------  -------  -------  --------
Total operating
  expenses..............         349         910    2,826    8,949    1,333    13,836
                              ------     -------  -------  -------  -------  --------
  Operating loss........        (341)       (897)  (2,743)  (9,567)  (1,370)  (13,993)
Interest and other
  income (expense),
  net...................           2         (65)      96      240       19       147
                              ------     -------  -------  -------  -------  --------
Net loss................        (339)       (962)  (2,647)  (9,327)  (1,351)  (13,846)
Dividend accretion on
  preferred stock.......          --         (88)    (125)    (125)     (31)      (31)
                              ------     -------  -------  -------  -------  --------
Net loss attributable to
  common stockholders...      $ (339)    $(1,050) $(2,772) $(9,452) $(1,382) $(13,877)
                              ======     =======  =======  =======  =======  ========
Net loss per share
  attributable to common
  stockholders, basic
  and diluted...........      $(0.24)    $ (0.72) $ (2.14) $ (5.47) $ (1.10) $  (3.91)
                              ======     =======  =======  =======  =======  ========
Weighted average shares
  used in computing net
  loss per share
  attributable to common
  stockholders, basic
  and diluted...........       1,438       1,457    1,298    1,728    1,260     3,549
                              ======     =======  =======  =======  =======  ========

                                        At December 31,           At March 31,
                                   -----------------------------  ------------
                                   1996   1997    1998    1999        2000
                                   ----  ------  ------  -------  ------------
                                                                  (unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents......... $ 55  $   65  $3,313  $11,803    $  9,919
Total assets......................   77     115   3,782   20,398      21,157
Long-term debt and capital lease
  obligations, net of current
  portion.........................   --      --      --       54          45
Mandatorily redeemable preferred
  stock and warrants..............  336   1,375   7,473   25,540      28,011
Total stockholders' deficit....... (338) (1,389) (4,160)  (8,461)    (13,791)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      You should read the following discussion of our financial condition and results of operations in conjunction with our consolidated financial statements and related notes. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of certain events may differ materially from those anticipated in these forward-looking statements as a result of factors including those in "Risk Factors" starting on page 5 and elsewhere in this prospectus.

Overview

      We provide e-business software that enables companies to measure, analyze and optimize customer-focused profitability metrics. We believe the insight that companies gain from using our software will enable them to accelerate growth and profitability at every stage of their e-business evolution.

      We generate revenues principally from licensing our software products directly to customers and providing related services including implementation, consulting and customer support. Through March 31, 2000, all of our revenues have been derived from sales within the United States through our direct sales force. Our license agreements generally provide that customers pay an up-front implementation fee and a monthly software license subscription fee for use of the software and related maintenance and customer support for a period of typically one year. The amount of the monthly license fee varies based on the number of profiles a customer generates and maintains with our software. These revenues are generally recognized ratably over the term of the contract because these contracts provide for post-contract support that includes unspecified product updates and customer support for which vendor specific objective evidence does not exist.

      We derive consulting revenues from two principal sources: data-warehousing services and segmentation and profiling analysis services. We recognize revenues from data-warehousing services once we have performed the services. The revenues derived from segmentation and profiling analysis services are recognized on completion of those services unless the contract provides for future deliverables, which are typically in relation to software licenses. In this instance, the revenue is deferred and recognized ratably over the term of the contract commencing after implementation of the software licenses.

      We recognize revenue on the basis set forth above when an executed agreement or purchase order has been received and the amounts to be paid by the customer are fixed or determinable and deemed collectable.

      During the first quarter of 2000, our standard license agreement was changed to offer a perpetual license. We will commence recognizing revenues from these licenses after our software has been fully implemented.

      Typically, we have been the sole provider of consulting and deployment services for our software products. We recently entered into contracts with Deloitte Consulting, Ernst & Young and marchFIRST, which provide for their consultants to supply our customers with consulting and deployment services. We intend to encourage our customers to purchase services directly from these consulting organizations. We believe this will increase the number of consultants providing services related to our software products and will enable us to reduce our direct consulting and deployment efforts. As a result, we believe that we will be able to improve our overall gross margins by shifting our revenue mix toward license revenue and away from service revenues, which could substantially improve our gross margins. We also believe that our arrangements with these consulting organizations will encourage them to generate sales leads for licenses of our software within their own customer base.

      Our cost of license revenues primarily consists of license fees due to third parties under technology license arrangements. Our cost of service revenues includes salaries and related expenses for our consulting and deployment staff, costs of subcontracting to consulting organizations and an allocation of facilities, communications and depreciation expense. Our operating expenses are classified into three general categories: research and development, sales and marketing and general and administrative. We classify all charges to these operating expense categories based on the nature of the expenditure. We allocate the costs for overhead and facilities to each of the functional areas that use the overhead and facilities services based on their headcount.

      Effective September 30, 1999, we acquired Anubis Solutions Incorporated, a data-warehousing technology and services company, in exchange for 1,438,428 shares of our common stock and the issuance of options and warrants to purchase 640,764 shares of our common stock. The total cost of the acquisition, including transaction costs, was approximately $4.5 million. The acquisition was accounted for using the purchase method of accounting. The results of operations of Anubis have been included with our results of operations for periods subsequent to the date of acquisition, and the acquired net assets were recorded at their estimated fair values at the effective date of the acquisition. We recorded goodwill and other intangible assets of $4.2 million to be amortized over their estimated useful economic lives of approximately three years.

Results of Operations for the Three Months Ended March 31, 2000 and 1999

Net Revenues

      Total net revenues. Total net revenues increased to $1.2 million for the three months ended March 31, 2000 from $102,000 for the same period in 1999. For the three months ended March 31, 2000, two customers accounted for 45% of total net revenues, and for the three months ended March 31, 1999, three customers accounted for 60% of total net revenues.

      License revenues. License revenues increased to $645,000 in the three months ended March 31, 2000 from $65,000 for the same period in 1999. Approximately $300,000 of the increase was due to an increase in the number of licenses sold. In addition, during the three months ended March 31, 2000, a $250,000 payment was recognized in connection with the termination of a license agreement with an original equipment manufacturer under which no products have been sold and under which we have no remaining obligations. Additional termination payments will be recognized on a cash basis. Approximately $1.5 million was paid subsequent to March 31, 2000 and will be recognized in the second quarter of 2000.

      Service revenues. Service revenues increased to $568,000 for the three months ended March 31, 2000 from $37,000 for the same period in 1999. The increase in service revenues, which is primarily professional service fees, was due to an increase in the number of customers and sales of product licenses. Service revenues for the three months ended March 31, 2000 includes $286,000 in professional fees from a data-warehousing consulting arrangement from our acquisition of Anubis Solutions Incorporated. As a percentage of total net revenues, service revenues increased to 47% in the three months ended March 31, 2000 from 36% for the same period in 1999. The increase in service revenues as a percentage of total net revenues was due to the consulting arrangement performed in the three months ended March 31, 2000. We believe that service revenues will decrease as a percentage of total net revenues as we shift our revenue mix toward license revenues.

Cost of Revenues

      Cost of license revenues. Cost of license revenues consists of license fees due to third parties under technology license arrangements and has not been significant to date. Cost of license revenue increased to $26,000 in the three months ended March 31, 2000 from $8,000 for the same period in 1999.

      Cost of service revenues. Cost of services revenues includes salary expense and other related costs for our professional service group as well as third-party contractor expenses. Cost of service revenues increased to $1.3 million, or 237% of service revenues, for the three months ended March 31, 2000 from $131,000, or 354% of service revenues, for the same period in 1999. The increase in cost of service revenues in absolute dollars resulted primarily from the addition of employees from our acquisition of Anubis and subcontracting of consulting services to consulting organizations to support customer demand for consulting services. Cost of service revenues as a percentage of services revenues can be expected to vary from period to period depending on the mix of services we provide, whether such services are provided by us or third-party contractors and overall untilization rates.

Operating Expenses

      Research and development. Research and development expenses consist primarily of personnel costs to support product development. Research and development expenses increased to $947,000 in the three months ended March 31, 2000 from $471,000 in the same period in 1999, representing 78% and 462% of total net revenues. The increase in absolute dollars in these periods was due to the increase in engineering personnel engaged in expanding our product pipeline. We believe that continued investment in research and development is critical to maintaining a competitive advantage, and as a result, we expect research and development expenses to increase in absolute dollars in future periods.

      Sales and marketing. Sales and marketing expenses consist primarily of salaries and other related costs for sales and marketing personnel, sales commissions, public relations, tradeshows, travel, marketing materials and advertising. Sales and marketing expense increased to $2.9 million in the three months ended March 31, 2000 from $667,000 in the same period in 1999, representing 236% and 654% of total net revenues. Sales and marketing expenses increased in absolute dollars in these periods due to a significant increase in sales and marketing personnel, higher commissions resulting from the absolute dollar growth in our bookings, and increased marketing program expenditures. We expect that the absolute dollar amount of sales and marketing expenses will continue to increase due to the planned growth of our sales force, including the establishment of sales offices in additional domestic and international locations, and due to expected additional increases in advertising and marketing programs and other promotional activities.

      General and administrative. General and administrative expenses consist primarily of salaries and other related costs of operations and finance employees, legal and accounting services and certain facilities-related expenses. General and administrative expenses increased to $1.7 million in the three months ended March 31, 2000 from $192,000 in the same period in 1999, representing 136% and 188% of total net revenues. The increase in absolute dollars for these periods was due to increased personnel and facility expenses necessary to support our expanding operations. General and administrative expenses decreased as a percentage of total revenue primarily because significant revenue growth outpaced increases in general and administrative expenditures. We believe general and administrative expenditures will increase in absolute dollars as we expect to increase staffing and infrastructure expenses to support our continued growth. We expect general and administrative expenses to increase substantially once we become a public company due to additional reporting requirements and as we hire additional general and administrative personnel.

      Stock-based compensation. For the three months ended March 31, 2000 and 1999 we recorded stock-based compensation for the difference between either the price of stock issued or the exercise price of stock option grants and the deemed fair market value of our common stock at the time of grant. We recorded an aggregate stock-based compensation charge of $33.1 million for the three months ended March 31, 2000 and $57,000 for the same period in 1999. Stock-based compensation is amortized over the vesting period of the underlying options, which is generally four years, based on an accelerated vesting method. We recorded stock-based compensation expense of $8.0 million for the three months ended March 31, 2000 and $3,000 for the same period in 1999.

      In February 2000, the Company sold 1,691,000 shares of restricted common stock to Mr. Love Goel at a price of $5.25 per share in exchange for an interest-free, full-recourse promissory note of $8.9 million collateralized by the restricted stock. For the three months ended March 31, 2000 the Company recorded stock-based compensation expense of approximately $2.1 million and at March 31, 2000 had approximately

$20.7 million unearned stock-based compensation associated with the issuance. Subsequently, Mr. Goel was hired by the Company as an employee effective May 2000. Upon becoming an employee, the value of the stock was remeasured in accordance with APB 25.

      Amortization of intangibles. In connection with our acquisition of Anubis Solutions, we will amortize, over a three year period, the purchase price amounts allocated to the assembled workforce of $1.0 million, covenants not to compete of $269,000, acquired technology of $2.0 million and goodwill of $921,000.

Results of Operations for the Years Ended December 31, 1999, 1998 and 1997

Net Revenues

      Total net revenues. Total net revenues increased to $1.3 million for 1999 from $190,000 in 1998. Total net revenues increased to $190,000 in 1998 from $15,000 in 1997. For 1999, Retek accounted for 29% of our total net revenues, for 1998, ZDTV and Sprint accounted for 17% and 13% of total net revenues, and for 1997, Virtual Vineyards and Yahoo! accounted for 67% and 33% of total net revenues.

      License revenues. License revenues increased to $639,000, or 48% of total net revenues, in 1999 from $24,000, or 13% of total net revenues, in 1998. This increase in license revenues in absolute dollar amounts and as a percentage of total net revenues was due to an increase in the number of licenses sold and reflects of the growing market acceptance of our Essentials product in 1999. License revenues increased to $24,000 in 1998 from $10,000 in 1997 because our Essentials product line was released in June 1998.

      Service revenues. Service revenues increased to $704,000 for 1999 from $166,000 in 1998. Service revenues increased to $166,000 for 1998 from $5,000 in 1997. The increase in service revenues, which is primarily professional services fees, in both periods was due to an increase in the number of customers and sales of product licenses. Service revenues for 1999 includes $390,000 in professional fees from a data-warehousing consulting arrangement from the Anubis Solutions Incorporated acquisition. As a percentage of total net revenues, service revenues decreased to 52% in 1999 from 87% in 1998. The decrease in service revenues as a percentage of total net revenues in 1999 was due to Essentials license sales outpacing the growth in service revenues, and generally reflects a shift in our revenues mix toward license revenues. We believe that service revenues will continue to increase in absolute dollar amounts, but not as a percentage of total net revenues.

Cost of Revenues

      Cost of license revenues. Cost of license revenues consists of license fees due to third parties under technology license arrangements and has not been significant to date. Product license cost increased to $23,000 in 1999 from $10,000 in 1998. Cost of license revenues in 1997 were insignificant.

      Cost of service revenues. Service costs include salary expense and other related costs for our professional service group as well as third-third party contractor expenses. Cost of service revenues increased to $1.9 million, or 275% of service revenues in 1999 from $97,000, or 58% of service revenues in 1998. The increase in cost of service revenues in absolute dollars resulted primarily from the addition of employees from the Anubis acquisition and subcontracting of consulting services to support customer demand for our consulting services. Cost of service revenues as a percentage of service revenues can be expected to vary from period to period depending on the mix of services we provide, whether such services are provided by us or third-party contractors, and overall utilization rates.

Operating Expenses

      Research and development. Research and development expenses consist primarily of personnel costs to support product development. Research and development expenses increased to $2.5 million in 1999 from $1.1 million in 1998, representing 190% and 569% of total net revenues, respectively. Research and development expenses increased to $1.1 million in 1998 from $506,000 in 1997. The increase in absolute dollars in these periods was due to the increase in engineering personnel engaged in expanding our product pipeline. We believe that continued investment in research and development is critical to maintaining a competitive advantage, and, as a result, we expect research and development expenses to increase in absolute dollars in future periods.

      Sales and marketing. Sales and marketing expenses consist primarily of salaries and other related costs for sales and marketing personnel, sales commissions, public relations, tradeshows, travel, marketing materials and advertising. Sales and marketing expenses increased to $4.3 million in 1999 from $1.3 million in 1998, representing 323% and 672% of total net revenues, respectively. Sales and marketing expenses increased to $1.3 million in 1998 from $270,000 in 1997. Sales and marketing expenses increased in absolute dollars in these periods due to a significant increase in sales and marketing personnel, higher commissions resulting from the absolute dollar growth in our bookings and increased marketing program expenditures. We expect that the absolute dollar amount of sales and marketing expenses will continue to increase due to the planned growth of our sales force, including the establishment of sales offices in additional domestic and international locations, and due to expected additional increases in advertising and marketing programs and other promotional activities.

      General and administrative. General and administrative expenses consist primarily of salaries and other related costs of operations and finance employees, legal and accounting services and certain facilities-related expenses. General and administrative expenses increased to $1.0 million in 1999 from $468,000 in 1998, representing 76% and 246% of total net revenues, respectively. General and administrative expenses increased to $468,000 in 1998 from $134,000 in 1997. The increase in absolute dollars for these periods was due to increased personnel and facility expenses necessary to support our expanding operations. General and administrative expenses decreased as a percentage of total net revenues primarily because significant revenue growth outpaced increases in general and administrative expenditures. We believe general and administrative expenditures will increase in absolute dollars as we expect to increase staffing and infrastructure expenses to support our continued growth. We expect general and administrative expenses to increase substantially once we become a public company due to the additional reporting requirements and as we hire additional general and administrative personnel.

      Stock-based compensation. In 1999 we recorded stock-based compensation for the difference between either the price of stock issued or the exercise price of stock option grants and the deemed fair market value of our common stock at the time of grant. We recorded an aggregate stock-based compensation charge of $3.2 million in 1999. Stock-based compensation is amortized over the vesting period of the underlying options, which is generally four years, based on an accelerated vesting method. We recorded stock-based compensation expense of $690,000 for the year ended December 31, 1999.

      Amortization of intangible assets. In connection with our acquisition of Anubis Solutions Incorporated, we will amortize, over a three-year period, the purchase price amounts allocated to the assembled workforce of $1.0 million, acquired technology of $2.0 million, covenants not to compete of $269,000 and goodwill of $921,000.

Quarterly Operating Results

                                                 Quarter Ended
                                -------------------------------------------------
                                March 31, June 30,  Sept. 30, Dec. 31,  March 31,
                                  1999      1999      1999      1999      2000
                                --------- --------  --------- --------  ---------
                                                  (unaudited)
                                                (in thousands)
Net revenues:
  License revenues.............  $    65  $    81    $   162  $   331   $    645
  Service revenues.............       37       75         66      526        568
                                 -------  -------    -------  -------   --------
     Total net revenues........      102      156        228      857      1,213
                                 -------  -------    -------  -------   --------
Cost of revenues:
  Cost of license revenues.....        8        4          5        6         26
  Cost of services revenues....      131      341        452    1,014      1,344
                                 -------  -------    -------  -------   --------
     Total cost of revenues....      139      345        457    1,020      1,370
                                 -------  -------    -------  -------   --------
Gross loss.....................      (37)    (189)      (229)    (163)      (157)
                                 -------  -------    -------  -------   --------
Operating expenses:
  Research and development.....      471      530        740      808        947
  Sales and marketing..........      667      888      1,232    1,549      2,857
  General and administrative...      192      127        199      506      1,652
  Stock-based compensation.....        3      136        207      344      8,030
  Amortization of intangible
    assets.....................       --       --         --      350        350
                                 -------  -------    -------  -------   --------
     Total operating expenses..    1,333    1,681      2,378    3,557     13,836
                                 -------  -------    -------  -------   --------
Operating loss.................   (1,370)  (1,870)    (2,607)  (3,720)   (13,993)
Other income (expense), net....       19        8         59      154        147
                                 -------  -------    -------  -------   --------
Net loss.......................  $(1,351) $(1,862)   $(2,548) $(3,566)  $(13,846)
                                 =======  =======    =======  =======   ========

Liquidity and Capital Resources

      We have funded our operations since inception primarily through private placements of our equity securities, raising net proceeds of approximately $27.6 million through March 31, 2000. At March 31, 2000, our principal sources of liquidity included approximately $9.9 million of cash and cash equivalents.

      Net cash used in operating activities was $3.3 million for the three months ended March 31, 2000 and $1.3 million for the same period in 1999. Net cash used in operating activities was $865,000 in 1997, $2.5 million in 1998 and $6.8 million in 1999. These increases were primarily due to increased net losses. Net cash used in investing activities was $1.1 million for the three months ended March 31, 2000 and $166,000 for the same period in 1999. Net cash used in investing activities was $16,000 in 1997, $197,000 in 1998 and $2.7 million in 1999. These increases were primarily due to capital expenditures for computers and equipment. Net cash provided by financing activities was $2.6 million for the three months ended March 31, 2000 and zero for the same period in 1999. Net cash provided by financing activities was $891,000 in 1997, $6.0 million in 1998 and $17.9 million in 1999. These increases were primarily related to the sale of preferred stock.

      On March 31, 2000, we signed a credit facility consisting of a $3.0 million equipment lease line and a revolving line of credit that provides for borrowings of up to the lesser of $1.0 million or 85% of eligible accounts receivable, which generally includes all balances aged less than 60 days. Our line of credit bears interest at the bank's prime lending rate plus 2.0%. As of March 31, 2000, there were no balances outstanding under either portion of the credit facility.

      We expect to experience significant growth in our operating expenses for the foreseeable future in order to execute our business plan. As a result, we anticipate that operating expenses and planned capital expenditures will constitute a material use of our cash resources. Our capital requirements depend on numerous factors, including hosting, developing, marketing, selling and supporting our products, the timing and extent of establishing international operations, and other factors. We expect to devote substantial resources to hiring additional research and development personnel to support the development of new products and new versions of existing products. We expect sales and marketing expenses to increase substantially as we hire additional sales and marketing personnel, increase spending on advertising and marketing programs and establish sales offices in additional domestic and international locations.

      We currently anticipate that the net proceeds from this offering, together with our current cash and cash equivalents, and our credit facility, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next twelve months. However, we may need to raise additional funds sooner to fund more rapid expansion, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies.

Recent Accounting Pronouncements

      In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 133, or SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133, as amended by SFAS 137, establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133 will be effective for fiscal years beginning after June 15, 2000. We do not currently hold derivative instruments or engage in hedging activities.

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101, Revenue Recognition, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the Securities and Exchange Commission. Staff Accounting Bulletin 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. We believe that our current revenue recognition policy is in compliance with Staff Accounting Bulletin 101.

      In March 2000, the FASB issued Interpretation No. 44, ("FIN44"), Accounting for Certain Transactions Involving Stock Compensation--An Interpretation of APB 25. This Interpretation clarifies the definition of employee for purposes of applying an existing FASB opinion, the criteria for determining whether a plan qualifies us as a non compensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. Personify has not yet determined the impact, if any, of adopting this Interpretation.

Qualitative and Quantitative Disclosures about Market Risk

      We provide our services to customers only in the United States. As a result, it is unlikely that our financial results could be directly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. All of our sales are currently denominated in U.S. dollars.

      Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we can earn on our investment portfolio and on the increase or decrease in the amount of interest expense we must pay on our outstanding debt instruments. The risk associated with fluctuating interest expense is limited, however, to the exposure related to those debt instruments and credit facilities which are tied to market rates. We do not plan to use derivative financial instruments in our investment portfolio. We plan to ensure the safety and preservation of our invested principal funds by limiting default risk, market risk and reinvestment risk. We plan to mitigate default risk by investing in investment-grade securities.

                                    BUSINESS

      The following description of our business should be read in conjunction with the information included elsewhere in this prospectus. The description contains certain forward-looking statements that involve risks and uncertainties. When used in this prospectus, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" and similar expressions as they relate to us are included to identify forward-looking statements. Our actual results could differ materially from the results discussed in the forward-looking statements as a result of certain of the risk factors set forth elsewhere in this prospectus.

Overview

      We provide e-business software that enables companies to measure, analyze and optimize customer-focused profitability metrics. We believe the insight that companies gain from using our software will enable them to accelerate growth and profitability at every stage of their e-business evolution. Our customers consist of large, traditional businesses such as Volvo and REI and prominent internet-based companies such as Living.com and Petopia.com.

Industry Background

      The internet has emerged as a prominent and fast-growing commerce and communications medium for businesses and consumers. International Data Corporation, an independent research firm, projects that internet commerce transactions will exceed $1 trillion in 2003. As part of the internet's commercial rise, a large number of new internet companies, or e-businesses, have emerged, causing many traditional companies to respond with their own e-business initiatives.

      Many early e-businesses emphasized rapid acquisition of prospective customers while deferring profitability. However, the low barriers to entry for new e-businesses, coupled with the low switching costs for consumers, led to intense competition, particularly in converting prospects to customers and then making those customers loyal. Forrester Research, an independent research firm, estimates that the average e-commerce site converts less than 3% of its visitors to paying customers. Of this 3%, even fewer are retained as consistent, loyal patrons. Accordingly, e-businesses that spent heavily on attracting visitors to their websites are facing the resulting problem of converting those prospects into paying customers and retaining enough customers to sustain a profitable business.

      To achieve and grow profitable customer relationships, many e-businesses are seeking to exploit an advantage unique to the internet: e-businesses collect significantly more behavioral data about prospects' and customers' interests and tendencies than do traditional businesses. E-businesses should be able to leverage this data to more efficiently attract, convert and retain customers. However, many e-businesses are realizing little value from their internet behavioral data because of the data's enormous volume and complexity. For example, in a matter of months a large e-business can generate a terabyte, or 1,000,000,000,000 bytes, of raw data in a variety of forms, such as where people clicked and what they bought. Integrating disparate forms of data at such scale is a challenge particular to e-businesses. Traditional companies with e-business initiatives face the additional challenge of incorporating data collected in their offline divisions to build comprehensive profiles of prospects and customers. Finally, e-businesses seek ways to maximize the value of their data by extrapolating from what they know about customers to make predictions about customer behavior and interest in new offerings.

      A crucial step for an e-business seeking to leverage its internet behavioral data is to refine the raw data into behavioral profiles, which can be anonymous to protect privacy. A profile is a collection of information about an individual web user's behavioral patterns. Profiles can be developed by gathering information on users' browsing or purchasing behavior, information users voluntarily supply to websites and information contained in offline databases. A profile can record how a prospect arrived at an e-business' website, which products were viewed, which products were placed in the online shopping cart, whether any items were discarded and which items were ultimately purchased. An e-business can aggregate and analyze these profiles, which typically number in the millions, to define key audience segments. By analyzing segment behavior, an e-business can develop insights that allow it to more effectively target prospects, lower the cost of customer acquisition and increase loyalty by personalizing services and offers to customers' interests.

      Most software products and services focused on helping e-businesses understand their audience suffer from one or more of the following limitations:

      Not built for the internet or privacy. Many companies offer CRM, or customer relationship management, products that enable the creation and analysis of customer profiles. However, these companies built their technologies for traditional offline data, not for the more demanding challenges of internet behavioral data. As a result, when e-businesses seek to use traditional CRM products, they often can profile only the small percentage of people who actually become paying customers, ignoring the far larger percentage of prospects. In addition, traditional CRM products typically compile profiles with personally identifiable information, which is useful for telemarketing, for example, and do not offer their customers the option of preserving web users' privacy. Because of high privacy sensitivities on the internet, privacy-protection features are notable in their absence.

      Built for the internet but not built for profiles. Although a small number of companies offer website analysis products tailored to handle internet behavioral data, their products do not organize the data as profiles about prospects and customers but instead merely count web-page clicks. Many e-businesses seek a more nuanced view in which they can discover and analyze audience segments, relate those segments' behavior to the performance of marketing programs, and target offers and incentives to particular segments' interests.

      Not tailored to specific e-business problems. Few software solutions are built to address specific e-business problems, such as analyzing and optimizing the percentage of prospects that become customers. As a result, e-businesses sometimes resort to using general-purpose software tools to develop custom applications that address the problems they face. However, the underlying tools' lack of specialization makes their use relatively slow and uneconomical. Furthermore e-businesses, like traditional businesses, face different problems at different stages of their development, and even when e-businesses find software designed to address specific e-business problems, the software is seldom flexible enough to support the e-business through later stages of evolution.

      As a result, e-businesses are seeking software to help them refine raw internet data into profiles of prospects and customers which can be analyzed for business insight and used to target personalized offerings.

Solution

      Our solution allows e-businesses to measure, analyze and optimize metrics such as the percentage of prospects that become customers, the return on investment for advertising spending and the rate at which shoppers fail to purchase items they initially place in their online shopping carts. Benefits of our solution include:

      E-centric behavioral profiling. Our products are designed and built for the internet, which we call being e-centric, enabling them to create behavioral profiles from large volumes of complex e-business data. A single large Personify customer can generate on the order of 10 gigabytes of behavioral data per day, all of which our system must process and then integrate with other sources of data to maintain that customer's profile database. Our software enables our customers to analyze the profiles and use them to target their communications through personalized email and web pages.

      Predictive modeling. Our technologies includes predictive modeling tailored specifically for internet behavioral data. E-businesses using our proprietary, multidimensional modeling algorithms can discover previously hidden segments within an e-business audience. Companies can then use the segment information to better market and sell to prospects and customers. For example, companies have used our products to determine which prospects and customers will likely contribute a disproportionate share of revenue and then to redirect marketing initiatives to appeal to these visitors.

      Value at every stage. We believe our solution enables a company to accelerate growth and profitability at each stage of its e-business evolution:

    . Entry stage. Our products provide a market-entry stage e-business with the means to better measure, analyze and optimize customer acquisition. For example, an e-business can use our software to determine how to allocate limited advertising dollars based on the quality of customers and prospects each advertising venue delivers.

    . Emerging stage. Our products provide an emerging e-business with tools to improve sales by determining the effectiveness of its content, promotions and website design. For example, an e-business can use our software to understand which prospects most frequently convert to customers as well as the circumstances under which online shopping cart abandonment tends to occur.

    . Established stage. Our products provide an established e-business with means to merchandise its products and services. For example, an e-business can use our software to identify opportunities to offer complementary products to those a customer has already selected.

    . Experienced stage. Our products help the experienced e-business maximize the lifetime value of its customer relationships. For example, an e-business can use our software to identify high-value or at-risk customers and target them with appropriate incentives.

      Measurable results. We enable our customers to measure the benefits of our solution, generally including increased prospect-to-customer conversion rates, reduced abandoned online shopping carts and increased repeat sales. These results are quantifiable and facilitate evaluation of return on investment.

      Experience and best practices. We believe that our current software products and service methodologies embody best practices developed from developing and deploying our technology since the emergence of e-business. Because e-business is still in its infancy, we believe that the practical knowledge we have gained from implementing our solution for over 70 customers is a significant competitive advantage in producing results for our customers, sales, client services and product development.

Strategy

      Our objective is to become the leading provider of e-business software that enables companies to rapidly accelerate growth and profitability at every stage of their e-business evolution. To achieve this goal we plan to:

      Extend our technology and product leadership. We intend to enhance our products' core functions and analytical features to support the rapid growth of our customers' data. We also expect to focus our development efforts on building function-specific software, which we call Accelerators, and offering industry-specific products for companies and business-to-business exchanges in various industries such as automotive and apparel.

      Leverage our installed customer base. We intend to leverage our customer base to gain new customers and to expand relationships with existing customers. With over 70 prominent web-based and Global 2000 customers, we expect to more easily and rapidly acquire additional e-business customers. In addition, since all of our customers have significant e-business initiatives, we are able to learn from them and incorporate this knowledge into our new products, many of which we expect existing customers to purchase.

      Expand strategic relationships. We have established strategic relationships with prominent technology and professional services companies, such as Deloitte Consulting, Ernst & Young and marchFIRST. Each of these three companies has agreed to commit resources to promote, sell and deploy our products. We intend to leverage these companies' sales forces and services teams to extend our reach while allowing us to focus on developing software. We intend to expand these strategic relationships as well as to establish additional relationships with strategic companies such as international distributors and system integrators.

      Promote customer choice by extending product compatibility. We intend to extend our products' compatibility with other providers' complementary software. Because of the rapidly evolving nature of e-business technology, we believe that specialized, best-of-breed vendors will continue to thrive against companies who attempt to aggregate disparate functions. Since most e-businesses depend on different software technologies, often from multiple vendors, we believe we will have a competitive advantage by providing open integration capabilities between our system and other systems. We intend to continue to develop application-programming interfaces for exchanging profiles among different software systems.

      Rapid development and deployment. We have structured our software and our service methodologies for rapid development and deployment of products. For example, our Accelerators run on a common base platform which significantly reduces time spent on development and testing. In addition, because our technologies all work over the internet, we can configure and run customers' applications in-house allowing us to rapidly deploy our products. We intend to continue emphasizing rapid deployment and ease of use as we design new products. We believe that this strategy will enable our customers to realize the benefits of our solution faster, allowing them to reach profitability sooner.

Products and Services

      We offer software products and service packages either directly or indirectly through third parties with which we have contractual relationships. These products and service packages include:

      Essentials is our core software application product which generates and maintains a customer's database of behavioral profiles and related information. In addition, Essentials provides a set of analytical and statistical tools, which customers can access from any internet-connected device. To the extent necessary, we also offer our customers Connectors, which read specialized data formats and communicate with other systems. Our customers pay a license fee for Essentials based on the number of profiles generated over time. We offer Essentials bundled with one or more of our Accelerators.

      We offer our customers software applications that operate on the Essentials platform. The following are among our current software solutions:

--------------------------------------------------------------------------------

  Software Solution   Measures and Analyzes                      Helps Optimize
----------------------------------------------------------------------------------------
  Shopping-cart       The rate at which customers of e-          Prevention of lost
  abandonment         businesses select products for purchase    customers and sales
                      but fail to complete a transaction
----------------------------------------------------------------------------------------
  Advertising return  The rate of return on advertising          Customer acquisition
  on investment       spending                                   cost
----------------------------------------------------------------------------------------
  Repeat visit        The frequency of customers' return to an   Customer retention
  performance         e-business' website
----------------------------------------------------------------------------------------
  Targeted email      The response and conversion rates          Reach and effectiveness
  effectiveness       associated with different types of email   of email targeting
                      marketing campaigns
----------------------------------------------------------------------------------------
  Behavioral          Statistical discovery of behavioral        Explanation and
  segmentation        groups within an e-business' audience      prediction of
                                                                 prospects' and
                                                                 customers' preferences
                                                                 and motivations
----------------------------------------------------------------------------------------
  Cross-selling       The degree to which specific products or   Revenue per customer
  analysis            categories of products are common to       visit
                      prospects' browsing and customers'
                      purchasing patterns
----------------------------------------------------------------------------------------
  Content return on   The association between an e-business'     Investment in web
  investment          web content and revenue                    design and content
----------------------------------------------------------------------------------------
  Lifetime value      The actual or projected amount of          Customer profitability
                      lifetime spending and costs associated
                      with specific customers or groups of
                      customers
----------------------------------------------------------------------------------------
  Support analysis    Measures the efficiency and customer       Cost of customer
                      satisfaction of an e-business' customer    satisfaction
                      support operations
----------------------------------------------------------------------------------------
  Affiliate           The rate of return on an e-business'       Customer acquisition
  effectiveness       affiliate marketing relationships          cost
----------------------------------------------------------------------------------------
  Look-to-buy         The rate at which an e-business'           Promotional and
  conversion          prospects convert to customers             merchandising choices
----------------------------------------------------------------------------------------

      We also offer a line of products, which we refer to as Proactive, that allows our customers to export profiles generated by Essentials for use in external systems, including personalization systems and targeted-email systems. We began selling our first Proactive product, Proactive Profile Exchange, in January 2000.

      Central. Central allows our customers to outsource the hosting and administration of Personify's software, with Personify serving as the application service provider. Customers sign yearly contracts for the Central service, in addition to product licensing fees.

      Design for Measurability. Design for Measurability, or DFM, is a consulting methodology with accompanying services that evaluates the quality of a customer's e-business data and the processes that create the data. A DFM engagement produces specific recommendations intended to increase the value of the customer's data. Customers typically purchase our DFM services in connection with major revisions to their web infrastructures or prior to deploying our products.

      Deployment Services. Customers typically purchase Deployment Services to implement our products and integrate them with existing systems. We usually begin our deployment shortly after we enter into a contract for the sale of our products. Deployments typically require between 30 days and 90 days to complete. Because our products are web-based, we can perform much of the deployment work from our office rather than at the customer's site. This ability results in significant cost savings, better employee morale and reduced intrusion into the customer's operations.

      Growth Services. Growth Services assist our customers in maximizing the benefits of our products. These services include consultation on analytical processes, systematic measurement and testing, and targeting of offers.

Customers

      We began selling Essentials in June 1998 and, as of December 31, 1999, we had over 70 customers. Our customers consist of a diverse group of companies operating in many industries throughout the United States, ranging from traditional Global 2000 companies to prominent web-based companies. For the year ended December 31, 1999, Retek accounted for approximately 29% of our revenues. For the year ended December 1998, ZDTV accounted for approximately 17% of our revenues and Sprint accounted for approximately 13% of our revenues. For the year ended December 31, 1997, Virtual Vineyards accounted for 67% of our revenues and Yahoo! accounted for 33% of our revenues. Since January 1, 1999, customers to which we sold at least $25,000 of products or services include:

    800.com                   Family Wonder            OurHouse.com
    barnesandnoble.com        First Union              Peet's Coffee & Tea
    Beveragemall.com            National Bank          Perfect.com
    BigVine                   Gear.com                 Petopia.com
    Blue Shield of            govWorks.com             Proflowers.com
      California              hifi.com                 RealEstate.com
      (Mylifepath.com)        HomeWarehouse            REI
    cameraworld.com           Homestore.com            Retek
    CDW                       Hoovers Online           SayIt.com
    ConsumerReview.com        IntelligentLife          shine!
    Creative Labs               (Saks and Taylor)      ShoppingList.com
    Diamond Multimedia        J. Crew                  Specialized
    Discovery                 Keen.com                 SportingAuction
    drkoop.com                Launch                   style365.com
    drugstore.com             Living.com               Talk City
    egghead.com/Onsale        L.L. Bean                TechRepublic
    Egreetings                LucasFilms               BeautyScene.com
    eHow.com                  Midwest Express          Tupperware
    Embark.com                Ninth House Network      Volvo
    Esprit                    Nordstrom.com            Williams-Sonoma
    eToys                     Ofoto

Selected Case Studies

      The following case studies illustrate different uses of our products. Customers described in these case studies purchased products from us since January 1, 1999.

--------------------------------------------------------------------------------

  Customer            Case Study
------------------------------------------------------------------------------
  Petopia.com         Petopia.com, an internet retailer of pet food, animal
                      care products, toys and information to pet enthusiasts,
                      used Essentials to better understand its web audience.
                      Working with Personify, the Petopia.com marketing team
                      discovered a behavioral segment that was substantially
                      more likely than average to purchase products. This
                      insight enabled Petopia.com to reorient its spending on
                      content, promotions and advertising to maximize the
                      presence and yield of this customer segment.
------------------------------------------------------------------------------
  Hoovers Online      Hoovers Online, a leading source of business-to-business
                      information on the internet, used Essentials to optimize
                      its advertising and promotional spending. Using our
                      products, Hoovers Online discovered a behavioral segment
                      that was more than three times as likely as its overall
                      audience to subscribe to Hoover's services. Personify
                      also helped Hoovers Online identify advertising buys
                      projected to be up to eight times more effective at
                      attracting this segment to its website.
------------------------------------------------------------------------------
  Volvo               Volvo, a leading automotive brand, used Essentials to
                      analyze the effectiveness of its website's features and
                      content. Volvo had invested in lifestyle and cultural
                      content to attract repeat visits and greater audience
                      involvement over time. Using our products, Volvo
                      discovered that it could attract more repeat visitors by
                      providing greater product detail and product-related
                      content and fewer cultural and lifestyle features. This
                      insight enabled Volvo to make better informed
                      investments in its internet marketing efforts.
------------------------------------------------------------------------------
  Blue Shield of      Mylifepath.com, an online healthcare news and
  California          information service provided by Blue Shield of
  (Mylifepath.com)    California, used Essentials to discover the behaviors of
                      their online visitors and compare those against the
                      properties of known segments in Blue Shield of
                      California's offline customer base. In particular, they
                      were interested in enriching the customer experience of
                      their primary target segment, well-educated, health-
                      conscious consumers skeptical of traditional medicine.
                      By gaining insight into how these consumers search for
                      information, explore alternative medicine options and
                      approach wellness, Mylifepath.com revised their
                      newsletters and content to increase customer
                      satisfaction and retention.
------------------------------------------------------------------------------

Strategic Relationships

      We seek to enter into strategic relationships with third parties to assist us in marketing, selling and deploying our products. We currently have over 20 relationships which fall into the following categories:

      Strategic alliances. We have strategic alliances with Deloitte Consulting, Ernst & Young and marchFIRST, which is the entity formed from the merger of Whittman-Hart and USWeb/CKS. We believe that these relationships will facilitate the accelerated adoption and deployment of our products.

    . Deloitte Consulting and Ernst & Young have made an equity investment in us and have agreed to commit resources to promote, sell and deploy our products. In order to improve their opportunity to generate service fees, each of these entities has committed resources to training their consultants on our products, co-marketing our products with their services and incorporating our products into their customer relationship management marketing strategies. Both firms are also making investments of resources to further our joint education and training, professional services and sales processes. In return, we are providing training, apprenticeships and joint professional service engagement opportunities to further the alliances.

    . Our relationship with marchFIRST encourages both companies to jointly pursue business and shared customer opportunities as well as facilitate the training of marchFIRST's consultants on Personify products.

      In addition to these strategic alliances, we have relationships with interactive and traditional services firms such as Echolink, Fort Point Partners, iXL Enterprises, Lot 21, Prophet, Sapient, SFInteractive and xCelerate. These companies have referred customers to us and, in some cases, have performed Personify-related services.

      E-business technology relationships. We have e-business technology relationships with a number of companies in an effort to facilitate the integration and co-marketing of our products with the offerings made by these companies. These relationships include Axciom, Art Technology Group, Digital Impact, Interwoven, MessageMedia, Post Communications, a subsidiary of Netcentives, Responsys.com and Vignette.

      Technology platform relationships. We have platform relationships with IBM, Microsoft, Oracle and Sun Microsystems to ensure that our products are based on industry standards and take advantage of current and emerging technologies. These relationships enable us to focus on our core competencies, reduce time to market and simplify the task of designing and developing applications.

Technology

      Our primary product, Essentials, contains several software technologies that differentiate our offerings from those of other companies. Our technologies include:

      Web ETL. Extraction, transformation and loading, or ETL, is a well established technology for processing data in traditional enterprises. We have developed and deployed a version of ETL specialized for the scale and complexity of web behavioral data, which we refer to as Web ETL. Web ETL allows us to extract data from offline and online sources, transform that raw data into profiles of visitors and prospects, and finally integrate and load those profiles into a unified database.

      Beacons. We have developed a methodology and supporting software that facilitates defining profiles, analyses, and targeting in terms relevant to business objectives and work processes. We refer to this technology as Beacons. By using Beacons, ordinary business users can look at their data, highlight important profile characteristics and hide irrelevant data in ways that they find intuitive. Then, when the users perform analyses or create target groups for personalized offerings, the Beacons view allows them to access the full extent of the underlying data without the burden of its complexity.

      Web-optimized predictive modeling. Predictive modeling enables companies to use data about prospects and customers to predict future behavior. We designed our technology to exceed traditional predictive-modeling capabilities by optimizing our techniques for the scale and complexity of web behavioral data. Currently, our customers use our web-optimized predictive modeling primarily to generate statistically derived segments of their audiences. In addition, our software architecture has been designed to support additional predictive software applications, which we intend to release in future products.

      Behavioral OLAP. Traditional OLAP, or online analytical processing, is a technology for representing large amounts of data to facilitate rapid answers to complex questions. Traditional OLAP tools are often unable to efficiently handle the massive volume and complexity of web-generated behavioral data. In response, we developed an OLAP technology specifically designed for web behavioral data.

      Accelerator Framework. We have developed a software interface, the Accelerator Framework, which enables the rapid development and deployment of Accelerators. By providing access to a common set of profiling and analytical technologies, this interface allows us to focus our Accelerators development efforts on the unique user-interface and workflow characteristics of specific Accelerators.

      Proactive Framework. Through our Proactive Framework, we enable our customers to extract information from their Essentials profile databases for use by the customer's other applications, such as a personalization system. Currently, companies such Art Technology Group, Digital Impact, Interwoven, MarketFirst, MessageMedia, Post Communications and Responsys.com have announced their support of our Proactive Framework for integrating Personify-generated profiles with their products and services.

      Access across the internet. Users can access Essentials from anywhere with an internet connection, using Microsoft's Internet Explorer 5 Web-browser software. As a result, customers do not need to manually install our software on each user's computer; they only need to install our software on a single server. This configuration is designed to reduce administration costs at customers' sites. In addition, this enables us to provide our customers with the option to use our software as a service through our Central offering, where we host and administer the product for customers.

Sales and Marketing

      We target our products to large, traditional companies with web divisions and prominent internet-based companies. We sell our products through a direct sales force based in San Francisco, with satellite offices in Atlanta, Boston, Chicago, Los Angeles, New York City, McLean, Virginia and Blue Bell, Pennsylvania. In addition, our products are marketed and referred to customers through our relationships with services and technology companies.

      Our direct sales team is focused on developing customer relationships with companies based upon geographic location, industry or strategic account designation. We use a combination of field sales representatives and in-house sales development representatives to target senior management across key functional areas and to develop an understanding and commitment from the ultimate decision-maker.

      We currently sell our products primarily in the United States. We intend to expand our international sales presence by leveraging our relationships with global services organizations.

Competition

      The market for our products is highly competitive and rapidly evolving with both new entrants and the consolidation of many existing companies into larger entities. In this environment, we have a variety of direct and indirect competitors. The functionality offered by these competitors' products and services overlaps in varying degrees with our products' functionality.

      We believe three primary types of companies compete with us, including:

      Packaged analytical application vendors. Packaged analytical application vendors, such as E.piphany and Broadbase, offer suites of analytical applications, components of which overlap with our products' functionality. Recently, these companies have acquired other software firms to extend their offerings to handle marketing campaign management and, in E.piphany's case, sales-force automation.

      Website analysis vendors. Companies such as Accrue, NetGenesis and WebTrends provide software focused on analyzing website traffic. Traditionally, these companies' products enabled analyses centered on Website characteristics, such as the popularity of individual website pages, rather than analyses of behavioral profiles.

      In-house development efforts using generalized tools. Potential customers may attempt to create in-house software with functionality similar to those we offer, using generalized decision-support and database software tools to develop customized applications.

      Other companies, such as BroadVision, Net Perceptions and Vignette, provide products that contain certain components which overlap with elements of our functionality. Although prospective customers may perceive the products offered by these companies as substitutes for our products, we believe that our products are complementary to their core offerings. For example, many customers run our software in conjunction with BroadVision's, Net Perceptions' and Vignette's software.

      We expect that we will encounter many additional competitors, either in our present market or in new markets we may choose to pursue in the future. These competitors may include not only new companies, but also existing companies in the enterprise software market, such as Microsoft, Oracle, Siebel and SAP.

      We believe that customers make decisions between our and our competitors' products primarily on the basis of product features, technical performance, data capacity, ease of deployment, ease of use, ease of integration with other systems, ease of maintenance, and price. We believe that we currently compete favorably with respect to these factors, but the markets for our products are still rapidly evolving. In the future, we may not be able to compete successfully against current and potential competitors.

      In addition, current and potential competitors have established or may establish relationships among themselves or with third parties to increase the ability of their products to address consumer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant marketshare. We also expect that competition will increase as a result of industry consolidations.

Employees

      As of December 31, 1999, we had a total of 82 employees. Our employees are not represented by any collective bargaining unit, and we have never experienced a work stoppage. We believe our relations with our employees are good.

      In September 1999, we acquired Anubis Solutions Incorporated, a data-warehousing technology and services company. Through this transaction, we acquired 28 employees, many of whom comprise our client services group.

Facilities

      Our primary administrative, sales, marketing, research and development facility is currently located in San Francisco, California and consists of approximately 18,000 square feet of office space held under four leases and subleases all of which expire in May 2000. We intend to relocate and consolidate our operations in the second quarter of 2000 to a new facility in San Francisco, California. The new facility consists of approximately 45,000 square feet under a five-year lease with expansion options.

Legal Proceedings

      Although we are not currently a party to any litigation, we may from time to time become involved in litigation relating to claims arising from our ordinary course of business.

                                   MANAGEMENT

Executive Officers and Directors

      The following table sets forth, as of May 12, 2000, certain information concerning our executive officers and directors:

     Name                               Age Position
     ----                               --- --------
     Love Goel.........................  28 Chief Executive Officer and Director
     Barry Wright......................  50 President
     Steve Krause......................  32 Chief Technical Officer and Director
     Richard Vinchesi..................  33 Chief Financial Officer
     Derek Yeager-Mazula...............  37 Vice President, Operations
     Philip D. Black...................  33 Director
     Andrew V. Johnson.................  44 Director
     Lucio L. Lanza....................  56 Chairman of the Board of Directors
     Jerry Reitman.....................  62 Director
     W. Ferrell Sanders................  63 Director

      Love Goel has served as our Chief Executive Officer since May 2000, has been a member of our board of directors since February 2000 and from January 2000 to May 2000 served as a consultant to our company. From March 1998 to February 2000, Mr. Goel served as chief operating officer of the e-Commerce division of Fingerhut Companies, a retail catalog company. From July 1996 to February 1998, Mr. Goel was employed by Deloitte Consulting, a management consulting firm, as a senior consultant. From August 1995 to June 1996, Mr. Goel was employed by MCI Systemhouse Inc., a systems integration division of MCI Worldcom. Mr. Goel holds a B.S. from the University of Minnesota.

      Barry Wright has served as our President since April 2000. From June 1999 to April 2000, Mr. Wright served as co-president of Aspect Communications Corporation, an electronic customer relationship management software company. From December 1994 to June 1999, Mr. Wright held various executive management positions at PeopleSoft, Inc., an enterprise resource planning software company, most recently as Senior Vice President, North American Operations. Mr. Wright holds a computer science degree from South London College.

      Steve Krause has served as our Chief Technical Officer since May 2000 and as a member of our board of directors since he co-founded our company in January 1996. From January 1996 to April 2000, Mr. Krause served as our President. From March 1994 to December 1995, Mr. Krause was a program manager at SRI International, one of the world's largest independent research, technology development and consulting organizations. From March 1990 to March 1994, Mr. Krause held several other positions at SRI including co-founding SRI's Media Futures Program in 1992 and leading the iVALs research project, one of the first efforts to analyze, segment and predict online consumer interests and preferences. Mr. Krause holds a B.A. in politics from the University of California at Santa Cruz.

      Richard Vinchesi has served as our Chief Financial Officer since July 1999. From August 1996 to August 1999, Mr. Vinchesi served as chief financial officer of Interact Electronic Marketing, Inc., a direct marketing company. From April 1998 to August 1999, Mr. Vinchesi also served as Chief Operating Officer at Interact Electronic Marketing. From January 1994 to August 1996,
Mr. Vinchesi was vice president, corporate finance at Salomon Brothers Inc., an investment banking firm. Mr. Vinchesi holds a B.S. in finance and economics from New York University and an M.B.A. from the J.L. Kellogg Graduate School of Management of Northwestern University.

      Derek Yeager-Mazula has been our Vice President, Operations since January 2000. From January 1999 to January 2000, Mr. Yeager-Mazula was the director of the e-Commerce division of Fingerhut Companies, a retail catalog company. From March 1995 to January 1999, Mr. Yeager-Mazula was a senior manager, consulting at Deloitte Consulting, a management consulting firm. Mr. Yeager-Mazula holds a B.A. in accounting from Iowa State University and an M.B.A. from the Wharton School of the University of Pennsylvania.

      Philip D. Black has served as a member of our board of directors since August 1999. Since February 1999, Mr. Black has been a managing member of Calvert Capital II, L.L.C., a venture capital investment firm. From January 1995 to February 1999, Mr. Black was a general partner at Weiss, Peck & Greer Venture Partners, a venture capital investment firm. Mr. Black serves on the board of directors of LifeMinders.com, Inc., an online direct marketing company. Mr. Black holds an A.B. in economics from Stanford University.

      Andrew V. Johnson has served as a member of our board of directors since February 2000. Since September 1998, Mr. Johnson has served as President, e-Commerce at Fingerhut Companies, Inc., a retail catalog company. From January 1995 to August 1998, Mr. Johnson served as Senior Vice President, Marketing at Fingerhut Companies, Inc. Mr. Johnson holds a B.S. from the University of Minnesota.

      Lucio L. Lanza has served as a member of our board of directors since May 1996 and was named Chairman of our board of directors in January 2000. Mr. Lanza is a limited partner of Presidio Management Group IV, L.P., a venture capital investment firm, a position he has held since January 1996. From December 1995 to December 1995, Mr. Lanza served as Chief Executive Officer of Lanza Consulting Group. Mr. Lanza serves as Chairman of the board of directors of Artisan Components Inc., a supplier of silicon intellectual property to the semiconductor industry. Mr. Lanza holds a doctorate degree in electronic engineering from Politecnico of Milano.

      Jerry Reitman has served as a member of our board of directors since March 1998. From August 1985 until his retirement in January 1997, Mr. Reitman served as an executive vice president and director of integrated communicating at Leo Burnett Co., an international marketing advertising agency. Mr. Reitman also serves on the board of directors of Cadmus Communications Corp., a graphic communications company, and Eagle Food Centers Inc., a regional supermarket chain headquartered in Illinois. Mr. Reitman holds a B.S. in finance from Pennsylvania State University.

      W. Ferrell Sanders has served as a member of our board of directors since May 1998. Since January 1996, Mr. Sanders has been a general partner of Alloy Ventures, a venture capital investment firm, which was initially incorporated under the name of Asset Management Associates, Inc. From March 1987 to December 1995 Mr. Sanders was a general partner of Asset Management Company, a venture capital investment firm. Mr. Sanders also serves on the board of directors of Adaptec, Inc., a computer hardware and software company. Mr. Sanders holds a B.S. in electrical engineering from North Carolina State University and an M.B.A. from the University of Santa Clara.

Committees of the Board of Directors

      Our compensation committee consists of Mr. Black and Mr. Reitman. The compensation committee makes recommendations regarding our various incentive compensation and benefit plans and determines salaries for our executive officers and incentive compensation for our employees and consultants.

      Our audit committee consists of Mr. Black, Mr. Johnson and Mr. Sanders. The audit committee makes recommendations to our board of directors regarding the selection of our independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors and reviews and evaluates our control functions.

Board Composition

      We currently have seven directors authorized. Our board of directors is divided into three classes: class I, class II and class III, with each class serving staggered three-year terms. The class I directors, currently
Messrs. Sanders, Black and Krause, will stand for reelection at our 2001 annual meeting of stockholders. The class II directors, currently Messrs. Reitman and Johnson, will stand for reelection at our 2002 annual meeting of stockholders. The class III directors, Messrs. Goel and Lanza, will stand for reelection at our 2003 annual meeting of stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This staggered classification of our board of directors may have the effect of delaying or preventing changes in control or management. There are no family relationships among any of our directors, officers or key employees.

Compensation Committee Interlocks and Insider Participation

      None of the members of our compensation committee were, at any time since our formation, an officer or employee of our company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. See "Related Party Transactions" for a description of transactions between us and entities affiliated with members of our compensation committee.

Director Compensation

      Outside directors do not currently receive any cash compensation from us for their services as members of our board of directors except for reimbursement of reasonable expenses incurred in connection with serving as a director. We grant our outside directors an initial option to purchase 15,000 shares of our common stock on the date upon which such person first becomes an outside director, defined as a director not employed by the Company. After one initial grant, a director will be granted a subsequent option to purchase 5,000 shares each year on the date of our annual meeting of stockholders, if on that date he or she has served as a director for at least six months. The option grants have a term of ten years. Each initial option will vest as to 1/3 of the shares issuable under the option on each anniversary of the date of grant and each subsequent option grant will vest as to 100% of the shares issuable under the grant on the fourth anniversary of its date of grant. The exercise price of all options will be 100% of the fair market value per share of our common stock on the date of grant.

Executive Compensation

      The following table sets forth the compensation earned for the year ended December 31, 1999, by our chief executive officer and our two other most highly compensated executive officers, each of whose aggregate compensation during our last fiscal year exceeded $100,000:

                           Summary Compensation Table

                                                                 Long Term
                                                                Compensation
                                    Annual Compensation            Awards
                                ---------------------------- ------------------
                                                                 Securities
Name and Principal Position     Fiscal Year Salary   Bonus   Underlying Options
---------------------------     ----------- -------- ------- ------------------
Eileen H. Gittins..............    1999     $163,333      --           --
 Chief Executive Officer           1998      162,500 $20,000      390,400
                                   1997       98,000      --      248,920
Steve Krause...................    1999      130,000      --           --
 President                         1998      116,459      --      325,360
                                   1997       62,292      --           --
Richard Vinchesi...............    1999       78,461  20,000      284,131
 Chief Financial Officer

      Ms. Gittins terminated her employment with us as of January 2000.

      Mr. Krause became Chief Technology Officer in May 2000.

      Mr. Vinchesi was hired as an executive officer in July 1999 and is currently compensated at an annual rate of $180,000.

      Mr. Goel was hired as an executive officer subsequent to December 31, 1999 and is compensated at an annual rate of $300,000. Mr. Goel also received 1,691,000 shares of restricted stock at a purchase price of $5.25 per share. These shares are subject to a right of repurchase by us which lapsed immediately with respect to 140,988 shares and which lapses with respect to the remaining shares at a rate of 1/48 of the total number of shares at the end of each month beginning at the date Mr. Goel commenced employment with us, May 12, 2000. In connection with Mr. Goel's purchase of these shares, we loaned him $8,867,750 pursuant to a full recourse promissory note secured by the shares. From January 2000 to May 2000, we paid Mr. Goel approximately $180,827 for his consulting services to our company, of which $100,000 was paid to Mr. Goel as a bonus, $56,750 was paid to Mr. Goel as consulting fees and approximately $124,577 was paid to Mr. Goel as direct reimbursement for expenses. In addition, during this period we loaned Mr. Goel $50,000.

      Mr. Wright was hired as an executive officer subsequent to December 31, 1999 and is compensated at an annual rate of $200,000.

      Mr. Yeager-Mazula was hired as an executive officer subsequent to December 31, 1999 and is compensated at an annual rate of $130,000.

Option Grants in Last Fiscal Year

      The following table sets forth information with respect to stock options granted to each of the executive officers named in the summary compensation table in the fiscal year ended December 31, 1999, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

      In the fiscal year ended December 31, 1999, we granted options to purchase up to an aggregate of 2,439,725 shares to employees, directors and consultants. All options were granted under our equity incentive plan at exercise prices at or above the fair market value of our common stock on the date of grant, as determined in good faith by our board of directors. All options have a term of ten years. Optionees may pay the exercise price by cash, check, cancellation of any outstanding indebtedness of the option holder to us or delivery of already-owned shares of our common stock. All option shares listed in the table below vest over four years, with 25% of the option shares vesting one year after the option grantee date, and the remaining option shares vesting at a rate of 1/48 of the total number of shares per month.

                                                                                    Potential Realizable
                                                                                      Value at Assumed
                                                                                      Annual Rates of
                                                                                        Stock Price
                                                                                     Appreciation for
                                             Individual Grants                          Options Term
                         ---------------------------------------------------------- --------------------
                               Number of       Percent of Total
Name and Principal       Securities Underlying Options Granted  Exercise Expiration
Position                    Options Granted     in Fiscal 1999   Price      Date       5%        10%
------------------       --------------------- ---------------- -------- ---------- --------- ----------
Eileen H. Gittins.......             --                --           --        --           --         --
 Chief Executive Officer
Steve Krause............             --                --           --        --           --         --
 President
Richard Vinchesi .......        284,131              11.6%       $0.50      7/09      $89,344   $226,416
 Chief Financial Officer

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

      The following table describes the exercisable and unexercisable options held by the executive officers named in the summary compensation table as of December 31, 1999. The "Value of Unexercised In-the-Money Options at December 31, 1999" is based on a value of $2.75 per share, the fair market value of our common stock as of December 31, 1999, as determined by our board of directors, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option. All options were granted under our equity incentive plan. None of our executive officers exercised options in 1999.

                                 Number of
                           Securities Underlying     Value of Unexercised
                            Unexercised Options      In-the-Money Options
                           at December 31, 1999      at December 31, 1999
                         ------------------------- -------------------------
Name and Principal
Position                 Exercisable Unexercisable Exercisable Unexercisable
------------------       ----------- ------------- ----------- -------------
Eileen H. Gittins.......   366,333      272,987     $975,313     $722,815
 Chief Executive Officer
Steve Krause............    81,340      244,020      213,518      640,553
 President
Richard Vinchesi........        --      284,131           --      639,295
 Chief Financial Officer

Compensation Plans

 Amended and Restated 2000 Equity Incentive Plan

      Our amended and restated 2000 Equity Incentive Plan provides for the grant of incentive stock options to our employees, including our officers and employee directors, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants. The 2000 Equity Incentive Plan was originally adopted by our board of directors on July 25, 1996 as the 1996 Stock Option Plan, and approved by our stockholders on November 24, 1996. This amended and restated 2000 Equity Incentive Plan was adopted by our board of directors in March 2000, and we expect that it will be approved by our stockholders in May 2000.

      A total of 7,199,673 shares of our common stock are reserved for issuance under our 2000 Equity Incentive Plan as of March 31, 2000. In addition, annual increases will be added beginning in 2001, equal to the lesser of 3,000,000 shares, 5% of our outstanding shares, or a lesser amount determined by our board of directors. As of March 31, 2000, options to purchase 931,437 shares of common stock have been exercised, options to purchase 4,285,692 shares of common stock were outstanding and 2,913,981 shares were available for future grant.

      Administration. Our board of directors or a committee of our board of directors administers our 2000 Equity Incentive Plan. The administrator has the power to determine, among other things:

    . the terms of the options or stock purchase rights granted, including the exercise price of the option or stock purchase right;

    . the number of shares subject to each option or stock purchase right;

    . the exercisability of each option or stock purchase right; and

    . the form of consideration payable upon the exercise of each option or stock purchase right.

      Options. The administrator determines the exercise price of options granted under our 2000 Equity Incentive Plan, but with respect to all incentive stock options and nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must at least equal the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.

      No optionee may be granted options to purchase more than 1,000,000 shares in any fiscal year, except that in connection with his or her initial service, an optionee may be granted an additional option to purchase up to 1,000,000 shares.

      After termination of one of our participants, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for 3 months. However, an option may never be exercised later than the expiration of its term.

      Stock Purchase Rights. The administrator determines the exercise price of stock purchase rights granted under our 2000 Equity Incentive Plan. Unless the administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason, including death or disability. The purchase price for shares we repurchase will generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The administrator determines the rate at which our repurchase option will lapse.

      Transferability of Options and Stock Purchase Rights. Our 2000 Equity Incentive Plan generally does not allow for the transfer of options or stock purchase rights and only the optionee may exercise an option or stock purchase right during his or her lifetime.

      Adjustments upon Merger, Reverse Merger or Asset Sale. Our 2000 Equity Incentive Plan provides that in the event of our merger with or into another corporation, a reverse merger or a sale of substantially all of our assets, the successor corporation will assume or substitute an equivalent option or right for each outstanding option or stock purchase right.

      If there is no assumption or substitution of outstanding options or stock purchase rights, then each optionee will fully vest in and have the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be vested or exercisable. The options or stock purchase rights which are not assumed or substituted will terminate on or prior to the merger, reverse merger or asset sale.

      Amendment and Termination of our 2000 Equity Incentive Plan. Our
2000 Equity Incentive Plan will automatically terminate in 2010, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2000 Equity Incentive Plan provided it does not adversely affect any previously granted option or stock purchase right or any previously issued shares of common stock.

 2000 Employee Stock Purchase Plan

      Our 2000 Employee Stock Purchase Plan was adopted by our board of directors in March 2000, and we expect that it will be approved by our stockholders in May 2000. A total of 1,000,000 shares of our common stock have been reserved for issuance, plus annual increases beginning in 2001 equal to the lesser of 500,000 shares, 1.5% of the outstanding shares on such date, or an amount determined by our board of directors. As of the date of this prospectus, no shares have been issued under our 2000 Employee Stock Purchase Plan.

      Structure of the 2000 Employee Stock Purchase Plan. Our 2000 Employee Stock Purchase Plan is intended to qualify under Section 423 of the Code and contains consecutive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods. The offering periods generally start on the first trading day on or after June 1 and November 1 of each year and terminate on the first trading day on or after the June 1 or November 1 offering period commencement date 24 months later, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or after June 1, 2002.

      Eligibility. All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under our 2000 Employee Stock Purchase Plan if such employee:

    . immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or

    . has rights to purchase stock under all of our employee stock purchase plans that accrues at a rate in excess of $25,000 worth of stock for each calendar year.

      Purchases. Our 2000 Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation which includes a participant's base straight time gross earnings and commissions, but exclusive of overtime pay, shift premium, incentive compensation, incentive payments, bonuses and other compensation. A participant may purchase a maximum of 3,000 shares during a 6-month purchase period.

      Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month purchase period. The price is 85% of the lower of the fair market value of our common stock either:

    . at the beginning of an offering period, or

    . at the end of a purchase period.

      If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

      Transferability of Rights. A participant may not transfer rights granted under our 2000 Employee Stock Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the plan.

      Merger or Asset Sale. In the event of our merger with or into another corporation or a sale of all or substantially all of our assets, a successor corporation will assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

      Amendment and Termination of the 2000 Employee Stock Purchase Plan. Our board of directors has the authority to amend or terminate our 2000 Employee Stock Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the plan.

 401(k) Plan

      We maintain a 401(k) plan which covers all of our eligible employees. Pursuant to the 401(k) Plan, participants may elect to reduce their current compensation, on a pre-tax basis, up to 25%, or the statutory prescribed annual limit, whichever is lower, and have the amount of the reduction contributed to the 401(k) Plan. Participants' salary reduction contributions are fully vested at all times. In our sole discretion, we make matching employer contributions, additional employer contributions and qualified non-elective employer contributions to the 401(k) Plan. Each participant's interest in their matching employer contributions, additional employer contributions and qualified non-elective employer contributions, if any, is subject to a six year graduated vesting schedule. The 401(k) Plan is intended to qualify under Section 401(a) of the Internal Revenue Code, and its accompanying trust is intended to be a tax exempt trust under Section 501(a) of the Internal Revenue Code. Contributions made on behalf of participants, on a pre-tax basis, to the 401(k) Plan, and income earned on such contributions are tax deductible by us. The trustee under the 401(k) Plan, at the direction of participants, invests the assets of the 401(k) Plan in any number of designated investment options.

Employment Agreements and Change in Control Arrangements

      We entered into an employment agreement with Mr. Goel, dated January 6, 2000 which became effective May 12, 2000. Under this agreement, we agreed to pay Mr. Goel an annual salary of $300,000, and we granted him the right to purchase 1,691,000 shares of the Company's common stock which he exercised. Mr. Goel's common stock is subject to a right of repurchase which has lapsed immediately with respect to 140,988 shares and lapses with respect to the remaining shares at a rate of 1/48 of the total number of shares at the end of each month beginning May 12, 2000, the date Mr. Goel commenced employment with us. In the event of a change of control, our right of repurchase will lapse as to 845,500 shares of our common stock. If a change of control occurs as a result of action by the board of directors to which Mr. Goel does not consent, our right of repurchase will lapse as to all of the shares. A change of control is defined as a merger or consolidation in which we are not the surviving corporation or our transfer of all or substantially all of our assets.

      We entered into an employment agreement with Mr. Vinchesi, dated June 17, 1999. Under the agreement, we agreed to pay Mr. Vinchesi an annual salary of $180,000 and granted him an option to purchase 284,131 shares of our common stock. In the event Mr. Vinchesi is constructively terminated or terminated without cause, Mr. Vinchesi will receive as severance twelve months base salary and his options will accelerate by one year. In the event of a change of control, if Mr. Vinchesi is constructively terminated or terminated without cause, Mr. Vinchesi will receive as severance twelve months base salary and his options will accelerate by one year.

      We entered into an employment with Mr. Wright, dated April 15, 2000. Under the terms of the agreement, we agreed to pay Mr. Wright an annual salary of $200,000 with unlimited potential bonuses contingent upon completion of specific performance milestones. We granted Mr. Wright an option to purchase 250,000 shares of our common stock which vests at a rate of 1/48 per month over a period of four years beginning May 1, 2000 and an option to purchase
10,000 shares of our common stock which vests fully after a period of one year beginning on Mr. Wright's first day of employment. In the event that Mr. Wright is terminated for any reasons other than for cause, Mr. Wright will receive $200,000 and any additional cash bonuses accrued. In the event that Mr. Wright chooses to terminate his employment prior to April 23, 2001, Mr. Wright will lose rights to any future cash, stock, unvested options or bonus related income. In the event of a change of control, the lesser of 24 months of unvested shares subject to stock options or any remaining unvested shares subject to stock options will immediately vest. A change of control is defined as a merger or consolidation in which we are not the surviving corporation or our sale or transfer of all or substantially all of our assets.

Limitations of Liability and Indemnification Matters

      Our amended and restated certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

    . any breach of their duty of loyalty to the corporation or its stockholders;

    . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

    . any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

      Our amended and restated bylaws provide that we must indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the amended and restated bylaws would permit indemnification.

      We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our amended and restated bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person's services as our director or executive officer, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                           RELATED PARTY TRANSACTIONS

Preferred Stock Sales

 Series A Preferred Stock

      In May 1996, we sold 1,400,000 shares of our Series A preferred stock at a purchase price per share of $0.25. We received aggregate proceeds of $350,000 from the sale of our Series A preferred stock. Each share of Series A preferred stock will convert into one share of common stock immediately prior to the closing of this offering. The following 5% stockholders purchased shares of our Series A preferred stock:

                                                        Number of
                                                          Common
                                                        Equivalent   Aggregate
     Purchaser                                            Shares   Consideration
     ---------                                          ---------- -------------
     U.S. Venture Partners IV, L.P..................... 1,206,800   $301,700.00
     Second Ventures II, L.P. .........................   147,000     36,750.00
     U.S.V.P. Entrepreneur Partners II, L.P............    42,000     10,500.00
     2180 Associates Fund..............................     4,200      1,050.00

      The entities listed in the table above are the beneficial owners of the number of shares listed opposite their name and hold voting and investment power with respect to these shares. The share numbers and price per share above reflect the two-for-one stock split of our capital stock effected in August 1997 and the two-for-one stock split of our capital stock effected in August 1999. Pursuant to our certificate of incorporation, for so long as there are 1,400,000 shares of our Series A preferred stock outstanding, the holders of our Series A preferred stock are entitled to elect one director. This director is currently Lucio Lanza. Mr. Lanza is a limited partner of Presidio Management Group IV, L.P., which is the general partner of each of U.S. Venture Partners IV, L.P., Second Ventures II, L.P. and U.S.V.P. Entrepreneur Partners II, L.P. This right expires upon the closing of this offering.

 Series B Preferred Stock

      In February 1997, we entered into a subscription and loan agreement with U.S. Venture Partners IV, L.P., Second Ventures II, L.P., U.S.V.P. Entrepreneur Partners II, L.P. and 2180 Associates Fund, L.P.. Pursuant to the agreement, each of U.S. Venture Partners IV, L.P., Second Ventures II, L.P., U.S.V.P. Entrepreneur Partners II, L.P. and 2180 Associates Fund, L.P. agreed to purchase notes from us in the aggregate amount of $300,000. In addition, we agreed to issue warrants to each investor equal to 5% of the outstanding principal on April 9, 1997 plus an additional 5% of the outstanding principal balance every thirty days thereafter divided by the Series B preferred stock purchase price. Pursuant to this agreement, the following 5% stockholders purchased notes bearing interest at a rate of 5.81% per annum:

     Noteholder                                                        Principal
     ----------                                                        ---------
     U.S. Venture Partners IV, L.P.................................... $258,600
     Second Ventures II, L.P..........................................   31,500
     U.S.V.P. Entrepreneur Partners II, L.P...........................    9,000
     2180 Associates Fund, L.P........................................      900

      In July 1997, we amended the subscription and loan agreement to increase the aggregate loan amount to $500,000. Pursuant to this amendment, the following 5% stockholders purchased notes bearing interest at a rate of 6% per annum:

     Noteholder                                                        Principal
     ----------                                                        ---------
     U.S. Venture Partners IV, L.P.................................... $172,400
     Second Ventures II, L.P..........................................   21,000
     U.S.V.P. Entrepreneur Partners II, L.P...........................    6,000
     2180 Associates Fund, L.P........................................      600

      Each of these notes was due and payable upon the earlier of the closing of our Series B preferred stock financing or August 7, 1997. At the option of the noteholder, in lieu of cash payment, all principal and interest outstanding at the time of the closing of our Series B preferred stock financing could be converted into shares of Series B preferred stock.

      In August 1997 we issued warrants to purchase shares of our Series B preferred stock in the following amounts to the following 5% stockholders:

                                                                      Number of
                                                                        Common
                                                                      Equivalent
     Warrantholder                                                      Shares
     -------------                                                    ----------
     U.S. Venture Partners IV, L.P...................................  115,576
     Second Ventures II, L.P.........................................   14,078
     U.S.V.P. Entrepreneur Partners II, L.P..........................    4,022
     2180 Associates Fund, L.P.......................................      402

      These warrants expire on the earlier of the closing of our initial public offering of common stock or August 24, 2004. The share numbers above reflect the two-for-one split of our capital stock effected in August 1999.

      In August 1997, we sold 2,011,172 shares of our Series B preferred stock at a purchase price of $0.4475 per share. We received aggregate proceeds of $900,000 from the sale of our Series B preferred stock. The following 5% stockholder purchased shares of our Series B preferred stock:

                                                        Number of
                                                          Common
                                                        Equivalent   Aggregate
     Purchaser                                            Shares   Consideration
     ---------                                          ---------- -------------
     U.S. Venture Partners IV, L.P..................... 1,733,628    $775,798
     Second Ventures II, L.P. .........................   211,174      94,500
     U.S.V.P. Entrepreneur Partners II, L.P. ..........    60,336      27,000
     2180 Associates Fund L.P. ........................     6,034       2,700

      The entities listed in the table above are the beneficial owners of the number of shares listed opposite their name and hold voting and investment power with respect to these shares. The share numbers and price per share above reflect the two-for-one stock split of our capital stock effected in August 1999.

      For so long as there are 1,200,000 shares of our Series A and Series B preferred stock outstanding, the holders of our Series A and Series B preferred stock are entitled, voting as a single series, to elect one director in addition to the director elected by the holders of shares of Series A preferred stock. This right expires upon the closing of this offering.

 Series C Preferred Stock

      In May 1998, we sold 6,282,722 shares of our Series C preferred stock at a purchase price of $0.955 per share. We received aggregate proceeds of $5,999,999 from the sale of our Series C preferred stock. The following 5% stockholder purchased shares in the financing:

                                                        Number of
                                                          Common
                                                        Equivalent   Aggregate
     Purchaser                                            Shares   Consideration
     ---------                                          ---------- -------------
     U.S. Venture Partners IV, L.P..................... 1,038,010   $  991,299
     Second Ventures II, L.P...........................   126,440      120,750
     U.S.V.P. Entrepreneur Partners II, L.P............    36,126       34,500
     2180 Associates Fund..............................     3,612        3,449
     Asset Management Associates 1996, L.P............. 2,921,466    2,790,000
     Alpine Technology Ventures, L.P................... 1,594,488    1,522,736
     Alpine Technology Ventures II, L.P................   290,328      277,263

      The entities listed in the table above are the beneficial owners of the number of shares listed opposite their name and hold voting and investment power with respect to these shares. The share numbers and price per share above reflect the two-for-one stock split of our capital stock effected in August 1999. Pursuant to our certification of incorporation, for so long as there are 2,000,000 shares of our Series C preferred stock outstanding, the holders of our Series C preferred stock are entitled, voting as a single series, to elect one director who is currently W. Ferrell Sanders. Mr. Sanders is a general partner of AMC Partners 96, L.P., which is the general partner of Asset Management Associates 1996, L.P. This right expires upon the closing of this offering.

      In connection with our sale of Series C preferred stock, we issued warrants to purchase shares of our Series C preferred stock in the following amounts to the following 5% stockholders:

                                                                      Number of
                                                                        Common
                                                                      Equivalent
     Warrantholder                                                      Shares
     -------------                                                    ----------
     U.S. Venture Partners IV, L.P...................................   56,414
     Second Ventures II, L.P.........................................    6,872
     U.S.V.P. Entrepreneur Partners II, L.P..........................    1,964
     2180 Associates Fund, L.P.......................................      196

      These warrants expire on the earlier of the closing of our initial public offering of common stock or May 26, 2005. The share numbers above reflect the two-for-one split of our capital stock effected in August 1999.

 Series D Preferred Stock

      In August 1999, we sold 4,285,716 shares of our Series D preferred stock at a purchase price of $4.20 per share. We received aggregate proceeds of $18,000,007 from the sale of our Series D preferred stock. The following 5% stockholders purchased shares of our Series D preferred stock:

                                                        Number of
                                                          Common
                                                        Equivalent   Aggregate
     Purchaser                                            Shares   Consideration
     ---------                                          ---------- -------------
     U.S. Venture Partners IV, L.P.....................   820,953   $3,448,002
     Second Ventures II, L.P...........................   100,000      420,000
     U.S.V.P. Entrepreneurs Partners II, L.P...........    28,571      119,998
     2180 Associates Fund..............................     2,857       11,999
     Asset Management Associates 1996, L.P.............   235,715      990,003
     AMA98 Partners, L.P...............................    10,613       44,574
     AMA98 Ventures, L.P...............................   175,351      736,474
     AMA98 Corporate, L.P..............................    21,042       88,376
     AMA98 Investors, L.P..............................    26,328      110,577
     Alpine Technology Ventures, L.P...................   201,420      845,964
     Alpine Technology Ventures II, L.P................    36,675      154,035
     ABS Ventures PSY, L.L.C........................... 2,072,538    8,704,659

      The entities listed in the table above are the beneficial owners of the number of shares listed opposite their name and hold voting and investment power with respect to these shares.

 Investor Rights Agreement

      We have entered into an agreement with the preferred stockholders described above as well as the former stockholders of Anubis Solutions, Inc., pursuant to which these stockholders will have registration rights with respect to their shares of common stock following this offering. Set forth below is a summary of these registration rights.

      Demand Registrations. At any time after the earlier of December 31, 2000 or six months following the closing date of the initial public offering of our common stock, the holders of 40% of the stock subject to registration rights may request us to register shares of common stock subject to our right to defer the registration for 90 days and, upon the advice of our underwriters, to reduce the number of shares proposed to be registered. We will be obligated to effect only four registrations pursuant to such a request by holders of registration rights. If shares requested to be included in a registration must be excluded due to limitations on the number of shares to be registered on behalf of the selling stockholders pursuant to the underwriters' advice, the shares registered on behalf of the selling stockholders will be allocated among all selling stockholders in proportion, as nearly as practicable, to the holders of shares with rights to be included in the registration on the basis of the number of shares with these rights held by these stockholders.

      Piggyback Registration Rights. The holders who have registration rights have unlimited rights to request that shares be included in any company-initiated registration of common stock on a form that would be suitable for a registration involving solely securities held by the selling stockholders. The underwriters may, for marketing reasons, limit the number of shares to be registered by holders of registration rights to not less than 25% of the securities included in the registration, or in case of our Initial Public Offering, we may exclude all or part of the shares requested to be registered on behalf of all stockholders having the right to request inclusion in such registration.

     Form S-3 Registrations. After we have qualified for registration on Form S-3, which will not be available until at least 12 months after we become a publicly reporting company, holders of registration rights may request in writing that we effect up to two registrations a year of their shares on Form S-3 as long as the reasonably anticipated aggregate price to the public, net of offering expenses, would not be less than $500,000. We are not obligated to effect a registration of Form S-3 within six months immediately following the effective date of any public offering of our common stock or if within ten days of a request for registration we give notice of a bona fide intention to file a registration statement within 60 days. If we provide the holders with a certificate signed by our President stating that in the good faith judgment of the board of directors it would be seriously detrimental to us or our stockholders for the registration statement to be filed in the near future, we may defer the registration for a period not to exceed 90 days from the date of the request for registration on Form S-3 by holders of securities entitled to be registered. We may exercise this right to defer only once in any twelve month period.

     Transferability. The registration rights are transferable by a holder to a transferee or assignee of at least 20% of that holders' shares subject to registration rights so long as the holder provides us with notice of the transfer prior to the transfer and the transferee or assignee is not be a person deemed by the board of directors to be a competitor or potential competitor of ours.

     Termination. The registration rights will terminate five years after the date of our initial public offering.

 Transactions with Officers and Directors

     In May 1996, we sold 456,164 shares of our common stock to Steve Krause, our Chief Technology Officer and a member of our board of directors, at a price per share of $0.025.

     In March 1998, we granted Jerry Reitman, a member of our board of directors, an option to purchase 47,400 shares of our common stock at an exercise price of $0.05 per share and in February 1999, we granted Mr. Reitman an option to purchase 92,600 shares of our common stock at an exercise price of $0.125. Each of these options vest as to 1/48 of the shares each month from the date of grant. In addition, in June 1999 we granted Mr. Reitman 35,000 shares of our common stock in exchange for services rendered at a deemed fair market value of $0.50.

     In August 1999, we sold 20,000 shares of our Series D Preferred Stock to Dunlap-Black Investments LLC. Philip Black, a member of our board of directors, is a member of Dunlap-Black Investments LLC; however, Mr. Black has no voting or investment power over these shares.

     In September 1999, we issued a total of 1,438,428 shares of our common stock, for an aggregate purchase price valued at approximately $3.6 million, to the stockholders of Anubis Solutions Incorporated in consideration for our acquisition of all of the outstanding capital stock of Anubis Solutions. In addition, we issued a total of 640,764 options and warrants to purchase shares of our common stock at a per share exercise price of approximately $2.50.

     In January 2000, we entered into a separation agreement with Eileen Gittins, our former Chief Executive Officer, under which we agreed to pay her $14,583 per month for six months and to accelerate the vesting of 113,158 of her options to purchase our common stock. Ms. Gittins purchased a total of 186,891 shares of our common stock at a per share price of $0.05 and 292,800 shares of our common stock at a per share price of $0.125 for an aggregate purchase price of $45,944.55. In connection with Ms. Gittins' purchase of these shares, we loaned her $46,000 pursuant to a full recourse promissory note.

     In February 2000, we granted Steve Krause, our Chief Technology Officer and a member of our board of directors, an option to purchase 220,000 shares of our common stock. These options will vest as to 25% of the shares one year from the date of grant and as to 1/48 of the total number of shares each month thereafter.

      In February 2000, we sold 1,691,000 shares of our common stock to Love Goel, our Chief Executive Officer and a member of our board of directors, at a purchase price per share of $5.25 in exchange for an interest-free, full-recourse promissory note of $8.9 million collateralized by the restricted stock. These shares are subject to a right of repurchase which lapses immediately with respect to 140,988 shares and lapses with respect to the remaining shares at a rate of 1/48 of the total number of shares at the end of each month beginning at the date Mr. Goel commenced his employment with us, May 12, 2000.

      In connection with the purchase by Mr. Goel of 1,691,000 shares of our restricted stock we entered into a registration rights agreement under which Mr. Goel has piggyback registration rights with respect to these shares under certain circumstances. Under this agreement, Mr. Goel is entitled to have his shares included in a registration statement under the 1933 Act filed by us on any form that would also permit the registration of Mr. Goel's shares and the registration statement is filed on our behalf or on behalf of selling securityholders for the general registration of our securities to be sold for cash, other than Form S-4 or S-8 or filed in connection with an exchange offer or an offering solely to our existing stockholders. We or, in the case of an underwritten offering, our underwriters may exclude a pro rata portion of all registrable stock, including Mr. Goel's shares for certain marketing reasons.

      In February 2000, we granted Andrew V. Johnson, a member of our board of directors, an option to purchase 15,000 shares of our common stock at an exercise price of $15.00 per share. This option will vest at a rate of 1/36 of the total number of shares beginning on the date of grant.

      In May 2000, we granted Barry Wright, our President, an option to purchase 200,000 shares of our common stock. The option will vest at a rate of 1/48 of the total number of shares beginning on May 1, 2000.

      For further information regarding agreement between us and some of our executive officers, please see "Management--Employment Contracts and Change of Control Arrangements."

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information regarding beneficial ownership of our common stock as of March 31, 2000 by:

    . each person known by us to be the beneficial owner of more than 5% of our outstanding common stock;

    . each of our directors and executive officers named in the summary compensation table; and

    . all of our executive officers and directors as a group.

      Except as otherwise noted, the address of each person listed in the table is care of Personify, Inc., 425 Battery Street, Suite 450B, San Francisco, California 94111. The table includes all shares of common stock issuable within 60 days of March 31, 2000 upon the exercise of options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the shares.

      To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

      The applicable percentage of ownership for each stockholder is based on 19,474,079 shares of common stock outstanding as of March 31, 2000, together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person.

                                                                      Percentage Beneficially Owned
                                                   Number of Shares  --------------------------------
Name and Address of Beneficial Owner              Beneficially Owned Prior to Offering After Offering
------------------------------------              ------------------ ----------------- --------------
5% Stockholders:
Entities affiliated with U.S. Venture Partners...      5,767,265           29.6%
 2180 Sand Hill Road, Suite 300
 Menlo Park, California 94025
Entities affiliated with Alloy Ventures, Inc.....      3,390,515           17.4
 480 Cowper Street, Second Floor
 Palo Alto, California 94301
Entities affiliated with Alpine Technology
  Ventures.......................................      2,122,911           10.9
 20300 Stevens Creed Boulevard, Suite 495
 Cupertino, California 95014
ABS Ventures PSY L.L.C...........................      2,072,538           10.6
 1 South Street, Suite 2150
 Baltimore, Maryland 21202

Directors and Executive Officers:
Eileen H. Gittins................................        479,691            2.5
Barry Wright.....................................             --              *
Love Goel........................................      1,691,000            8.7
Steve Krause.....................................        576,844            3.0
Richard Vinchesi.................................             --              *
Philip D. Black..................................      2,072,538           10.6
Andrew V. Johnson................................             --              *
Lucio L. Lanza...................................      5,767,265           29.6
Jerry Reitman....................................         89,612              *
W. Ferrell Sanders...............................      3,390,515           17.4
All executive officers and directors as a group
  (10 persons)...................................     13,859,581           71.2

--------
*   Less than 1% of the outstanding shares of common stock.

      The shares listed above for entities affiliated with U.S. Venture partners consist of 4,799,391 shares held by U.S. Venture Partners, IV, L.P., 584,614 shares held by Second Ventures II, L.P., 167,033 shares held by U.S.V.P. Entrepreneur Partners II, L.P. and 16,703 shares held by 2180 Associate Fund and 171,990 shares underlying warrants held by U.S. Venture Partners IV, L.P., 20,950 shares underlying warrants held by Second Ventures II, L.P., 5,986 shares underlying warrants held by U.S.V.P. Entrepreneur Partners II, L.P. and 598 shares underlying warrants held by 2180 Associates Fund, L.P. Lucio L. Lanza, one of our directors, is a limited partner of Presidio Management Group IV, L.P., which is the general partner of each of U.S. Venture Partners IV, L.P., Second Ventures II, L.P. and U.S.V.P. Entrepreneur Partners II. L.P. Mr. Lanza has no voting or investment power over and disclaims beneficial ownership of shares held by these entities, except to the extent of his pecuniary interest in these entities as a limited partner of Presidio Management Group IV, L.P.

      The shares listed above for entities affiliated with Alloy Ventures consist of 3,157,181 shares held by Asset Management Associates 1996, L.P., 175,351 shares held by AMA98 Ventures, L.P., 26,328 shares held by AMA98 Investors, L.P., 21,042 shares held by AMA98 Corporate, L.P. and 10,613 shares held by AMA98 Partners, L.P. W. Ferrell Sanders, one of our directors, is a general partner of AMC Partners 96, L.P., which is the general partner of Asset Management Associates 1996, L.P., and Mr. Sanders is a limited partner of AMA98 Partners, L.P., which coinvests with AMA98 Ventures, L.P., AMA98 Corporate, L.P. and AMA98 Investors, L.P. Alloy Ventures 1998, LLC is the general partner of each of these entities and is managed by Alloy Ventures, Inc., where Mr. Sanders is employed. Mr. Sanders disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in these entities.

      The shares listed above for entities affiliated with Alpine Technology Ventures consist of 1,795,908 shares held by Alpine Technology Ventures, L.P. and 456,164 shares held by Alpine Technology Ventures II, L.P.

      The shares listed above for Ms. Gittins were purchased on January 7, 2000, pursuant to a separation agreement.

      The shares listed above for Mr. Krause include options to purchase 122,010 shares of our common stock which will be exercisable as of May 30, 2000.

      The shares listed above for Mr. Goel consist of 1,691,000 shares of restricted stock which may be repurchased by us. Our repurchase option lapses immediately with respect to 105,688 shares and lapses with respect to the remaining shares at a rate of 1/48 per month.

      The shares listed above for Mr. Black consist of 2,072,538 shares held by ABS Ventures PSY L.L.C. and 20,000 shares held by Dunlap-Black Investments LLC. Mr. Black, one of our directors, is a managing member of Calvert Capital II, LLC, which is the managing member of ABS Ventures PSY L.L.C., and Mr. Black is a member of Dunlap-Black Investments LLC. However, Mr. Black has no voting or investment power over shares held by Dunlap-Black Investments LLC. Mr. Black disclaims beneficial ownership of shares held by these entities, except to the extent of his pecuniary interest in these entities.

      The shares listed above for Mr. Lanza consist of 4,799,391 shares held by U.S. Venture Partners, IV, L.P., 584,614 shares held by Second Ventures II, L.P. and 167,033 shares held by U.S.V.P. Entrepreneur Partners II, L.P. Lucio
L. Lanza, one of our directors, is a limited partner of Presidio Management Group IV, L.P., which is the general partner of each of U.S. Venture Partners IV, L.P., Second Ventures II, L.P., U.S.V.P. Entrepreneur Partners II. L.P. and 16,703 shares held by 2180 Associate Fund and 171,990 shares underlying warrants held by U.S. Venture Partners IV, L.P., 20,950 shares underlying warrants held by Second Ventures II, L.P., 5,986 shares underlying warrants held by U.S.V.P. Entrepreneur Partners II, L.P. and 598 shares underlying warrants held by 2180 Associates Fund, L.P. Mr. Lanza has no voting or investment power over and disclaims beneficial ownership of shares held by these entities, except to the extent of his pecuniary interest in these entities as a limited partner of Presidio Management Group IV, L.P.

      The shares listed above for Mr. Reitman include 35,000 shares of common stock and options to purchase 54,612 shares of our common stock which will be exercisable as of May 30, 2000.

      The shares listed above for Mr. Sanders consist of 3,157,181 shares held by Asset Management Associates 1996, L.P., 175,351 shares held by AMA98 Ventures, L.P., 26,328 shares held by AMA98 Investors, L.P., 21,042 shares held by AMA98 Corporate, L.P. and 10,613 shares held by AMA98 Partners, L.P.
W. Ferrell Sanders, one of our directors, is a general partner of AMC Partners 96, L.P., which is the general partner of Asset Management Associates 1996, L.P., and Mr. Sanders is a limited partner of AMA98 Partners, L.P., which coinvests with AMA98 Ventures, L.P., AMA98 Corporate, L.P. and AMA98 Investors, L.P. Alloy Ventures 1998, LLC is the general partner of each of these entities and is managed by Alloy Ventures, Inc., where Mr. Sanders is employed. Mr. Sanders disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in these entities.

                          DESCRIPTION OF CAPITAL STOCK

General

      Upon the completion of this offering, we will be authorized to issue 200,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value.

Common Stock

      As of March 31, 2000, there were 19,474,079 shares of our common stock outstanding, assuming the conversion of all outstanding shares of preferred
stock. There will be        shares outstanding, assuming no exercise of the
underwriters' over-allotment options and no exercise or conversion of outstanding options after March 31, 2000, effective upon the closing of this offering.

      Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of Personify, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Preferred Stock

      Our board of directors is authorized, without any further action by the stockholders, subject to any limitations prescribed by law, from time to time to issue up to an aggregate of 5,000,000 shares of preferred stock, no par value per share, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by our board of directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Registration Rights of Certain Holders

      As of March 31, 2000, the holders of 16,664,406 shares of our common and preferred stock or their transferees are entitled to rights with respect to the registration of these shares under the Securities Act. These rights are provided under the terms of an agreement between us and the holders of these securities. Subject to limitations in the agreement, if we register any of our common stock either for our own account or for the account of other security holders after this offering, these holders are entitled to include their shares of common stock in that registration, subject to the ability of the underwriters to limit the number of shares included in the offering. We will be responsible for paying all registration expenses, and the holders selling their shares will be responsible for paying all selling expenses.

Certain Provisions of Our Charter and Bylaws and Delaware Law

      Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of our company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain of these provisions allow us to issue preferred stock without any vote or further action by the stockholders, eliminate the right of stockholders to act by written consent without a meeting and eliminate cumulative voting in the election of directors. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of our company.

      Our amended and restated certificate of incorporation eliminates the right of stockholders to call special meetings of stockholders or to act by written consent without a meeting. The amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors. The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. These and other provisions may have the effect of deferring unsolicited takeovers or delaying changes in control or management of our company. The amendment of any of these provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

      In addition, we are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder, unless:

    . prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    . on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Transfer Agent and Registrar

      The transfer agent and registrar for the common stock is EquiServe Trust, Boston, Massachusetts.

Nasdaq National Market Listing

      We have applied to list our common stock on The Nasdaq National Market under the trading symbol "PSFY."

                        SHARES ELIGIBLE FOR FUTURE SALE

      If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market following this offering, the market price of our common stock could fall dramatically. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

      The number of shares of common stock available for sale in the public market is limited by restrictions under federal securities law and by lock-up agreements that our stockholders have entered into with the underwriters. For a description of these lock-up agreements, please see "Underwriting."

      Upon completion of this offering, we will have outstanding shares of common stock, based upon shares outstanding as of March 31, 2000, assuming no exercise of the underwriters' over allotment option and no exercise of outstanding options after March 31, 2000. Taking into account the lock-up agreements and assuming FleetBoston Robertson Stephens Inc. does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

    . beginning on the date of this prospectus, only the shares sold in the offering will be immediately available for sale in the public market; and

    . beginning 180 days after the date of this prospectus, approximately
      19,268,547 shares will be eligible for sale pursuant to Rules 144 and 701 of the Securities Act.

      Any common stock that has been purchased or may be purchased in this offering by our affiliates, as defined in Rule 144 of the Securities Act, will be subject to the volume limits and other selling limitations under Rule 144 of the Securities Act for as long as they remain affiliates. All of the shares eligible for sale beginning 180 days after the date of this prospectus will be subject initially to certain volume limits and other limitations under Rule 144 of the Securities Act.

      On or prior to the 180th day following the date of this prospectus, we intend to register for resale an additional 8,131,110 shares of common stock reserved for issuance under our employee stock plans based upon the number of shares reserved for issuance as of March 31, 2000. In addition, the holders of approximately 16,664,406 shares of our common stock have the right to require us to register their shares for sale to the public. If these holders cause a large number of shares to be registered and sold in the public market, our stock price could decline materially.

               UNITED STATES TAX CONSEQUENCES TO NON-U.S. HOLDERS

      The following is a general discussion of the principal United States federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock by a Non-U.S. Holder. As used in this prospectus, the term "Non-U.S. Holder" is a person who holds our common stock other than:

    . a citizen or resident of the United States,

    . a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or of any political subdivision of the United States,

    . an estate the income of which is includable in gross income for United
      States federal income tax purposes regardless of its source, or

    . a trust subject to the primary supervision of a United States court and the control of one or more United States persons, or a trust (other than a wholly-owned grantor trust) that was treated as a domestic trust on August 19, 1996 and made a valid election to continue to be treated as a domestic trust despite not meeting the requirement described above.

      This discussion does not consider:

    . state, local or foreign tax consequences,

    . specific facts and circumstances that may be relevant to a particular
      Non-U.S. Holder's tax position in light of their particular circumstances,

    . the tax consequences for the stockholders or beneficiaries of a Non-
      U.S. Holder,

    . special tax rules that may apply to certain Non-U.S. Holders, including without limitation, partnerships, banks, insurance companies, dealers in securities and traders in securities, or

    . special tax rules that may apply to a Non-U.S. Holder that holds our common stock as part of a "straddle," "hedge" or "conversion transaction."

      The following discussion is based on provisions if the United States Internal Revenue Code of 1986, as amended, also known as the Code, applicable Treasury regulations and administrative and judicial interpretations, all as of the date of this prospectus, and all of which are subject to change, retroactively or prospectively. The following discussion assumes that our common stock is held as a capital asset. The following summary is for general information. Accordingly, each Non-U.S. Holder should consult a tax advisor regarding the United States federal, state, local and foreign income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

      We do not anticipate paying cash dividends on our common stock in the foreseeable future. See "Dividend Policy." In the event, however, that dividends are paid on shares of our common stock, dividends paid to a Non-U.S. Holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate, or such lower rate as may be provided by an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

      Dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States or, if an income tax treaty applies, attributable to a permanent establishment in the United States, known as "United States trade or business income", are generally subject to United States federal income tax on a net income basis at regular graduated rates, but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate United States Internal Revenue Service form with the payor. Any United States trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as specified by an applicable income tax treaty.

      Dividends paid prior to 2001 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. For dividends paid after 2000, a Non-U.S. Holder of our common stock who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements.

      A Non-U.S. Holder of our common stock that is eligible for a reduced rate of United States withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the United States Internal Revenue Services.

Gain on Disposition of Common Stock

      A Non-U.S. Holder generally will not be subject to United States federal income tax in respect of gain recognized on a disposition of our common stock unless:

    . the gain is United States trade or business income, in which case the branch profits tax described above may apply to a corporate Non-U.S. Holder,

    . the Non-U.S. Holder is an individual who holds our common stock as a capital asset within the meaning of Section 1221 of the Code, is present in the United States for more than 182 days in the taxable year of the disposition and meets certain other requirements,

    . the Non-U.S. Holder is subject to tax pursuant to the provisions of the United States tax law applicable to certain United States expatriates, or

    . we are or have been a "United States real property holding corporation" for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of the period that the Non-U.S. Holder held our common stock.

      Generally, a corporation is a "United States real property holding corporation" if the fair market value of its "United States real property interest", such as interests in real property located in the United States or the Virgin Islands, and contain interests in other United States real property holding corporations, equals or exceeds 50% of the sum of the fiar market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe we have never been, are not currently and are not likely to become a United States real property holding corporation for United States federal income tax purposes.

Federal Estate Tax

      Common stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise.

Information Reporting and Backup Withholding Tax

      We must report annually to the United States Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to that holder and the tax withheld with respect to those dividends. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

      Under certain circumstances, United States Treasury Regulations require information reporting and backup withholding at a rate of 31% on certain payments on our common stock. Under currently applicable law, Non-U.S. Holders of our common stock, generally will be exempt from these information reporting requirements and from backup withholding on dividends paid prior to 2001 to an address outside the United States. For dividends paid after 2000, however, a Non-U.S. Holder of our common stock that fails to certify its Non-U.S. Holder status in accordance with applicable United States Treasury Regulations may be subject to backup withholding at a rate of 31% of dividends.

      The payment of the proceeds of the disposition of our common stock by a holder to or through the United States office of a broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the holder either certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition by a Non-U.S. Holder of our common stock to or through a foreign office of a foreign broker will not be subject to backup withholding or information reporting unless the foreign broker will not be subject to backup withholding or information reporting unless the foreign broker is a "United States related person." In the case of the payment of proceeds from the disposition of our common stock by or through a foreign office of a broker that is a United States person or a "United States related person," information reporting, but currently not backup withholding, on the payment applies unless the broker receives a statement from the owner, signed under penalty of perjury, certifying its foreign status or the broker has documentary evidence in its files that the holder is a Non-U.S. Holder and the broker has no actual knowledge to the contrary. For this purpose, a "United States related person" is:

    . a "controlled foreign corporation" for United States federal income tax purposes,

    . a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a United States trade or business,

    . effective after 2000, a foreign partnership if, at any time during the taxable year, (A) at least 50% of the capital or profits interest in the partnership is owned by United States persons, or (B) the partnership is engaged in a United States trade or business, or

    . Certain U.S. branches of foreign banks or insurance companies.

      Effective after 2000, backup withholding may apply to the payment of disposition proceeds by or through a foreign office or a broker that is a United States person or a United States related person unless certain certification requirements are satisfied or an exemption is otherwise established and the broker has no actual knowledge that the holder is a United States person. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them, including changes to these rules that will become effective after 2000.

      Any amounts withhold under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded, or credited against the holder's United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service.

                                  UNDERWRITING

      We are offering the shares of common stock described in this prospectus through a number of underwriters. FleetBoston Robertson Stephens Inc., J.P. Morgan Securities Inc., Dain Rauscher Incorporated and Wit SoundView Corporation are the representatives of the underwriters. We entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we agreed to sell to the underwriters, and each underwriter separately agreed to purchase from us, the number of shares of common stock listed next to its name below at the public offering price, less the underwriting discount described on the cover page of this prospectus:

                                                                           Number
                                                                             of
     Underwriter                                                           Shares
     -----------                                                           ------
     FleetBoston Robertson Stephens Inc..................................
     J.P. Morgan Securities Inc. ........................................
     Dain Rauscher Incorporated..........................................
     Wit SoundView Corporation...........................................

     International Underwriter
     -------------------------
     FleetBostonRobertson Stephens International Limited.................
     J.P. Morgan Securities Ltd. ........................................
     Dain Rauscher Incorporated..........................................
     Wit SoundView Corporation...........................................
                                                                           -----
       Total.............................................................
                                                                           =====

      The underwriting agreement provides that the underwriters must buy all of these shares from us if they buy any of them. The underwriters will sell these shares to the public when and if the underwriters buy them from us. The underwriters are offering the common stock subject to a number of conditions, including:

    . the underwriters' receipt and acceptance of the common stock from us;
      and

    . the underwriters' right to reject orders in whole or in part.

      FleetBoston Robertson Stephens Inc. expects to deliver the shares of
common stock to purchasers on              , 2000.

      Over-allotment option. We have granted the underwriters an option to buy
up to         additional shares of our common stock at the same price per share as they are paying for the shares shown in the table above. The underwriters may exercise this option only to the extent that they sell more than the total number of shares shown in the table above. The underwriters may exercise this option at any time within 30 days after the date of this prospectus. To the extent that the underwriters exercise this option, the underwriters will be obligated to purchase the additional shares from us in the same proportions as they purchased the shares shown in the table above. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the other shares are sold.

      Stock market listing. We expect our common stock will be quoted on the Nasdaq National Market under the symbol "PSFY."

      Determination of offering price. Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price will include:

    . the valuation multiples of publicly-traded companies that the representatives believe are comparable to us;

    . our financial information;

    . our history and prospects and the outlook for our industry;

    . an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues;

    . the present state of our development and the progress of our business plan; and

    . the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

      An active trading market for our shares may not develop. Even if an active market does develop, the public price at which our shares trade in the future may be below the offering price.

      Underwriting discounts. The underwriting discount is the difference between the price the underwriters pay to us and the price at which the underwriters initially offer the shares to the public. The underwriting discount will be determined through arms-length negotiations between us and the underwriters. The following table shows the per share and total underwriting discounts to be received by the underwriters. These amounts are shown assuming no exercise and full exercise of the underwriters' over-allotment option described above:

                                                                 Total
                                                       -------------------------
                                                  Per  No Exercise Full Exercise
                                                 Share  of Option    of Option
                                                 ----- ----------- -------------
     Public offering price...................... $        $            $
     Underwriting discount...................... $        $            $
     Proceeds, before expenses, to us........... $        $            $

      The expenses of this offering, not including the underwriting discount,
are estimated to be approximately $            and will be paid by us. Expenses
include the Securities and Exchange Commission filing fee, the NASD filing fee, Nasdaq listing fees, printing expenses, legal and accounting fees, transfer agent and registrar fees and other miscellaneous fees and expenses.

      Lock-up agreements. We and our executive officers, directors and all of our stockholders, have agreed, with exceptions, not to sell or transfer any shares of our common stock for 180 days after the date of this prospectus without first obtaining the written consent of FleetBoston Robertson Stephens Inc. Specifically, we and these other individuals have agreed not to, directly or indirectly:

    . offer to sell, contract to sell, or otherwise sell or dispose of any shares of our common stock;

    . loan, pledge or grant any rights with respect to any shares of our common stock;

    . engage in any hedging or other transaction that might result in a disposition of shares of our common stock by anyone;

    . execute any short sale, whether or not against the box; or

    . purchase, sell or grant any put or call option or other right with respect to our common stock or with respect to any security other than a broad-based market basket or index that includes, relates to or derives any significant part of its value from our common stock.

      These lock-up agreements apply to shares of our common stock and also to any options or warrants to purchase any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock. These lock-up agreements apply to all such securities that are owned or later acquired by the persons executing the agreements, except for securities acquired on the open market. In addition, we have agreed with FleetBoston Robertson Stephens Inc. that, to the extent that we have separate lock-up agreements with some of our stockholders, we will not consent to the stockholders' disposition of any shares subject to those separate lock-up agreements prior to the expiration of the lock-up period. However, FleetBoston Robertson Stephens Inc. may release any of us from these agreements at any time during the 180 day period, in its sole discretion and without notice, as to some or all of the shares covered by these agreements.

      Indemnification of the underwriters. We will indemnify the underwriters against some civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the underwriting agreement. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

      Dealers' compensation. The underwriters initially will offer our shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow to selected dealers a concession of not more than $
per share. The underwriters may also allow, and any other dealers may reallow,
a concession of not more than $   per share to some other dealers. If all the
shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. A change in the public offering price will not affect the amount of proceeds that we receive.

      Discretionary accounts. The underwriters do not expect to sell more than 5% of the shares of our common stock in the aggregate to accounts over which they exercise discretionary authority.

      Directed share program. At our request, the underwriters have reserved
for sale, at the initial public offering price, up to        shares, or 5%, of
the shares of our common stock offered by this prospectus for sale to some of our directors, officers and employees and their family members, and other persons with relationships with us. The number of shares of our common stock available for sale to the general public will be reduced to the extent those persons purchase the reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of this offering may be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

      Online activities. A prospectus in electronic format may be made available on the internet sites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

      A prospectus in electronic format is being made available on an internet website maintained by Wit SoundView's affiliate, Wit Capital Corporation. In addition, a copy of the prospectus in electronic format will be made available on the internet websites hosted by E*OFFERING Corp. and E*TRADE Securities, Inc. E*TRADE will accept conditional offers to purchase shares from all of its customers that pass and complete an online eligibility profile. In the event that the demand for shares from the customers of E*TRADE exceeds the amounts of shares allocated to it, E*TRADE will use a random allocation methodology to distribute shares in even lots of 100 shares per customer. Other than the prospectus in electronic format, the information on these websites and any information contained on any other website maintained by Wit Capital, E*OFFERING or E*TRADE is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

      Stabilization and other transactions. The rules of the Securities and Exchange Commission generally prohibit the underwriters from trading in our common stock on the open market during this offering. However, the underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our common stock to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

    . Stabilizing transactions consist of bids or purchases made by the lead representative for the purpose of preventing or slowing a decline in the market price of our common stock while this offering is in progress;

    . Short sales and over-allotments occur when the representatives, on behalf of the underwriting syndicate, sell more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the representatives may exercise the over-allotment option described above and/or they may engage in syndicate covering transactions;

    . Syndicate covering transactions are bids for or purchases of our common stock on the open market by the representatives on behalf of the underwriters in order to reduce a short position incurred by the representatives on behalf of the underwriters;

    . A penalty bid is an arrangement permitting the representatives to reclaim the selling concession that would otherwise accrue to an underwriter if the common stock originally sold by that underwriter was later repurchased by the representatives and therefore was not effectively sold to the public by such underwriter.

      If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

      Passive market making. Following the pricing of this offering, and until the commencement of any stabilizing bid, underwriters and dealers who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions. Passive market making is allowed during the period when the SEC's rules would otherwise prohibit market activity by the underwriters and dealers who are participating in this offering. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for our common stock; but if all independent bids are lowered below the passive market maker's bid, the passive market maker must also lower its bid once it exceeds specified purchase limits. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in our common stock during a specified period and must be discontinued when such limit is reached. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

      Some of the underwriters may in the future perform financial advisory services for us.

                                 LEGAL MATTERS

      The validity of our common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, and for the underwriters by O'Melveny & Myers LLP, San Francisco, California. Jeffrey D. Saper, a member of Wilson Sonsini Goodrich & Rosati, serves as our Secretary. Persons associated with Wilson Sonsini Goodrich & Rosati hold a warrant to purchase 77,500 shares of common stock at a purchase price of $15.00 per share.

                                    EXPERTS

      The consolidated financial statements of Personify, Inc. as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999 appearing in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in accounting and auditing.

      The financial statements of Anubis Solutions, Inc. as of December 31, 1998 and September 30, 1999, and for the year ended December 31, 1998 and the nine months ended September 30, 1999 appearing in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits filed as a part thereof, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement and to the exhibits filed as a part thereof. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document which is filed as an exhibit to the registration statement. The registration statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Regional Offices of the SEC at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. The public may obtain information on the operation of the public reference room by calling the SEC at 1 (800) SEC-0330. Our SEC filings are also available to the public from the SEC's Web site at www.sec.gov. In addition, such material will be available for inspection at the offices of The Nasdaq Stock Market, Inc., at 1735 K Street, N.W., Washington, D.C. 20006. Copies of such material may be obtained by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Personify, Inc.

 Report of Independent Accountants.........................................  F-2

 Consolidated Balance Sheets...............................................  F-3

 Consolidated Statements of Operations.....................................  F-4

 Consolidated Statements of Stockholders' Deficit..........................  F-5

 Consolidated Statements of Cash Flows.....................................  F-6

 Notes to Consolidated Financial Statements................................  F-7

Pro Forma Combined Financial Statements

 Overview.................................................................. F-25

 Unaudited Pro Forma Consolidated Statement of Operations.................. F-26

Anubis Solutions Incorporated

 Report of Independent Accountants......................................... F-27

 Balance Sheets............................................................ F-28

 Statements of Operations.................................................. F-29

 Statements of Shareholders' Equity........................................ F-30

 Statements of Cash Flows.................................................. F-31

 Notes to Financial Statements............................................. F-32

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Personify, Inc.

The reincorporation described in Note 10 to the consolidated financial statements has not been consummated at March 29, 2000. When the reincorporation has been consummated, we will be in a position to furnish the following report assuming that from March 29, 2000 to the date of such reincorporation, no other material events have occurred that would affect the accompanying consolidated financial statements or require disclosure therein:

  "In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' deficit, and of cash flows present fairly, in all material respects, the financial position of Personify, Inc. and its subsidiaries, at December 31, 1998 and 1999 and the results of their operations and cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of Personify, Inc.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

San Francisco, California
March 29, 2000

                                PERSONIFY, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                                                    Pro Forma
                                                                  Stockholders'
                                      December 31,                   Equity
                                    -----------------  March 31,    March 31,
                                     1998      1999      2000         2000
                                    -------  --------  ---------  -------------
                                                                    (Note 2)
                                                             (unaudited)
Assets
Current assets:
Cash and cash equivalents.........  $ 3,313  $ 11,803  $  9,919
Accounts receivable, net of
  allowances of $0, $133 and $146
  at December 31, 1998, 1999 and
  March 31, 2000 (unaudited),
  respectively....................      200     1,681     2,398
Prepaid expenses and other
  assets..........................       87       162       872
                                    -------  --------  --------
Total current assets..............    3,600    13,646    13,189
Property and equipment, net.......      167     1,043     2,323
Goodwill and other intangible
  assets, net.....................       --     3,839     3,488
Restricted cash...................        6     1,840     1,840
Other assets......................        9        30       317
                                    -------  --------  --------
                                    $ 3,782  $ 20,398  $ 21,157
                                    =======  ========  ========
Liabilities, Mandatorily
Redeemable Preferred Stock and
Warrants and
Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable..................  $   120  $    472  $  1,937
Accrued liabilities...............      137     1,204     2,684
Deferred revenue..................      212     1,560     2,240
Capital lease obligations, current
  portion.........................       --        29        31
                                    -------  --------  --------
Total current liabilities.........      469     3,265     6,892
Capital lease obligations, less
  current portion.................       --        39        31
Line of credit....................       --        15        14
                                    -------  --------  --------
                                        469     3,319     6,937
                                    -------  --------  --------
Commitments and contingencies
  (Notes 5 and 8)
Mandatorily redeemable preferred
  stock and warrants:
Preferred stock; convertible and
  mandatorily redeemable;
  14,563,281 shares authorized and
  designated as:
Series A, no par value, 1,400,000
  shares authorized, issued and
  outstanding at December 31,
  1998, 1999, and March 31, 2000
  (unaudited), no shares, pro
  forma (unaudited) (aggregate
  liquidation preference $350)....      429       464       473
Series B, no par value, 2,145,250
  shares authorized, 2,011,172
  shares issued and outstanding at
  December 31, 1998, 1999, and
  March 31, 2000 (unaudited), no
  shares, pro forma (unaudited)
  (aggregate liquidation
  preference $900)................    1,011     1,101     1,123
Series C, no par value, 6,348,168
  shares authorized, 6,282,722
  shares issued and outstanding at
  December 31, 1998, 1999, and
  March 31, 2000 (unaudited), no
  shares, pro forma (unaudited)
  (aggregate liquidation
  preference $6,000)..............    5,931     5,931     5,931
Series D, no par value, 4,500,000
  shares authorized, 4,285,716
  shares issued and outstanding at
  December 31, 1999 and March 31,
  2000 (unaudited), no shares, pro
  forma (unaudited) (aggregate
  liquidation preference
  $18,000)........................       --    17,942    17,942
Series E (unaudited), no par
  value, 169,863 shares
  authorized, 167,472 shares
  issued and outstanding at March
  31, 2000, no shares, pro forma
  (aggregate liquidation
  preference $3,500)..............       --        --     3,440
Notes receivable from
  stockholders....................       --        --    (1,000)
Warrants for mandatorily
  redeemable preferred stock......      102       102       102
                                    -------  --------  --------
                                      7,473    25,540    28,011
                                    -------  --------  --------
Stockholders' equity (deficit):
Common stock, $0.001 par value,
  30,000,000 shares authorized,
  1,259,670, 2,946,912 and
  5,326,997 shares issued and
  outstanding at December 31,
  1998, 1999, and March 31, 2000
  (unaudited), respectively,
  19,474,079 shares issued and
  outstanding, pro forma
  (unaudited).....................        1         3         5     $     19
Additional paid-in capital........     (212)    7,296    53,876       82,873
Unearned stock-based
  compensation....................       --    (2,484)  (31,636)     (31,636)
Notes receivable from
  stockholders....................       --        --    (8,914)      (9,914)
Accumulated deficit...............   (3,949)  (13,276)  (27,122)     (27,122)
                                    -------  --------  --------     --------
Total stockholders' equity
  (deficit).......................   (4,160)   (8,461)  (13,791)    $ 14,220
                                    -------  --------  --------     ========
Total liabilities, mandatorily
  redeemable preferred stock and
  warrants and stockholders'
  equity (deficit)................  $ 3,782  $ 20,398  $ 21,157
                                    =======  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                PERSONIFY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                                Three Months
                                   Year Ended December 31,    Ended March 31,
                                   -------------------------  -----------------
                                    1997     1998     1999     1999      2000
                                   -------  -------  -------  -------  --------
                                                                (unaudited)
Net revenues
 License revenues................  $    10  $    24  $   639  $    65  $    645
 Service revenues................        5      166      704       37       568
                                   -------  -------  -------  -------  --------
   Total net revenues............       15      190    1,343      102     1,213
                                   -------  -------  -------  -------  --------
Cost of revenues
 Cost of license revenues........       --       10       23        8        26
 Cost of service revenues
   (exclusive of stock-based
   compensation of $39 and $165
   for the year ended December
   31, 1999 and the three months
   ended March 31, 2000,
   respectively).................        2       97    1,938      131     1,344
                                   -------  -------  -------  -------  --------
   Total cost of revenues........        2      107    1,961      139     1,370
                                   -------  -------  -------  -------  --------
   Gross profit (loss)...........       13       83     (618)     (37)     (157)
                                   -------  -------  -------  -------  --------
Operating expenses
 Research and development
   (exclusive of stock-based
   compensation of $87 and $173
   for the year ended December
   31, 1999 and the three months
   ended March 31, 2000,
   respectively).................      506    1,081    2,549      471       947
 Sales and marketing (exclusive
   of stock-based compensation of
   $266, $1 and $465 for the year
   ended December 31, 1999 and
   the three months ended March
   31, 1999 and 2000,
   respectively).................      270    1,277    4,336      667     2,857
 General and administrative
   (exclusive of stock-based
   compensation of $298, $2 and
   $7,227 for the year ended
   December 31, 1999 and the
   three months ended March 31,
   1999 and 2000, respectively)..      134      468    1,024      192     1,652
 Stock-based compensation........       --       --      690        3     8,030
 Amortization of intangible
   assets........................       --       --      350       --       350
                                   -------  -------  -------  -------  --------
   Total operating expenses......      910    2,826    8,949    1,333    13,836
                                   -------  -------  -------  -------  --------
   Operating loss................     (897)  (2,743)  (9,567)  (1,370)  (13,993)
Interest income..................       69      104      250       20       153
Other income (expense), net......     (134)      (8)     (10)      (1)       (6)
                                   -------  -------  -------  -------  --------
Net loss.........................     (962)  (2,647)  (9,327)  (1,351)  (13,846)
Dividend accretion on preferred
  stock..........................      (88)    (125)    (125)     (31)      (31)
                                   -------  -------  -------  -------  --------
Net loss attributable to common
  stockholders...................  $(1,050) $(2,772) $(9,452) $(1,382) $(13,877)
                                   =======  =======  =======  =======  ========
Net loss per share attributable
  to common stockholders, basic
  and diluted....................  $ (0.72) $ (2.14) $ (5.47) $ (1.10) $  (3.91)
                                   =======  =======  =======  =======  ========
Weighted average shares used in
  computing net loss per share
  attributable to common
  stockholders, basic and
  diluted........................    1,457    1,298    1,728    1,260     3,549
                                   =======  =======  =======  =======  ========
Pro forma net loss per share
  attributable to common
  stockholders, basic and diluted
  (unaudited)....................                    $ (0.71)          $  (0.79)
                                                     =======           ========
Weighted average shares used in
  computing pro forma net loss
  attributable to common
  stockholders, basic and diluted
  (unaudited)....................                     13,077             17,535
                                                     =======           ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                PERSONIFY, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                       (in thousands, except share data)

                                                                                Notes
                                     Common Stock    Additional   Unearned    Receivable                  Total
                                   -----------------  Paid-In   Stock-based      from     Accumulated Stockholders'
                                    Shares    Amount  Capital   Compensation Stockholders   Deficit      Deficit
                                   ---------  ------ ---------- ------------ ------------ ----------- -------------
Balances at January 1, 1997......  1,470,000   $ 1    $     1     $     --     $    --     $   (340)    $   (338)
Cancellation of common stock.....    (31,500)              (1)                                                (1)
Issuance of common stock in
  exchange for services..........     10,500                                                                  --
Issuance of common stock upon
  exercise of stock options......      1,312                                                                  --
Accretion of mandatorily
  redeemable preferred stock
  Series A to redemption value...                         (58)                                               (58)
Accretion of mandatorily
  redeemable preferred stock
  Series B to redemption value...                         (30)                                               (30)
Net loss.........................                                                              (962)        (962)
                                   ---------   ---    -------     --------     -------     --------     --------
Balances at December 31, 1997....  1,450,312     1        (88)          --          --       (1,302)      (1,389)
Repurchase of common stock from
  founder........................   (217,868)                                                                 --
Issuance of common stock upon
  exercise of stock options......     27,226                1                                                  1
Accretion of mandatorily
  redeemable preferred stock
  Series A to redemption value...                         (35)                                               (35)
Accretion of mandatorily
  redeemable preferred stock
  Series B to redemption value...                         (90)                                               (90)
Net loss.........................                                                            (2,647)      (2,647)
                                   ---------   ---    -------     --------     -------     --------     --------
Balances at December 31, 1998....  1,259,670     1       (212)          --          --       (3,949)      (4,160)
Issuance of common stock upon
  exercise of stock options......    213,814               27                                                 27
Issuance of common stock in
  exchange for services..........     35,000               80                                                 80
Issuance of common stock and
  common stock options upon
  acquisition of Anubis..........  1,438,428     2      4,432                                              4,434
Unearned stock-based
  compensation...................                       3,094       (3,094)                                    -
Amortization of unearned stock-
  based compensation.............                                      610                                   610
Accretion of mandatorily
  redeemable preferred stock
  Series A to redemption value...                         (35)                                               (35)
Accretion of mandatorily
  redeemable preferred stock
  Series B to redemption value...                         (90)                                               (90)
Net loss.........................                                                            (9,327)      (9,327)
                                   ---------   ---    -------     --------     -------     --------     --------
Balances at December 31, 1999....  2,946,912     3      7,296       (2,484)         --      (13,276)      (8,461)
Issuance of common stock upon
  exercise of stock options......    689,085              182                      (46)                      136
Remeasurement of acceleration of
  stock options..................                       1,554                                              1,554
Issuance of restricted stock.....  1,691,000     2     31,699      (22,823)     (8,868)                       10
Issuance of warrants in exchange
  for services...................                       2,910                                              2,910
Unearned stock-based
  compensation...................                      10,266      (10,266)                                   --
Amortization of unearned stock-
  based compensation.............                                    3,937                                 3,937
Accretion of mandatorily
  redeemable preferred stock
  Series A to redemption value...                         (9)                                                 (9)
Accretion of mandatorily
  redeemable preferred stock
  Series B to redemption value...                        (22)                                                (22)
Net loss.........................                                                           (13,846)     (13,846)
                                   ---------   ---    -------     --------     -------     --------     --------
Balances at March 31, 2000
  (unaudited)....................  5,326,997   $ 5    $53,876     $(31,636)    $(8,914)    $(27,122)    $(13,791)
                                   =========   ===    =======     ========     =======     ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                PERSONIFY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                          Year Ended            Three Months
                                         December 31,         Ended March 31,
                                     -----------------------  -----------------
                                     1997    1998     1999     1999      2000
                                     -----  -------  -------  -------  --------
                                                                (unaudited)
Cash flows from operating
  activities
 Net loss..........................  $(962) $(2,647) $(9,327) $(1,351) $(13,846)
 Adjustments to reconcile net loss
   to net cash used in operating
   activities:
  Noncash financing expenses.......     60       --       --       --        --
  Depreciation and amortization of
    tangible assets................     11       51      242       30       128
  Amortization of intangible
    assets.........................     --       --      350       --       350
  Stock-based compensation.........     --       --      690       --     8,030
  Changes in operating assets and
    liabilities:
   Accounts receivable.............     (5)    (195)  (1,116)    (277)     (717)
   Prepaid expenses and other
     assets........................    (18)     (79)     (60)      (5)     (586)
   Other long-term assets..........     --       --      (21)     (72)      (40)
   Accounts payable................     29       82      292      135     1,465
   Accrued liabilities.............     20       47      818       (5)    1,196
   Deferred revenue................     --      212    1,348      220       680
                                     -----  -------  -------  -------  --------
     Net cash used in operating
       activities..................   (865)  (2,529)  (6,784)  (1,325)   (3,340)
                                     -----  -------  -------  -------  --------
Cash flows from investing
  activities
 Purchases of property and
   equipment.......................    (16)    (197)    (947)    (166)   (1,124)
 Cash acquired in Anubis
   acquisition.....................     --       --      106       --        --
 Restricted cash...................     --       --   (1,834)      --        --
                                     -----  -------  -------  -------  --------
     Net cash used in investing
       activities..................    (16)    (197)  (2,675)    (166)   (1,124)
                                     -----  -------  -------  -------  --------
Cash flows from financing
  activities
 Payments of principal under
   capital lease obligation........     --       --      (21)      --        (6)
 Payments of principal under line
   of credit.......................     --       --       --       --        (1)
 Proceeds from issuance of bridge
   loans...........................    375      590       --       --        --
 Proceeds from issuance of common
   stock...........................     --        1       28       --       147
 Proceeds from issuance of
   preferred stock, net............    516    5,383   17,942       --     2,440
                                     -----  -------  -------  -------  --------
     Net cash provided by financing
       activities..................    891    5,974   17,949       --     2,580
                                     -----  -------  -------  -------  --------
Net increase (decrease) in cash and
  cash equivalents.................     10    3,248    8,490   (1,491)   (1,884)
Cash and cash equivalents,
  beginning of period..............     55       65    3,313    3,313    11,803
                                     -----  -------  -------  -------  --------
Cash and cash equivalents, end of
  period...........................  $  65  $ 3,313  $11,803  $ 1,822  $  9,919
                                     =====  =======  =======  =======  ========
Supplemental disclosures of cash
  flow information
 Unearned stock-based
   compensation....................  $  --  $    --  $ 3,094  $    57  $ 33,089
                                     =====  =======  =======  =======  ========
 Issuance of preferred stock
   warrants........................  $  60  $    42  $    --  $    --  $     --
                                     =====  =======  =======  =======  ========
 Conversion of bridge loans to
   preferred stock.................  $ 375  $   590  $    --  $    --  $     --
                                     =====  =======  =======  =======  ========
 Conversion of interest accrued on
   bridge loans to preferred
   stock...........................  $   7  $     7  $    --  $    --  $     --
                                     =====  =======  =======  =======  ========
 Interest paid.....................  $  --  $    13  $    --  $    --  $     --
                                     =====  =======  =======  =======  ========
 Accretion of preferred stock to
   redemption value................  $  88  $   125  $   125  $    31  $     31
                                     =====  =======  =======  =======  ========
 Issuance of common stock and
   common stock options upon
   acquisition of Anubis...........  $  --  $    --  $ 4,434  $    --  $     --
                                     =====  =======  =======  =======  ========
 Issuance of Series E preferred
   stock...........................  $  --  $    --  $    --  $    --  $  1,000
                                     =====  =======  =======  =======  ========
 Issuance of common stock
   warrants........................  $  --  $    --  $    --  $    --  $    371
                                     =====  =======  =======  =======  ========
 Issuance of stockholder notes
   receivable......................  $  --  $    --  $    --  $    --  $  8,868
                                     =====  =======  =======  =======  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                PERSONIFY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. The Company

      Personify, Inc. (the "Company") was incorporated on March 20, 1996, and is a provider of e-business software that enables companies to measure, analyze and optimize customer focused profitability metrics such as the percentage of prospects that become customers, shopping-cart abandonment rates, advertising return on investments and email conversion rates.

2. Summary of Significant Accounting Policies

Principles of consolidation and basis of presentation

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, ASI Acquisition Corporation. All significant intercompany balances and transactions have been eliminated.

Business risks and liquidity

      The Company operates in the internet industry which is evolving and highly competitive. The Company has relied on equity and debt financing to fund its operating and investing activities to date. Management forecasts that additional financing will be required to fund its operations. The success of the Company is dependent upon, among other things, the Company's ability to raise capital and to generate significant customer usage of its products.

Use of estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Such estimates include the valuation allowance for deferred tax assets and accounts receivable and the value of the Company's stock. Actual results could differ from those estimates.

Cash and cash equivalents

      The Company considers all highly liquid investments with an original maturity or remaining maturity at date of purchase of three months or less to be cash equivalents. Cash and cash equivalents are on deposit with principally one financial institution and exceed federal insurance levels.

Restricted cash

      Restricted cash is primarily in relation to an office lease. According to the lease agreement, this deposit is restricted for at least one year, and shall be automatically renewed annually throughout the term of the lease. It shall be reduced if the Company achieves a net worth of $50,000,000 and shall be reduced over the last three years of the lease.

Concentration risks

      Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains its cash and

                                PERSONIFY, INC.

cash equivalents in commercial checking and money market accounts with two high-quality financial institutions.

      The Company performs ongoing customer credit evaluations within the context of the industry in which it operates and maintains reserves for potential credit losses on customer accounts when deemed necessary. The following table sets forth customers comprising 10% or more of the Company's total net revenues or aggregate accounts receivable for each of the periods presented:

                                                Revenue     Accounts Receivable
                                             -------------- --------------------
                                             1997 1998 1999  1997   1998   1999
                                             ---- ---- ---- ------ ------ ------
     Customer A.............................   --   --  29%     --     --    20%
     Customer B.............................   --  17%   --     --     --     --
     Customer C.............................   --  13%   --     --    49%     --
     Customer D.............................  67%   --   --   100%    27%     --
     Customer E.............................  33%   --   --     --     --     --

Property and equipment

      Property and equipment, is stated at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets which is generally three years. Maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized.

Long-lived assets

      The Company accounts for long-lived assets under Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which requires the Company to review for impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized. To date, no impairment loss has been recognized.

Revenue recognition

      The Company derives revenues from two sources as follows: (i) software revenues from end users under term licenses and (ii) service revenues which include implementation, consulting services and maintenance and customer support. Effective January 1, 1998, the Company adopted the provisions of Statement of Position 97-2, or SOP 97-2, Software Revenue Recognition, as amended by Statement of Position 98-4, Deferral of the Effective Date of Certain Provisions of SOP 97-2, effective January 1, 1998. SOP 97-2 supersedes Statement of Position 91-1 Software Revenue Recognition.

      For software license contracts with multiple obligations (e.g. software licenses, implementation, consulting services and customer support), revenues are generally recognized ratably over the term of the contract because these contracts provide for post contract support, which includes unspecified future products and customer support, for which vendor specific objective evidence does not exist. Under the terms of these contracts the Company does not have any obligation for delivering post contract support after the expiration of the contract term.

                                PERSONIFY, INC.

      For contracts involving implementation services without post contract support, the Company recognizes revenues upon completion of the services when no significant contractual obligations exist and when collection of the resulting receivable is deemed probable, unless the contract provides for futures deliverables, which are typically in relation to software licenses. Then in this instance, the revenue is deferred and recognized ratably commencing after implementation of the software licenses.

      Service revenues from consulting are recognized as the related services are performed. Service revenues from maintenance and support agreements are deferred and recognized on a straight-line basis over the term of the related agreement when vendor specific objective evidence exists for these services. Vendor specific objective evidence is based on the price when the element is sold separately.

      The Company recognizes revenue on the basis set forth above when an executed agreement or purchase order has been received, the amounts to be paid by the customer are fixed or determinable and deemed collectible.

Advertising costs

      The Company expenses advertising costs as they are incurred. Advertising expense for the years ended December 31, 1997, 1998 and 1999 was $0, $582 and $18,061, respectively.

Product development costs

      The costs of establishing the technological feasibility of the Company's software products or product enhancements are expensed as product development costs when incurred. The costs incurred subsequent to the establishment of technological feasibility and prior to a product's general release are capitalized. Due to the close proximity of establishing technological feasibility to product release, such costs have been insignificant and have been expensed to date.

      Costs incurred in the design, creation and maintenance of content, graphics and user interface of the Company's Web sites are expensed as incurred in accordance with SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Costs incurred in the development of application and infrastructure of the Web sites are capitalized and amortized over the useful life of the web sites. In 1999, the costs that could be capitalized were insignificant.

Income taxes

      The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined for temporary differences between the financial statement and tax bases of assets and liabilities and net operating loss and credit carryforwards, using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Stock split

      During August 1997 and again in August 1999, the Board of Directors approved a two-for-one split of its outstanding shares of common and preferred stock. All share and per share information included in these consolidated financial statements has been retroactively adjusted to reflect these stock splits.

                                PERSONIFY, INC.

Comprehensive income

      The Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income, effective January 1, 1998. This statement requires companies to classify items of comprehensive income by their nature in the consolidated financial statements and to display the accumulated balance of comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. To date, the Company has not had any transactions that are required to be reported as comprehensive income.

Segment information

      Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The Company identifies its operating segments based on business activities, management responsibility and geographical location. For all periods presented the Company operated in a single business segment in the United States.

Stock-based compensation

      The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and Financial Accounting Standards Board Interpretation ("FIN") No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, and has adopted with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's common stock and the exercise price. SFAS No. 123 defines a "fair value" based method of accounting for an employee stock option or similar equity investment. The pro forma disclosures of the difference between the compensation expense included in net loss and the related cost measured by the fair value method are presented in Note 6. The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services.

Fair value of financial instruments

      The reported amounts of certain of the Company's financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value due to their short maturities. The reported amount of capital lease obligations approximate fair value due to the market interest rates which these debts bear.

Certain risks and uncertainties

      The Company's products are concentrated in the industry segment for internet infrastructure software which is characterized by rapid technological advances, changes in customer requirements and evolving regulatory requirements and industry standards. These products depend in part on third-party technology which the Company licenses from a limited number of suppliers. Also, the Company has depended on a limited number of products and customers for substantially all revenue to date. Failure by the Company to anticipate or to respond adequately to technological developments in its industry, changes in customer or supplier requirements or changes in regulatory requirements or industry standards, or any significant delays in the development or introduction of products or services, could have a material adverse effect on the Company's business and operating results.

                                PERSONIFY, INC.

Net loss per share

      The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share. Under the provisions of SFAS No. 128, basic net loss per share is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income per share is computed by dividing the net income for the period by the weighted average number of common stock and common stock equivalent shares outstanding during the period. However, because the Company generated net losses in all periods presented, common equivalent shares, composed of incremental common shares issuable upon the exercise of stock options and warrants and upon conversion of convertible preferred stock, are not included in diluted net loss per share because such shares are anti-dilutive.

      The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except per share data):

                                                                Three Months
                                   Year Ended December 31,    Ended March 31,
                                   -------------------------  -----------------
                                    1997     1998     1999     1999      2000
                                   -------  -------  -------  -------  --------
                                                                (unaudited)
Numerator
 Net loss........................  $  (962) $(2,647) $(9,327) $(1,351) $(13,846)
 Accretion of mandatorily
   redeemable preferred stock to
   redemption value..............      (88)    (125)    (125)     (31)      (31)
                                   -------  -------  -------  -------  --------
  Net loss attributable to common
    stockholders.................  $(1,050) $(2,772) $(9,452) $(1,382) $(13,877)
                                   =======  =======  =======  =======  ========
Denominator
 Weighted average shares used in
   computing net loss
   attributable to common
   stockholders, basic and
   diluted.......................    1,457    1,298    1,728    1,260     3,549
                                   =======  =======  =======  =======  ========
 Net loss per share attributable
   to common stockholders, basic
   and diluted...................  $ (0.72) $ (2.14) $ (5.47) $ (1.10) $  (3.91)
                                   =======  =======  =======  =======  ========

      The following table sets forth potential shares of common stock that are not included in the diluted net loss per share calculation above because to do so would be anti-dilutive for the periods indicated (in thousands):

                                                  Year Ended      Three Months
                                                 December 31,    Ended March 31,
                                              ------------------ ---------------
                                              1997  1998   1999   1999    2000
                                              ----- ----- ------ ------- -------
                                                                   (unaudited)
Weighted average effect of common stock
  equivalents
 Options outstanding........................     38   792  2,830   2,069   3,941
 Shares resulting from the conversion of:
  Series A preferred stock..................  1,400 1,400  1,400   1,400   1,400
  Series B preferred stock..................    694 2,011  2,011   2,011   2,011
  Series C preferred stock..................     -- 3,752  6,283   6,283   6,283
  Series D preferred stock..................     --    --  1,655      --   4,286
  Series E preferred stock..................     --    --     --      --       6
 Restricted stock...........................     --    --     --      --     524
 Warrants to purchase preferred stock.......     46   173    200     200     200
                                              ----- ----- ------ ------- -------
                                              2,178 8,128 14,379  11,963  18,651
                                              ===== ===== ====== ======= =======

Pro forma net loss per share (unaudited)

      Pro forma net loss per share of the year ended December 31, 1999 and March 31, 2000 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of convertible preferred stock into common stock effective upon the closing of the Company's initial public offering on an as-if-converted basis. Pro forma diluted net loss per share is computed using the pro forma weighted average number of common and common equivalent shares outstanding. Common equivalent shares, composed of common shares issuable upon the exercise of stock options and warrants, are not included in pro forma diluted net loss per share because such shares are anti-dilutive.

      The following table sets forth the computation of pro forma basic and diluted net loss per share (in thousands, except per share amounts):

                                                                    Three Months
                                                        Year Ended     Ended
                                                       December 31,  March 31,
                                                           1999         2000
                                                       ------------ ------------
                                                              (unaudited)
     Numerator
      Net loss.......................................    $(9,327)     $(13,846)
                                                         =======      ========
     Denominator
      Weighted average shares used in computing basic
        and diluted net loss per share...............      1,728         3,549
      Adjustment to reflect assumed conversion of all
        preferred stock from date of issuance........     11,349        13,986
                                                         -------      --------
      Shares used in computing pro forma basic and
        diluted net loss per share...................     13,077        17,535
                                                         =======      ========
     Basic and diluted pro forma net loss per share..    $ (0.71)     $  (0.79)
                                                         =======      ========
     Antidilutive securities including options,
       warrants and restricted stock not included in
       pro forma net loss per share calculation......      3,030         4,665
                                                         =======      ========

                                PERSONIFY, INC.

Pro forma stockholders' equity (unaudited)

      Upon closing of the offering, the shares of preferred stock will convert into shares of common stock at a one-for-one conversion rate. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma stockholders' equity at March 31, 2000.

Unaudited Interim Consolidated Financial Statements

      The consolidated financial statements as of March 31, 2000 and for the three months ended March 31, 2000 and March 31, 1999 are unaudited but have been prepared in accordance with generally accepted accounting principles for interim financial statements and the rules of the Securities and Exchange Commission and do not include all disclosures required by generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year.

Recently issued accounting pronouncements

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000, with earlier application encouraged. The Company is evaluating the possible impact, if any, that SFAS No. 133 may have on its financial statements.

      In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") 101, Revenue Recognition, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. The Company believes that their current revenue recognition policy is in compliance with SAB 101.

      In March 2000, the FASB issued Interpretation No. 44, ("FIN 44"), Accounting for Certain Transactions Involving Stock Compensation--An Interpretation of APB25. This interpretation clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a non compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. Personify has not yet determined the impact, if any, of adopting this interpretation.

                                PERSONIFY, INC.

3. Acquisition

      Effective September 30, 1999, the Company acquired all outstanding shares of Anubis Solutions Incorporated ("Anubis"), which provided data-warehousing technology and services. The acquisition has been accounted for using the purchase method of accounting. The total purchase consideration consisted of 1,438,428 shares of the Company's common stock with an estimated fair value of approximately $3.6 million, and options and warrants to purchase 640,764 shares of the Company's common stock with an estimated fair value of approximately $837,000. The fair value of the common stock options was estimated using the Black-Scholes model with the following weighted average assumptions: deemed fair value of the underlying common stock of $2.50, risk-free interest rate of 5.06% to 5.90%, expected life of 3.5 years, expected dividend rate of 0% and volatility rate of 65%. The purchase price, including related transaction costs of $102,000 was allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The excess of the purchase price over the fair value of the net tangibles and identifiable intangible assets acquired has been recorded as goodwill. The fair value of net assets acquired was determined by an independent appraiser. The allocation of the purchase price is summarized below (in thousands):

     Assembled workforce...............................................  $1,035
     Acquired technology...............................................   1,964
     Covenants not to compete..........................................     269
     Goodwill..........................................................     921
     Assets acquired...................................................     569
     Liabilities assumed...............................................    (222)
                                                                         ------
       Total purchase price............................................  $4,536
                                                                         ======

      Goodwill and other identifiable intangible assets are being amortized on a straight-line basis over their estimated useful economic lives of three years.

      The following unaudited pro forma financial information reflects the results of operations for the years ended December 31, 1998 and 1999 as if the acquisition of Anubis had occurred on January 1, 1998 and 1999, respectively, and after giving effect to purchase accounting adjustments. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what the Company's operating results would have been had the acquisition actually taken place on January 1, 1998 or 1999, and may not be indicative of future operating results (in thousands, except share data):

                                                                Year Ended
                                                               December 31,
                                                             -----------------
                                                              1998      1999
                                                             -------  --------
     Net revenue............................................ $ 2,133  $  3,205
     Loss from operations...................................  (4,325)  (10,763)
     Net loss attributable to common stockholders...........  (4,359)  (10,730)
     Basic and diluted net loss per share................... $ (1.59) $  (3.83)

                                PERSONIFY, INC.

4. Balance Sheet Components (in thousands):

                                                                 December 31,
                                                                 --------------
                                                                 1998    1999
                                                                 ------ -------
     Property and equipment, net
      Computer equipment........................................ $ 202  $ 1,157
      Software..................................................    16       30
      Furniture, fixtures and office equipment..................    --      177
      Equipment under capital lease.............................    --       87
                                                                 -----  -------
                                                                   218    1,451
      Less accumulated depreciation and amortization............   (51)    (408)
                                                                 -----  -------
                                                                 $ 167  $ 1,043
                                                                 =====  =======

      Accumulated amortization relating to assets under capital lease amounted to $0 and $20,611 as of December 31, 1998 and 1999, respectively.

                                                                  December 31,
                                                                  -------------
                                                                  1998   1999
                                                                  -------------
     Goodwill and other intangible assets, net
      Assembled workforce........................................ $  -- $ 1,035
      Acquired technology........................................    --   1,964
      Covenant not to compete....................................    --     269
      Goodwill...................................................    --     921
                                                                  ----- -------
                                                                     --   4,189
      Less accumulated amortization..............................    --    (350)
                                                                  ----- -------
                                                                  $  -- $ 3,839
                                                                  ===== =======
                                                                  December 31,
                                                                  -------------
                                                                  1998   1999
                                                                  -------------
     Accrued liabilities
      Accrued payments to vendors................................ $  53 $   661
      Accrued payroll............................................    28     288
      Accrued vacation...........................................    43     191
      Accrued sales tax..........................................    13      64
                                                                  ----- -------
                                                                  $ 137 $ 1,204
                                                                  ===== =======

5. Preferred Stock

      At December 31, 1999, the Company was authorized to issue 14,393,418 shares of preferred stock. The Company had designated 1,400,000 shares as Series A preferred stock, 2,145,250 shares as Series B preferred stock, 6,348,168 shares as Series C preferred stock and 4,500,000 shares as Series D preferred stock. In May 1996, the Company issued 1,400,000 shares of Series A preferred stock for proceeds of $335,598, net of issuance costs of $14,402. In August 1997, the Company issued 2,011,172 shares of Series B preferred stock for proceeds of $890,643, net of issuance costs of $9,357. In May 1998, the Company issued 6,282,722 shares of Series C preferred stock for proceeds of $5,972,652, net of issuance costs and attached warrants of $27,348 and $41,749, respectively. In August 1999, the Company issued 4,285,716 shares of Series D preferred stock for proceeds of $17,941,951 net of issuance costs of $58,055.

                                PERSONIFY, INC.

Redemption

      Shares of Series A preferred stock are redeemable upon election by 66% of the outstanding Series A preferred stockholders. Shares of Series B preferred stock are redeemable upon election by 66% of the outstanding Series B preferred stockholders. Redemption may not occur earlier than December 31, 2001 or upon an event of default as defined in the Series A and Series B Preferred Stock Purchase Agreements. The redemption price with respect to Series A preferred stock is equal to $0.25 per share (the Series A adjusted purchase price) plus the greater of the amount of declared and unpaid dividends, or an amount equal to a 10% annual dividend on the Series A adjusted purchase price. The redemption price with respect to Series B preferred stock is an amount equal to $0.45 per share plus the greater of the amount of declared and unpaid dividends, or an amount equal to a 10% annual dividend on the Series B original purchase price. In the event of a redemption by reason of default, such redemption shall be effected in a single payment within 60 days of the date redemption is elected. In the event of a non-default redemption, such redemption shall be made in twelve equal quarterly installments within 60 days of the redemption being elected. If the Company is unable to pay the redemption price upon presentation of Series A and Series B preferred stock, those Series A and Series B preferred stock shares will remain outstanding and be entitled to all original dividend and other preferential rights.

      The Company recorded $88,333 in accreted dividends relating to Series A and Series B preferred stock for the year ended December 31, 1997 and $124,999 in accreted dividends for each of the years ended December 31, 1998 and 1999.

      If required by the stockholders the redeemable preferred stock payment, including required accretion, would be $1.8 million on December 31, 2001.

Liquidation

      In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of shares of Series A, B, C and D preferred stock are entitled to receive, in preference to the holders of common stock, an amount equal to the Series A original purchase price of $0.25 per share, the Series B original purchase price of $0.4475 per share, the Series C original purchase price of $0.955 per share and the Series D original purchase price of $4.20 per share. Thereafter, holders of Series A, B, C and D preferred stock are entitled to receive their pro rata share of the assets and funds remaining available for distribution, if any, until the holders of Series A and B preferred stock have received distributions in an amount equal to seven times the Series A original purchase price or the Series B original purchase price and the holders of Series C have received distributions in an amount equal to four times the Series C original purchase price and the holders of the Series D have received distribution in an amount equal to two times the Series D original purchase price. Such pro rata shares are calculated as if all outstanding shares of Series A, B, C and D are converted into the number of shares that would otherwise be convertible pursuant to the conversion paragraph below.

Voting

      Holders of shares of preferred stock are entitled to the number of votes for each share of common stock into which their shares could be converted. For so long as 1,400,000 shares of Series D preferred stock are outstanding, the holders of the Series D preferred stock will be entitled, voting as a separate series, to elect one director. As long as there are 2,000,000 shares of Series C preferred stock outstanding, the holders are entitled, as a separate class, to elect two directors. As long as there are 1,200,000 shares of Series A and Series B preferred stock (Series A-B) outstanding, holders of Series A and B, voting together as a single class are entitled to elect one director. Any director elected solely by the holders of the common stock, the

                                PERSONIFY, INC.

Series A-B preferred stock, the Series C preferred stock or the Series D preferred stock, as the case may be, may be removed, either with or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of the common stock, the Series A-B preferred stock, the Series C preferred stock or the Series D preferred stock.

Conversion

      The holders of the shares of Series A, B, C and D preferred stock may convert their shares into common shares at any time. The number of shares of common stock into which each share of Series A will be converted will be equal to the original purchase price, divided by the Series A conversion price of $0.25. The number of shares of common stock into which each share of Series B will be converted will be equal to the original purchase price divided by the Series B conversion price of $0.4475. The number of shares of common stock into which each share of Series C will be converted will be equal to the original purchase price divided by the Series C conversion price of $0.955. The number of shares of common stock into which each share of Series D will be converted will be equal to the original purchase price divided by the Series D conversion price of $4.20.

      Each share of Series A, B, C and D preferred stock will automatically be converted to common stock, at the then applicable conversion rate, (i) in the event of the closing of an underwritten public offering of any of the Company's securities in which the aggregate gross proceeds to the Company exceeds $15,000,000, at a per share offering price of $7.00 or more, or (ii) upon the conversion into common stock of at least a majority of the outstanding shares of Series A, B, C and D preferred stock.

      The shares of Series A, B, C and D preferred stock also carry provisions which protect the holders from dilution caused by capital reorganizations, stock splits, or other similar capital changes.

Dividends

      Each fiscal year, holders of the shares of Series A, B, C and D preferred stock are entitled to receive annual dividends prior and in preference to common stockholders, when and if declared by the Board of Directors on a noncumulative basis, in an amount of $0.025 per share for Series A preferred stock, $0.045 per share of Series B preferred stock, $0.096 per share of Series C preferred stock, and $0.42 per share of Series D preferred stock whenever funds are legally available. No dividends shall be declared or paid with respect to the common stock during any fiscal year until any declared dividends in the foresaid amounts have been paid to the shareholders Series A, B, C and D preferred stock. Through December 31, 1999, no dividends had been declared.

Warrants

      In February and July 1997, the Company issued warrants to purchase 134,078 shares of Series B preferred stock in connection with bridge loan agreements entered into in conjunction with the sale of Series B preferred stock. Such warrants have an exercise price equal to the price per share for the Series B preferred stock of $0.4475 and have a ten-year term. The Company recorded $59,999 in interest expense during 1997 representing the fair value of these warrants.

      In May 1998, the Company issued warrants to purchase 65,446 shares of Series C preferred stock in connection with the issuance of such preferred stock. The warrants have an exercise price of $0.955 and a seven-year term. The fair value of the warrants of $41,749 was estimated using the Black-Scholes model with

                                PERSONIFY, INC.

the following weighted average assumptions: risk-free interest rate of 4.65%, expected life of 7 years, expected dividend rate of 0%, and volatility rate of 65%.

6. Common Stock

      At December 31, 1999, the Company was authorized to issue 25,000,000 shares of common stock.

      Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock at the time outstanding having priority rights as to dividends.

      At December 31, 1999, the Company had reserved shares of common stock for future issuance as follows (in thousands):

     Preferred stock..................................................... 13,980
     Warrants............................................................    206
     Stock option plan...................................................  5,140
                                                                          ------
                                                                          19,326
                                                                          ======

Common stock options

      The Company has reserved up to 5,382,000 shares of common stock issuable upon exercise of options granted to certain employees, directors, and consultants pursuant to the Company's 1998 Equity Incentive Plan, which amended the 1996 Stock Option Plan. Such options are exercisable over a term of up to ten years. Employees have a vested interest in 25% of the options upon completion of one year of service measured from the date of hire. The balance vest 1/48 at the end of each one-month period thereafter. If an option holder loses his or her eligibility, vested options held at that date may be exercised within 30 days in the event that the loss of eligibility is due to reasons other than just cause of termination or the holder's death or disability, and within 180 days after such loss by reason of the holder's death or disability.

Common stock warrants

      In connection with the acquisition of Anubis (Note 3) the Company issued 6,496 warrants to purchase common stock at a price of $3.12 per share with a remaining life of 52 months. The fair value of these warrants was included in the purchase price of Anubis.

                                PERSONIFY, INC.

      A summary of the activity under the Company's stock option plan during the three years ended December 31, 1999 and three months ended March 31, 2000 (unaudited). Information with respect to stock options that have been granted is as follows:

                                                 Options Outstanding
                              Shares    ----------------------------------------
                            Available   Number of   Aggregate   Weighted Average
                            for Grant    Shares       Price      Exercise Price
                            ----------  ---------  -----------  ----------------
   Options outstanding at
     January 1, 1997.......  1,264,250     15,750  $       394       $0.03
    Additional shares
      reserved.............     81,500
    Granted................   (521,116)   521,116       24,166        0.05
    Exercised..............         --     (1,312)         (33)       0.03
    Canceled...............      3,938     (3,938)         (98)       0.03
                            ----------  ---------  -----------
   Options outstanding at
     December 31, 1997.....    828,572    531,616       24,429        0.05
    Additional shares
      reserved.............  1,720,500
    Granted................ (1,462,568) 1,462,568      173,020        0.12
    Exercised..............         --    (27,226)      (1,225)       0.05
    Canceled...............     85,856    (85,856)      (4,184)       0.05
                            ----------  ---------  -----------
   Options outstanding at
     December 31, 1998.....  1,172,360  1,881,102      192,040        0.10
    Additional shares
      reserved.............  2,300,000
    Granted................ (2,439,725) 2,439,725    2,110,218        0.86
    Exercised..............         --   (213,814)     (27,693)       0.13
    Canceled...............    308,279   (308,279)     (53,702)       0.17
                            ----------  ---------  -----------
   Options outstanding at
     December 31, 1999.....  1,340,914  3,798,734    2,220,863        0.58
    Additional shares
      reserved.............  2,749,110
    Granted................ (1,393,375) 1,393,375   11,722,281        8.41
    Exercised..............         --   (689,085)    (182,060)       0.26
    Canceled...............    217,332   (217,332)     (40,417)       0.19
                            ----------  ---------  -----------
   Options outstanding at
     March 31, 2000
     (unaudited)...........  2,913,981  4,285,692  $13,720,667       $3.20
                            ==========  =========  ===========       =====

      The following information concerning the Company's stock option plan is provided in accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. As permitted by SFAS No. 123, the Company accounts for such plans in accordance with APB No. 25 and related interpretations.

      The fair value of each option is estimated on the date of grant using the minimum value method with the following assumptions:

                                                                  Year Ended
                                                                 December 31,
                                                               -----------------
                                                               1997  1998  1999
                                                               ----- ----- -----
     Expected life (years)....................................     4     4     4
     Risk-free interest rate.................................. 5.21% 4.65% 5.82%
     Volatility...............................................    0%    0%    0%
     Dividend yield...........................................    0%    0%    0%

                                PERSONIFY, INC.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information follows (in thousands, except share data):

                                                     Year Ended December 31,
                                                     -------------------------
                                                      1997     1998     1999
                                                     -------  -------  -------
     Net loss attributable to common stockholders..  $(1,050) $(2,772) $(9,452)
                                                     =======  =======  =======
     Pro forma net loss--SFAS No. 123 adjusted.....  $(1,051) $(2,778) $(9,488)
                                                     =======  =======  =======
     Net loss per share--as reported (Note 2)
      Basic and diluted............................  $ (0.72) $ (2.14) $ (5.47)
                                                     =======  =======  =======
     Pro forma net loss per share--SFAS No. 123
       adjusted
      Basic and diluted............................  $ (0.72) $ (2.14) $ (5.49)
                                                     =======  =======  =======

      The effects of applying SFAS No. 123 in this pro forma disclosure may not be indicative of future amounts.

      The weighted average fair value of options granted during the years ended December 31, 1998 and 1999 was $0.12 and $0.86, respectively. The weighted average exercise price and contractual life information are as follows:

                                                                 Options Exercisable at
                      Options Outstanding at December 31, 1999     December 31, 1999
                    -------------------------------------------- ----------------------
     Range of                   Average Remaining    Weighted               Weighted
     Exercise         Number    Contractual Life     Average     Number     Average
     Prices         Outstanding      (Years)      Exercise Price Vested  Exercise Price
     --------       ----------- ----------------- -------------- ------- --------------
     $0.025--$0.05     401,692        7.99            $0.05      257,736     $0.05
     $0.125--$0.50   2,434,791        9.09            $0.28      439,825     $0.16
     $1.24--$2.75      962,251        9.68            $1.57           --
                     ---------                                   -------
                     3,798,734                                   697,561
                     =========                                   =======

Unearned stock-based compensation

      In connection with certain stock option grants in 1999, the Company recognized stock-based compensation which is being amortized over the vesting periods of the related options, usually 48 months, in accordance with FASB Interpretation No. 28. The total stock-based compensation charge recorded by the Company, which also includes compensation expense for common stock grants during the year ended December 31, 1997 and 1998 was $0, and $3,173,735 for the year ended December 31, 1999. Stock-based compensation expense recognized during the years ended December 31, 1997 and 1998 was $0, and $689,662 for the year ended December 31, 1999.

7. 401(k) Savings Plan

      The Company sponsors a 401(k) savings plan (the "401(k) Plan") which is a defined contribution retirement plan intended to qualify under Section 401(a) and 401(k) of the Internal Revenue Code. All full-time employees of the Company are eligible to participate in the 401(k) Plan pursuant to the terms of the Plan. Contributions by the Company are discretionary and no contributions have been made to date.

                                PERSONIFY, INC.

8. Commitments and Contingencies

      The Company leases equipment and office space under capital and operating lease agreements. During November 1999, the Company signed a noncancelable operating lease agreement for office space which expires in April 2005. Rent expense under all leases for the years ended December 31, 1997, 1998 and 1999 amounted to $43,000, $102,000 and $258,000, respectively.

      Future minimum lease payments under capital and noncancelable operating leases at December 31, 1999 are as follows (in thousands):

                                                               Capital Operating
                                                               ------- ---------
     2000.....................................................  $ 39    $  832
     2001.....................................................    43     1,323
     2002.....................................................    --     1,612
     2003.....................................................    --     1,648
     2004.....................................................    --     1,665
     Thereafter...............................................    --       654
                                                                ----    ------
     Total minimum obligations................................    82    $7,734
                                                                        ======
     Less interest............................................   (14)
                                                                ----
     Present value of minimum obligations.....................    68
     Less current portion.....................................   (29)
                                                                ----
     Long term portion at December 31, 1999...................  $ 39
                                                                ====

      From time to time, the Company may be involved in litigation arising out of claims in the normal course of business. Based upon the information presently available, including discussion with outside legal counsel, management believes that there are no claims or actions pending or threatened against the Company, the ultimate resolution of which will have a material adverse effect on the Company's financial position, liquidity or results of operations.

9. Income Taxes

      As of December 31, 1999, the Company had net operating loss carryforwards of approximately $11,800,000 for federal income tax purposes and $7,800,000 for state income tax purposes and research and experimentation carryforwards of approximately $140,000 for federal income tax purposes and $106,000 for state income taxes purposes. The federal and state net operating loss carryforwards expire in through 2019 and 2004 for federal and California purposes, respectively, if not utilized beforehand. The federal and state research and experimentation credits expire beginning in the year 2011.

      The Company's ability to utilize its net operating loss and research and experimentation tax credit carryforwards to offset future taxable income, if any, may be subject to restrictions attributable to equity transactions that result in changes in ownership as defined in the Tax Reform Act of 1986. These restrictions may limit, on an annual basis, the Company's future use of its net operating loss carryforwards and research and experimentation tax credit carryforwards.

                                PERSONIFY, INC.

      The estimated tax effect of significant temporary differences and carryforwards that give rise to deferred income tax assets as of December 31, 1998 and 1999 is as follows (in thousands):

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
     Net operating loss carryforwards......................... $ 1,524  $ 4,476
     Research and experimentation credit carryforwards........     154      246
     Reserves and other accruals..............................      54      119
                                                               -------  -------
                                                                 1,732    4,841
     Valuation allowance......................................  (1,732)  (4,841)
                                                               -------  -------
                                                               $    --  $    --
                                                               =======  =======

      The Company has recorded a valuation allowance against its net deferred tax assets as management estimates that it is more likely than not that they will not be realized.

      The difference between the Company's effective income tax rate and the federal statutory rate is as follows (in thousands):

                                                     Year Ended December 31,
                                                     -------------------------
                                                      1997    1998      1999
                                                     ------- -------  --------
     Statutory tax benefit.......................... $ (327) $  (900) $ (3,171)
     State taxes, net of federal benefit............    (57)    (154)     (270)
     Stock-based compensation.......................     --       --       275
     Goodwill amortization..........................     --       --       139
     Research and development credits...............    (77)     (77)      (92)
     Other..........................................    (18)     (27)      (15)
     Change in valuation allowance..................    479    1,158     3,134
                                                     ------  -------  --------
                                                     $   --  $    --  $     --
                                                     ======  =======  ========

      The difference between the income tax benefit at the federal statutory rate of 34% and the Company's effective tax rate is due primarily to the provision of a valuation allowance to offset deferred tax assets.

10. Events Subsequent to December 31, 1999

Initial public offering

      In May 2000, the Company's Board of Directors authorized management to file a registration statement with the Securities and Exchange Commission to permit the Company to sell shares of its common stock to the public.

Issuance of restricted stock (Unaudited)

      In February 2000, the Company sold 1,691,000 shares of restricted common stock to Mr. Love Goel at a price of $5.25 per share in exchange for an interest-free, full-recourse promissory note of $8.9 million collateralized by the restricted stock. These shares are subject to a right of repurchase by the Company which lapses immediately with respect to 140,988 shares and lapses with respect to the remaining shares at a rate of 1/48

                                PERSONIFY, INC.

of the total number of shares per month. Payment of the promissory note is required from the proceeds of any sale of the restricted stock. For the three months ended March 31, 2000 the Company recorded stock-based compensation expense of approximately $2.1 million and at March 31, 2000 had approximately $20.7 million unearned stock-based compensation associated with the issuance. Unearned stock-based compensation was initially measured based on the difference between the deemed fair value of the Company's common stock and the exercise price on the day of grant. Unearned stock-based compensation on the remaining restricted stock is remeasured at the end of each period. Amortization of the unearned stock-based compensation is recognized over the period which the restriction on the stock lapses. Subsequently, Mr. Goel was hired by the Company as an employee effective May 2000. Upon becoming an employee, the value of the stock was remeasured in accordance with APB 25.

Issuance of stock options (Unaudited)

      From January 1, 2000 to April 30, 2000, the Company granted options to purchase 1,393,375 shares of common stock to existing and new employees at a weighted average price of $8.41 per share. In connection with these grants the Company recognized approximately $10.3 million in unearned stock-based compensation that will be recognized over the related vesting period.

Offering of Series E preferred stock

      In March 2000, the Company raised approximately $3.4 million through issuance of 167,472 shares of Series E preferred stock at $20.90 per share. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series E preferred stock are entitled to receive, in preference to the holders of common stock, an amount equal to the Series E original purchase price of $20.90.

      Holders of Series E preferred stock are entitled to the number of votes for each share of common stock into which their shares could be converted.

      The holders of the shares of Series E preferred stock may convert into common shares at any time. The number of shares of common stock into which each share of Series E will be converted will be equal to the original purchase price divided by the Series E conversion price of $20.90. Each share of Series E preferred stock will automatically be converted to common stock, at the then applicable conversion rate, (i) in the event of the closing of an underwritten public offering of any of the Company's securities in which the aggregate proceeds to the Company exceeds $15,000,000, at a per share offering price of $7.00 or more, (ii) upon the conversion into common stock of at least a majority of the outstanding shares of Series E preferred stock. The shares of Series E preferred stock also carry provisions which protect the holders from dilution caused by capital reorganizations, stock splits, or other similar capital changes.

      Each fiscal year, holders of the shares of Series E preferred stock are entitled to receive annual dividends prior and in preference to common stockholders, when and if declared by the Board of Directors on a noncumulative basis, in an amount of $2.09 per share. No dividends shall be declared or paid with respect to the common stock during any fiscal year until any declared dividends in the foresaid amounts have been paid to the shareholders Series E preferred stock. Through March 31, 2000, no dividends had been declared.

Warrants (Unaudited)

      In February 2000, the Company issued warrants to purchase 140,917 shares of common stock to a service provider in conjunction with the hiring of a new CEO. The warrants have an exercise price of $5.25 and a five-year term. The fair value of these warrants of $1,674,376 was estimated using the Black-Scholes

                                PERSONIFY, INC.

option pricing model and the following assumptions: deemed fair value of common stock of $14.78; dividend yield of 0%; volatility of 65%, risk free interest rate of 6.7%; and a term of 5 years. The fair value of these warrants was recorded as stock-based compensation expense in the three months ended March 31, 2000.

      In February 2000, the Company issued warrants to purchase 77,500 shares of common stock to a service provider. The warrants have an exercise price of $15.00 and a five-year term. The fair value of these warrants of $864,358 was estimated using the Black-Scholes option pricing model and the following assumptions: deemed fair value of common stock of $17.43; dividend yield of 0%; volatility of 65%, risk free interest rate of 6.5%; and a term of 5 years. The fair value of these warrants was recorded as stock-based compensation expense in the three months ended March 31, 2000.

Loan and Security Agreement (Unaudited)

      During March 2000, the Company entered into a loan and security agreement establishing a credit facility consisting of a $3.0 million equipment lease line and a revolving line of credit that provides for borrowings of up to the lesser of $1.0 million or 85% of eligible accounts receivable. The line of credit bears interest at the bank's prime lending rate plus 2.0%.

      In connection with signing of the loan and security agreement, the Company issued warrants to acquire 22,000 shares of common stock. The price of the warrant is set as 75% of the per share price applicable in the earlier to occur of the following two transactions: (1) the next equity financing transaction or (2) the initial public offering, if either (1) or (2) does not occur by August 31, 2000, the price shall be deemed to be $4.20. The fair value of these warrants of $371,140 was estimated using the Black-Scholes option pricing model and the following assumptions: deemed fair value of common stock of $18.90; dividend yield of 0%; volatility of 65%, risk free interest rate of 6.6%; and a term of 7 years. The value will be amortized over the term of the facility.

Reincorporation

      In March 2000, the Company's board of directors approved the Company's reincorporation in the State of Delaware prior to the effectiveness of the offering referred to above. In addition, the Company changed its name to Personify, Inc. All references to the Company and the share and par value information included in these consolidated financial statements have been adjusted to reflect these changes.

Employee stock purchase plan

      In March 2000, the Company's board of directors approved the Employee Stock Purchase Plan covering an aggregate of 1,000,000 shares of common stock. The Employee Stock Purchase Plan will become effective on the effective date of the initial public offering and is intended to qualify as an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended.

2000 Equity Incentive Plan

      In March 2000, the Company's board of directors approved the amendment and restatement of the 1998 Equity Incentive Plan, renamed 2000 Equity Incentive Plan.

                                PERSONIFY, INC.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                                    OVERVIEW

      Effective September 30, 1999, the Company acquired all outstanding shares of Anubis Solutions Incorporated ("Anubis"), which provided data-warehousing technology and services. The acquisition has been accounted for using the purchase method of accounting. The total purchase consideration consisted of 1,438,428 shares of the Company's common stock with an estimated fair value of approximately $3.6 million, and options and warrants to purchase 640,764 shares of the Company's common stock with an estimated fair value of approximately $837,000. The fair value of the common stock options was estimated using the Black-Scholes model with the following weighted average assumptions: deemed fair value of the underlying common stock of $2.50, risk-free interest rate of 5.06% to 5.90%, expected life of 3.5 years, expected dividend rate of 0% and volatility rate of 65%. The purchase price, including related transaction costs of $102,000 was allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The excess of the purchase price over the fair value of the net tangibles and identifiable intangible assets acquired has been recorded as goodwill. The fair value of net assets acquired was determined by an independent appraiser. The allocation of the purchase price is summarized below (in thousands):

     Assembled workforce...............................................  $1,035
     Acquired technology...............................................   1,964
     Covenants not to compete..........................................     269
     Goodwill..........................................................     921
     Assets acquired...................................................     569
     Liabilities assumed...............................................    (222)
                                                                         ------
       Total purchase price............................................  $4,536
                                                                         ======

      Goodwill and other identifiable intangible assets are being amortized on a straight-line basis over their estimated useful economic lives of three years.

      The following unaudited pro forma financial information reflects the results of operations for the year ended December 31, 1999 as if the acquisition of Anubis had occurred on January 1, 1999, and after giving effect to purchase accounting adjustments. This pro forma result has been prepared for comparative purposes only and does not purport to be indicative of what the Company's operating result would have been had the acquisition actually taken place on January 1, 1999, and may not be indicative of future operating results.

                                PERSONIFY, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     (In thousands, except per share data)

                                        Year Ended December 31, 1999
                                   -----------------------------------------
                                   Personify Anubis  Adjustments   Pro Forma
                                   --------- ------  -----------   ---------
Net revenues
 License revenues................   $   639  $  359    $    --     $    998
 Service revenues................       704   1,503         --        2,207
                                    -------  ------    -------     --------
   Total net revenues............     1,343   1,862         --        3,205
Cost of revenues.................     1,961     775         --        2,736
                                    -------  ------    -------     --------
   Gross profit (loss)...........      (618)  1,087         --          469
                                    -------  ------    -------     --------
Operating expenses
 Research and development........     2,549     315         --        2,864
 Sales and marketing.............     4,336     654         --        4,990
 General and administrative......     1,024     108         --        1,132
 Stock-based compensation........       690     155         --          845
 Amortization of intangible
   assets........................       350      --      1,051 (A)    1,401
                                    -------  ------    -------     --------
   Total operating expenses......     8,949   1,232      1,051       11,232
                                    -------  ------    -------     --------
Operating loss...................    (9,567)   (145)    (1,051)     (10,763)
Other income (expense), net......       240     (82)        --          158
                                    -------  ------    -------     --------
Net loss.........................    (9,327)   (227)    (1,051)     (10,605)
Dividend accretion on preferred
  stock..........................      (125)     --         --         (125)
                                    -------  ------    -------     --------
Net loss attributable to common
  stockholders...................   $(9,452) $ (227)   $(1,051)    $(10,730)
                                    =======  ======    =======     ========
Net loss per share attributable
  to common stockholders, basic
  and diluted....................                                  $  (3.83)(B)
                                                                   ========
Weighted average shares used in
  computing net loss per share
  attributable to common
  stockholders, basic and
  diluted........................                                     2,800
                                                                   ========

--------
(A) The pro forma Personify and Anubis financial information for 1999 were adjusted to record the amortization of intangible assets and goodwill related to Personify's acquisition of Anubis as if the transaction occurred January 1, 1999. Acquired intangible assets and goodwill amounting to $4.2 million are to be amortized over their estimated useful life of 3 years, resulting in annual amortization of approximately $1,401,000.

(B) Pro forma basic and diluted net loss per share for the year ended December 31, 1999, is computed using the weighted average number of common shares outstanding, including pro forma effects of issuance of 1,438,428 common shares in conjunction with the acquisition as if these shares were outstanding from January 1, 1999.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders
Anubis Solutions Incorporated

      In our opinion, the accompanying balance sheets and the related statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Anubis Solutions Incorporated at December 31, 1998 and September 30, 1999, and the results of its operations and its cash flows for the year ended December 31, 1998 and nine months ended September 30, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Anubis Solutions, Inc.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Francisco, California
March 24, 2000

                         ANUBIS SOLUTIONS INCORPORATED

                                 BALANCE SHEETS
                       (In thousands, except share data)

                                                     December 31, September 30,
                                                         1998         1999
                                                     ------------ -------------
Assets
Current assets:
 Cash and cash equivalents..........................     $115         $ 106
 Accounts receivable, net of allowance of $0 at
   December 31, 1998 and September 30, 1999.........      424           365
 Prepaid expenses and other assets..................        9            16
                                                         ----         -----
   Total current assets.............................      548           487
Property and equipment, net.........................      122            82
                                                         ----         -----
                                                         $670         $ 569
                                                         ====         =====
Liabilities and Shareholders' Equity
Current liabilities:
 Accounts payable...................................     $ 41         $  61
 Accrued liabilities................................      101           145
 Deferred revenue...................................       27           126
 Capital lease obligation, current portion..........        2             2
 Notes payable, current portion.....................      205             4
                                                         ----         -----
   Total current liabilities........................      376           338
Capital lease obligation, less current portion......        3            --
Long term notes payable.............................       13             9
                                                         ----         -----
                                                          392           347
                                                         ----         -----
Commitments (Note 3)
Shareholders' equity:
 Common stock, no par value; 20,000,000 shares
   authorized; 8,800,000 and 8,875,426 shares issued
   and outstanding at December 31, 1998 and
   September 30, 1999, respectively.................        8           660
 Unearned stock-based compensation..................       --          (481)
 Retained earnings..................................      270            43
                                                         ----         -----
   Total shareholders' equity.......................      278           222
                                                         ----         -----
     Total liabilities and shareholders' equity.....     $670         $ 569
                                                         ====         =====

   The accompanying notes are an integral part of these financial statements.

                         ANUBIS SOLUTIONS INCORPORATED

                            STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                                                   Nine Months
                                                                      Year Ended      Ended
                                                                     December 31, September 30,
                                                                         1998         1999
                                                                     ------------ -------------
Net revenues
 License revenues...................................................    $  155       $  359
 Service revenues...................................................     1,787        1,503
                                                                        ------       ------
   Total net revenues...............................................     1,942        1,862
Cost of revenues (exclusive of stock-based compensation of $73 in
  1999).............................................................       918          775
                                                                        ------       ------
   Gross profit.....................................................     1,024        1,087
                                                                        ------       ------
Operating expenses
 Research and development (exclusive of stock-based compensation
   of $21 in 1999)..................................................       311          315
 Sales and marketing (exclusive of stock-based compensation
   of $53 in 1999)..................................................       794          654
 General and administrative (exclusive of stock-based compensation
   of $8 in 1999)...................................................       101          108
 Stock-based compensation...........................................        --          155
                                                                        ------       ------
   Total operating expenses.........................................     1,206        1,232
                                                                        ------       ------
Operating loss......................................................      (182)        (145)
Interest and other expenses, net....................................         5           82
                                                                        ------       ------
Net loss............................................................    $ (187)      $ (227)
                                                                        ======       ======
Net loss per share, basic and diluted ..............................    $(0.02)      $(0.03)
                                                                        ======       ======
Weighted average shares used in computing net loss per share, basic
  and diluted ......................................................     8,800        8,805
                                                                        ======       ======


   The accompanying notes are an integral part of these financial statements.

                         ANUBIS SOLUTIONS INCORPORATED

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                       (In thousands, except share data)

                             Common Stock     Unearned                Total
                           ---------------- Stock-based  Retained Shareholders'
                            Shares   Amount Compensation Earnings    Equity
                           --------- ------ ------------ -------- -------------
Balances at January 1,
  1998...................  8,800,000  $  5     $  --      $ 457       $ 462
Warrants issued in
  connection with line of
  credit agreement.......                3                                3
Net loss.................                                  (187)       (187)
                           ---------  ----     -----      -----       -----
Balance at December 31,
  1998...................  8,800,000     8        --        270         278
Issuance of common stock
  for cash...............     75,426    16                               16
Stock-based
  compensation...........                8                                8
Unearned stock-based
  compensation...........              628      (628)                    --
Amortization of unearned
  stock-based
  compensation...........                        147                    147
Net loss.................                                  (227)       (227)
                           ---------  ----     -----      -----       -----
Balances at September 30,
  1999...................  8,875,426  $660     $(481)     $  43       $ 222
                           =========  ====     =====      =====       =====


   The accompanying notes are an integral part of these financial statements.

                         ANUBIS SOLUTIONS INCORPORATED

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                   Nine Months
                                                      Year Ended      Ended
                                                     December 31, September 30,
                                                         1998         1999
                                                     ------------ -------------
Cash flows from operating activities
 Net loss...........................................    $(187)        $(227)
 Adjustments to reconcile net loss to net cash
   provided by operating activities:
  Depreciation and amortization of tangible
    assets..........................................       52            48
  Issuance of warrants in connection with line of
    credit agreement................................        3            --
  Amortization of stock-based compensation..........       --           155
  Changes in operating assets and liabilities:
   Accounts receivable..............................        8            59
   Prepaid expenses and other assets................        9            (7)
   Accounts payable and accrued liabilities.........       88            64
   Deferred revenue.................................       27            99
                                                        -----         -----
     Net cash provided by operating activities......       --           191
                                                        -----         -----

Cash flows from investing activities
 Purchases of property and equipment................     (104)           (8)
                                                        -----         -----
     Net cash used in investing activities..........     (104)           (8)
                                                        -----         -----

Cash flows from financing activities
 Repayment of capital lease obligation..............       (7)           (3)
 Proceeds from notes payable........................      217            --
 Repayment of notes payable.........................       --          (205)
 Proceeds from issuance of common stock.............       --            16
                                                        -----         -----
     Net cash provided by (used in) financing
       activities...................................      210          (192)
                                                        -----         -----
     Net increase (decrease) in cash and cash
       equivalents..................................      106            (9)
Cash and cash equivalents, beginning of period......        9           115
                                                        -----         -----
Cash and cash equivalents, end of period............    $ 115         $ 106
                                                        =====         =====

Supplemental disclosures of cash flow information
 Unearned stock-based compensation..................    $  --         $ 628
                                                        =====         =====
  Interest paid.....................................    $   3         $   2
                                                        =====         =====

   The accompanying notes are an integral part of these financial statements.

                         ANUBIS SOLUTIONS INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

1. The Company and Summary of Significant Accounting Policies

The Company

      Anubis Solutions Incorporated ("Anubis" or the "Company") was incorporated under the laws of California in 1996. The Company is a provider of e-commerce analytical applications and sophisticated data warehouse solutions. Anubis' businesses are comprised of consulting services, aimed at end-to-end data warehouse implementation and software products that reduce analytical application implementation costs and time.

Basis of presentation

      Effective September 30, 1999, the Company and Personify, Inc. ("Personify") entered into an agreement whereby the Company was merged (the "Merger") with and into ASI Acquisition Corporation ("ASI"), a wholly-owned subsidiary of Personify. Upon consummation of the Merger, the Company became a wholly-owned subsidiary of ASI. The accompanying financial statements for the periods ended September 30, 1999 and December 31, 1998 reflect the accounts of the Company on a historical basis as a stand-alone entity prior to purchase accounting adjustments arising from the Merger.

Use of estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash equivalents

      The Company considers all highly liquid investments with an original maturity or remaining maturity at date of purchase of three months or less to be cash equivalents.

Concentration risks

      Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents in commercial checking and money market accounts with two high-quality financial institutions.

      For and as of the nine months ended September 30, 1999, two customers comprised 44% and 33%, respectively, of aggregate revenues and 19% and 54%, respectively, of aggregate accounts receivable. As of and for the year ended December 31, 1998, three customers comprised 32%, 26% and 0%, respectively, of aggregate accounts receivable and 39%, 19% and 10%, respectively of aggregate revenues.

Property and equipment

      Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is generally three years. Equipment recorded under capital leases are amortized using the straight-line method over the shorter of the lease-term or estimated useful life of the asset.

                         ANUBIS SOLUTIONS INCORPORATED

Long-lived assets

      The Company accounts for long-lived assets under Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which requires the Company to review for impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized. To date, no impairment loss has been recognized.

Revenue recognition

      Anubis derives revenues from two sources as follows: (i) software license revenues to end users and (ii) service revenues which include consulting and maintenance and support services. Effective January 1, 1998, Anubis adopted the provisions of Statement of Position ("SOP") 97-2, or SOP 97-2, Software Revenue Recognition, as amended by SOP 98-4, Deferral of the Effective Date of Certain Provisions of SOP 97-2, effective January 1, 1998. SOP 97-2 supersedes SOP 91-1, Software Revenue Recognition. License revenues from sales to end users are recognized upon shipment of the product, if an executed agreement or purchase order has been received, the fee is fixed and determinable and collection is deemed probable. Service revenues from consulting are recognized as the related services are performed and collectibility is deemed probable. Service revenues from maintenance and support agreements are deferred and recognized on a straight-line basis over the term of the related agreement. Payments of maintenance fees are generally made in advance and are nonrefundable.

      For contracts with multiple obligations (e.g. software licenses, consulting services and maintenance), Anubis allocates revenues to each component of the contract based on objective evidence of its fair value, which is based on the price each component is sold separately. Anubis recognizes revenues allocated to the undelivered products when the criteria for revenue recognition set forth are met.

Advertising costs

      The Company's advertising costs, which have not been significant, are expensed as incurred.

Product development costs

      The costs of establishing the technological feasibility of the Company's software products or product enhancements are expensed as product development costs when incurred. The costs incurred subsequent to the establishment of technological feasibility and prior to a product's general release are capitalized. Due to the close proximity of establishing technological feasibility to product release, such costs have been insignificant and have been expensed to date.

Income taxes

      The Company has elected S Corporation status for federal and applicable state tax reporting purposes. Accordingly, income taxes are generally the responsibility of the shareholders, not the Company, except with respect to California state franchise taxes applied to S Corporations.

                         ANUBIS SOLUTIONS INCORPORATED

Stock-based compensation

      The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and Financial Accounting Standards Board Interpretation ("FIN") No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, and has adopted with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's common stock and the exercise price. SFAS No. 123 defines a "fair value" based method of accounting for an employee stock option or similar equity investment. The pro forma disclosures of the difference between the compensation expense included in net loss and the related cost measured by the fair value method are presented in Note 5. The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services.

Comprehensive income

      The Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income, effective January 1, 1998. This statement requires companies to classify items of comprehensive income by their nature in the consolidated financial statements and to display the accumulated balance of comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. To date, the Company has not had any transactions that are required to be reported as comprehensive income.

Segment information

      Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The Company identifies its operating segments based on business activities, management responsibility and geographical location. For all periods presented the Company operated in a single business segment in the United States.

Net loss per share

      The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share. Under the provisions of SFAS No. 128, basic net loss per share is computed by dividing the net loss available to common shareholders for the period by the weighted average number of vested common shares outstanding during the period. Diluted net income per share is computed by dividing the net income for the period by the weighted average number of vested common and common equivalent shares outstanding during the period. However, because the Company generated net losses in all periods presented, common equivalent shares, composed of incremental common shares issuable upon the exercise of stock options and warrants are not included in diluted net loss per share because such shares are antidilutive. The total weighted average number of shares excluded from the calculations of diluted net loss per share were approximately 8,000 and 578,000 for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively.

                         ANUBIS SOLUTIONS INCORPORATED

      The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except per share amounts):

                                              Year Ended     Nine Months Ended
                                           December 31, 1998 September 30, 1999
                                           ----------------- ------------------
     Numerator
      Net loss............................      $ (187)            $ (227)
                                                ======             ======
     Denominator
      Basic and diluted
      Weighted average shares used in
        computing basic and diluted net
        loss per common share.............       8,800              8,805
                                                ======             ======
      Basic and diluted net loss per
        share.............................      $(0.02)            $(0.03)
                                                ======             ======

Recently issued accounting pronouncements

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000, with earlier application encouraged. The Company is evaluating the possible impact, if any, that SFAS No. 133 may have on its financial statements.

      In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. The Company believes that their current revenue recognition policy is in compliance with SAB 101.

2. Property and Equipment

      Property and equipment consisted of the following (in thousands):

                                                    December 31, September 30,
                                                        1998         1999
                                                    ------------ -------------
     Computer equipment and software...............     $117         $ 122
     Furniture, fixtures, and office equipment.....       73            76
     Capitalized leases............................       17            17
                                                        ----         -----
                                                         207           215
     Less accumulated depreciation and
       amortization................................      (85)         (133)
                                                        ----         -----
                                                        $122         $  82
                                                        ====         =====

      The cost of assets recorded under capital leases included in property and equipment is approximately $17,000 as of December 31, 1998 and September 30, 1999. The accumulated amortization associated with these assets was $12,000 and $15,000 as of December 31, 1998 and September 30, 1999, respectively.

                         ANUBIS SOLUTIONS INCORPORATED

3. Lease Commitments

      The Company leases office space under a noncancellable operating lease, which expires in October 1999. Rent expense from the operating lease was approximately $96,000 and $77,000 for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively. The remaining operating lease obligation was $13,000 as of September 30, 1999.

      In addition, the Company leases certain equipment under capital lease agreements. The total remaining capital lease obligation at September 30, 1999 was $2,000, which matures June 2000.

4. Financing Arrangements

      The Company had a revolving line of credit agreement (the "Agreement") with a bank that allowed for borrowings up to $300,000 and $100,000 for revolving advances and equipment purchases, respectively. The line was collateralized by the Company's assets as defined in the Agreement. Interest on revolving advances and equipment purchases accrue at prime plus 0.5% and prime plus 1.0% per annum, respectively (8.25% at December 31, 1998 and 8.75% at September 30, 1999). As defined in the Agreement, all revolving advances are due by October 8, 1999 and all equipment advances are payable in 36 equal monthly installments of principal plus interest, commencing on the date of each equipment purchase. As of December 31, 1998 and September 30, 1999, $130,000 and $300,000 was available under the revolving credit agreement. To date, no equipment purchases have been made. A nonrefundable commitment fee of approximately $2,000 was paid in October 1998 upon closing of the Agreement.

      The master loan and security agreement, which governs the terms and conditions of the Agreement contains certain covenants. At December 31, 1998 and September 30, 1999, the Company was not in compliance with certain covenants and terms of the Agreement. Effective September 30, 1999, the master loan and security agreement was terminated.

      In September 1998, the Company obtained a promissory note (the "Note") with a bank that allows for a revolving line of credit up to $35,000. The line is collateralized by the Company's assets as defined in the Note. Interest on revolving advances accrues at prime plus 3.0% per annum (10.75% at December 31, 1998 and 11.25% at September 30, 1999). As defined in the Note, the revolving line of credit expires on September 10, 2003. As of September 30, 1999 $35,000 was available under the revolving line of credit.

      In May 1998, the Company converted approximately $19,000 of the existing line-of-credit for a note to finance the purchase of certain office equipment. The note bears an interest rate of 14.9% and matures on June 15, 2003. As of December 31, 1998 and September 30, 1999, the Company had a balance outstanding on the note of approximately $17,000 and $13,000, respectively.

5. Shareholders' Equity

Common Stock

      As of September 30, 1999, the Company is authorized to issue 20,000,000 shares of common stock. On October 29, 1996, the Company declared a one-for-88,000 stock split, leaving 8,800,000 shares issued and outstanding. All share and per share information included in these financial statements have been retroactively adjusted to reflect the stock split.

                         ANUBIS SOLUTIONS INCORPORATED

Common Stock Options

      In March 1999, the Company adopted the 1999 Stock Plan, which provided for the issuance of incentive and nonstatutory options to purchase shares of common stock. The Company reserved 1,200,000 shares of common stock for issuance. Nonstatutory options may be granted to employees, directors, and consultants. Incentive options may be granted only to employees. Options have a term no greater than 10 years and generally vest at the rate of 20% per year over five years.

      In September 1999, the Company amended the 1999 Stock Plan and authorized an additional 2,717,237 options available for grant. The amendment provided acceleration of vesting of up to 20% of the options granted in the original plan immediately prior to the Merger and the vesting period was shortened in order to vest the options on a monthly basis over a four year period.

      The following table summarizes information concerning outstanding and exercisable options as of September 30, 1999:

                                                      Options Outstanding
                                                   ---------------------------
                                         Shares               Weighted Average
                                       Available               Exercise Price
                                       for Grant    Shares       Per Shares
                                       ----------  ---------  ----------------
     Options outstanding at December
       31, 1998.......................         --         --       $  --
      Authorized......................  3,917,237         --          --
      Granted......................... (3,932,237) 3,932,237        0.20
      Exercised.......................         --     (3,500)       0.20
      Cancelled.......................     15,000    (15,000)       0.20
                                       ----------  ---------
     Options outstanding at September
       30, 1999.......................         --  3,913,737       $0.20
                                       ==========  =========

      The following table summarizes information concerning outstanding and exercisable options as of September 30, 1999:

                                                                Options Vested
                                     Options Outstanding        and Exercisable
                               ------------------------------- -----------------
                                          Weighted-
                                           Average   Weighted-         Weighted-
                                          Remaining   Average           Average
                                         Contractual Exercise          Exercise
                                            Life     Price Per         Price Per
          Exercise Price        Shares     (Years)     Share   Shares    Share
          --------------       --------- ----------- --------- ------- ---------
     $ 0.20................... 3,913,737    9.92       $0.20   719,444   $0.20

      Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted under the fair value method. The fair value for these options was estimated using the Black-Scholes option pricing model.

      The Company calculated the minimum fair value of each option grant on the date of grant using the Black-Scholes option pricing method as prescribed by SFAS No. 123 with the following assumptions: no dividend yield, no volatility, risk-free interest rate of 5.14%-5.84% and an expected life of four years.

      The weighted average fair value of these options granted for the nine months ended September 30, 1999 was $0.23.

                         ANUBIS SOLUTIONS INCORPORATED

      Had compensation costs been determined based upon the fair value at the grant date for awards under these plans, consistent with the methodology prescribed under SFAS No. 123, the Company's pro forma net loss attributable to common shareholders and pro forma basic and diluted net loss per share under SFAS No. 123 would have been as follows (in thousands, except per share data):

                                                                  Nine Months
                                                     Year Ended      Ended
                                                    December 31, September 30,
                                                        1998         1999
                                                    ------------ -------------
     Net loss attributable to common shareholders
      As reported..................................    $ (187)      $ (227)
                                                       ======       ======
      Proforma.....................................    $ (187)      $ (245)
                                                       ======       ======

     Net loss per share attributable to common
       shareholders
      As reported..................................    $(0.02)      $(0.03)
                                                       ======       ======
      Proforma.....................................    $(0.02)      $(0.03)
                                                       ======       ======

Unearned stock-based compensation

      In connection with certain employee stock option grants, the Company recognized stock-based compensation which is being amortized over the vesting periods of the related options, typically four years, using FASB Interpretation No. 28. The total stock-based compensation recorded by the Company for the nine months ended September 30, 1999 was $628,000. Amortization expense recognized during the nine months ended September 30, 1999 was $147,000.

Warrants

      In October 1998, the Company issued warrants to purchase 40,000 shares of common stock in connection with the line of credit agreement. The warrants have an exercise price equal to $0.50 and a five-year term. The fair value of the warrants of $3,000 was estimated using the Black-Scholes model with the following weighted average assumptions: risk-free interest rate of 4.18%, expected life of 5 years, expected dividend rate of 0%, and volatility rate of 65%. The fair value of the warrants was charged to interest expense. Subsequently in September of 1999, in connection with antidilution provisions in the line of credit agreement, the Company issued an additional 81 shares with the same terms above.

      In May 1999, the Company granted a consultant a warrant to purchase 80,000 shares of common stock at an exercise price of $0.20 for services. 18,000 shares vested immediately with the remainder vesting over four years. The Company valued these shares using the Black-Scholes model and recorded $8,000 to stock-based compensation expense in 1999. The following assumptions were used in determining the value: exercise price of $0.20, deemed stock value of $0.29, volatility of 65% and dividends of $0, weighted average interest rate of 5.49%, and a term of 4 years.

                                     [LOGO]

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                           [INTERNATIONAL COVER PAGE]
                   SUBJECT TO COMPLETION, DATED MAY 24, 2000

                                     [LOGO]

                                         Shares

                                  Common Stock

    Personify, Inc. is offering      shares of its common stock. Prior to this
offering, there has been no public market for our common stock. We anticipate that the initial public offering price of our common stock will be between $
and $   per share. We have applied to list our common stock on the Nasdaq
National Market under the symbol "PSFY."

                                --------------

                 Investing in the common stock involves risks.
                    See "Risk Factors" beginning on page 5.

                                --------------

                                                                   Per
                                                                  Share  Total
                                                                  ------ ------
Public Offering Price............................................ $      $
Underwriting Discounts and Commissions........................... $      $
Proceeds to Personify, Inc. ..................................... $      $

    The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    We have granted the underwriters a 30-day option to purchase up to an
additional        shares of common stock to cover over-allotments.

                                --------------

Robertson Stephens International
                     J.P. Morgan Securities Ltd.
                                          Dain Rauscher Wessels
                                                                   Wit SoundView

                   The date of this prospectus is      , 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

      The following table sets forth all fees and expenses payable by Personify in connection with the registration of the common stock hereunder. All of the amounts shown are estimates except for the SEC registration fee, NASD filing fee and the Nasdaq National Market listing fees.

                                                                         Amount
                                                                          to be
                                                                          Paid
                                                                         -------
     SEC Registration Fee..............................................  $13,200
     NASD Filing Fee...................................................    5,500
     Nasdaq National Market Listing Fee................................     *
     Printing and Engraving Expenses...................................     *
     Legal Fees and Expenses...........................................     *
     Accounting Fees and Expenses......................................     *
     Miscellaneous Expenses............................................     *
                                                                         -------
       Total...........................................................  $  *
                                                                         =======

    --------
    * To be supplied by amendment.

Item 14. Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require Personify among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

      The following sets forth information regarding all securities sold by us since March 1997:

 1. In August 1997, we issued and sold an aggregate of 2,011,172 shares of Series B Preferred Stock to a total of four investors at a purchase price of $0.4475 per share.

 2. In February 1997 and August 1997, we issued warrants to purchase an aggregate of 134,078 shares of our Series B Preferred Stock to a total of four investors at a per share exercise price of $0.45.

 3. In May 1998, we issued and sold an aggregate of 6,282,722 shares of Series C Preferred stock to a total of twelve investors at a purchase price of $0.955 per share.

 4. In May 1998, we issued warrants to purchase an aggregate of 65,446 shares of our Series C Preferred Stock to a total of four investors at a per share exercise price of $0.955.

 5. In August 1999, we completed a two-for-one split of our outstanding common and preferred stock in which each outstanding share of our common stock was split into two shares of common stock, and each share of preferred stock was split into two shares of preferred stock.

 6. In August 1999, we issued and sold an aggregate of 4,285,716 shares of Series D Preferred stock to a total of twenty-five investors at a purchase price of $4.20 per share.

 7. On September 30, 1999, in connection with our acquisition of Anubis Solutions Incorporated, we issued 1,438,428 shares of our common stock, at a price per share of $2.50 and we issued options and a warrant to purchase 640,764 shares of common stock at a per share exercise price of $2.50.

 8. In January 2000, we issued and sold to Eileen Gittins 186,891 shares of our common stock at a purchase price of $0.05 per share and 292,800 shares of our common stock at a purchase price of $0.125 per share.

 9. In February 2000, we issued and sold 1,691,000 shares of our common stock to Love Goel at a purchase price of $5.25 per share.

10. In February 2000, we issued a warrant to purchase an aggregate of 140,917 shares of our common stock to one investor at a per share exercise price of $5.25.

11. In February 2000, we issued a warrant to purchase an aggregate of 77,500 shares of our common stock to a service provider at a per share exercise price of $15.00.

12. In March 2000, we issued and sold an aggregate of 167,472 shares of Series E Preferred stock to a total of two investors at a purchase price of $20.90 per share.

13. In March 2000, we issued a warrant to purchase an aggregate of 22,000 shares of our common stock to one investor at a per share exercise price of 75% of the per share price of the earlier to occur of our next equity financing or the initial public offering of our common stock. However, if neither of those events occurs by August 31, 2000, the exercise price will be $4.20 per share.

14. Since March 1997, we have granted stock options under our Amended and Restated 2000 Equity Incentive Plan covering an aggregate of 4,285,692 shares of common stock (net of expirations and cancellations) at exercise prices ranging from $0.025 to $15.00.

      None of the foregoing transaction involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access to information about the Company.

      In particular, the securities described in the preferred stock financings are owned in their entirety by individuals or large institutional investors who
(A) represented to us that they were accredited investors within the definition of Rule 501 of Regulation D, familiar with investing in private companies, (B) represented to us that they understood that the securities they were purchasing were restricted and the risk of possible loss associated with their investment,
(C) represented to us that they were familiar with our history and business,
(D) received our recent financial information and (E) were afforded the opportunity to ask questions of our management. Each of the investors had expressed previous interest to our officers and directors in making an investment in us when an opportunity was available, and such investors were contacted only on a one-to-one basis without any general solicitation or advertising of the investment opportunity. Accordingly, we believe that each of the foregoing transactions was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

 Exhibit
 Number                                Description
 ------- ----------------------------------------------------------------------
  1.1*   Form of Underwriting Agreement

  3.1*   Certificate of Incorporation

  3.2*   Form of Amended and Restated Certificate of Incorporation

  3.3*   Bylaws

  4.1    Amended and Restated Investor Rights Agreement, dated March 24, 2000

  4.2    Registration Rights Agreement by and between the Registrant and Love
         Goel, dated February 29, 2000

  4.3    Registration Rights Agreement between the Registrant and Silicon
         Valley Bank, dated October 8, 1998

  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

 10.1    Amended and Restated Office Building Lease between the Registrant and
         CEP-Sansome Investors LLC, dated November 12, 1999

 10.2    2000 Equity Incentive Plan

 10.3    2000 Employee Stock Purchase Plan

 10.4    Form of Director and Officer Indemnification Agreement

 10.5 Employment Agreement by and between the Registrant and Love Goel, dated January 6, 2000

 10.6    Employment Agreement by and between the Registrant and Richard
         Vinchesi, dated June 30, 1999

 10.7    Promissory Note between the Registrant and Love Goel, dated February
         29, 2000

 10.8    Separation Agreement between the Registrant and Eileen Gittins, dated
         January 7, 2000

 10.9    Loan and Security Agreement between the Registrant and Transamerica
         Business Credit Corporation, dated March 31, 2000

 10.10   Revolving Credit Note between the Registrant and Transamerica Business
         Credit Corporation

 10.11   Corporate Resolution to Borrow

 10.12   Streamlined Facility Agreement between the Registrant and Transamerica
         Business Credit Corporation, dated March 31, 2000

 10.13   Form of Promissory Note between the Registrant and Transamerica
         Business Credit Corporation

 10.14   Month to Month Rental Agreement between the Registrant and BTW III
         Inc. dated February 28, 2000

 10.15   Letter of Intent to Sublease between the Registrant and Team 7
         International dated October 7, 1999

 10.16   Sublease between the Registrant and Richard E. Brown, Steven A. Fabro,
         Randall H. Scarlett and the Law Firm of Brown, Fabro & Scarlett dated
         February 1, 2000

 10.17*  Sublease between the Registrant and Sage IT Partners, dated December
         15, 1998.

 10.18 Employment Agreement by and between the Registrant and Barry Wright, dated March 27, 2000

 21.1    List of Subsidiaries

 23.1*   Consent of PricewaterhouseCoopers LLP

 23.2    Consent of PricewaterhouseCoopers LLP

 24.1    Power of Attorney (see page II-5)

 27.1    Financial Data Schedule

--------
*To be filed by amendment.

(b) Financial Statement Schedules:

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                         FINANCIAL STATEMENT SCHEDULES

To the Board of Directors
of Personify, Inc.

      The reincorporation described in Note 10 to the consolidated financial statements has not been consummated at March 29, 2000. When the reincorporation has been consummated, we will be in a position to furnish the following report assuming that from March 29, 2000 to the date of such reincorporation, no other material events have occurred that would affect the accompanying consolidated financial statements or require disclosure therein:

        "Our audits of the consolidated financial statements referred to in our report dated March 29, 2000 included in the prospectus as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, of Personify, Inc. also included an audit of the financial statement schedules listed in Item 16(b) of this Form S-1. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements."

San Francisco, California
March 29, 2000

                       VALUATION AND QUALIFYING ACCOUNTS

                                    Balance at                        Balance at
                                   the Beginning                      End of the
                                    of the Year  Additions Write-offs    Year
                                   ------------- --------- ---------- ----------
Allowance for revenue reserve:
  Year ended December 31, 1997...     $   --      $   --      $ --      $   --
  Year ended December 31, 1998...         --          --        --          --
  Year ended December 31, 1999...         --         133        --         133
Valuation allowance for deferred
  tax assets:
  Year ended December 31, 1997...        153         421        --         574
  Year ended December 31, 1998...        574       1,158        --       1,732
  Year ended December 31, 1999...      1,732       3,109        --       4,841

Item 17. Undertakings

      The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, Personify has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on May 24, 2000.

                                          PERSONIFY INCORPORATED

                                                      /s/ Love Goel
                                          By: _________________________________
                                                          Love Goel
                                                   Chief Executive Officer

                               POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints LOVE GOEL and RICHARD VINCHESI and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same Offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this S-1 Registration Statement has been signed by the following persons in the capacities set forth below on May 24, 2000.

               Signature                                Title
               ---------                                -----


             /s/ Love Goel              Chief Executive Officer and Director
 ______________________________________
               Love Goel

          /s/ Richard Vinchesi          Chief Financial Officer
 ______________________________________
            Richard Vinchesi

           /s/ Steven Krause            Chief Technology Officer and Director
 ______________________________________
             Steven Krause

           /s/ Lucio L. Lanza           Chairman of the Board of Directors
 ______________________________________
             Lucio L. Lanza

           /s/ Jerry Reitman            Director
 ______________________________________
             Jerry Reitman

               Signature                  Title
               ---------                  -----


         /s/ W. Ferrell Sanders         Director
 ______________________________________
           W. Ferrell Sanders

            /s/ Philip Black            Director
 ______________________________________
              Philip Black

         /s/ Andrew V. Johnson          Director
 ______________________________________
           Andrew V. Johnson

                                 EXHIBIT INDEX


 Exhibit
 Number                                Description
 ------- ----------------------------------------------------------------------
  1.1*   Form of Underwriting Agreement

  3.1*   Certificate of Incorporation

  3.2*   Form of Amended and Restated Certificate of Incorporation

  3.3*   Bylaws

  4.1    Amended and Restated Investor Rights Agreement, dated March 24, 2000

  4.2    Registration Rights Agreement by and between the Registrant and Love
         Goel, dated February 29, 2000

  4.3    Registration Rights Agreement between the Registrant and Silicon
         Valley Bank, dated October 8, 1998

  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

 10.1    Amended and Restated Office Building Lease between the Registrant and
         CEP-Sansome Investors LLC, dated November 12, 1999

 10.2    2000 Equity Incentive Plan

 10.3    2000 Employee Stock Purchase Plan

 10.4    Form of Director and Officer Indemnification Agreement

 10.5 Employment Agreement by and between the Registrant and Love Goel, dated January 6, 2000

 10.6    Employment Agreement by and between the Registrant and Richard
         Vinchesi, dated June 30, 1999

 10.7    Promissory Note between the Registrant and Love Goel, dated February
         29, 2000

 10.8    Separation Agreement between the Registrant and Eileen Gittins, dated
         January 7, 2000

 10.9    Loan and Security Agreement between the Registrant and Transamerica
         Business Credit Corporation, dated March 31, 2000

 10.10   Revolving Credit Note between the Registrant and Transamerica Business
         Credit Corporation

 10.11   Corporate Resolution to Borrow

 10.12   Streamlined Facility Agreement between the Registrant and Transamerica
         Business Credit Corporation, dated March 31, 2000

 10.13   Form of Promissory Note between the Registrant and Transamerica
         Business Credit Corporation

 10.14   Month to Month Rental Agreement between the Registrant and BTW III
         Inc. dated February 28, 2000

 10.15   Letter of Intent to Sublease between the Registrant and Team 7
         International dated October 7, 1999

 10.16   Sublease between the Registrant and Richard E. Brown, Steven A. Fabro,
         Randall H. Scarlett and the Law Firm of Brown, Fabro & Scarlett dated
         February 1, 2000

 10.17*  Sublease between the Registrant and Sage IT Partners, dated December
         15, 1998.

 10.18 Employment Agreement by and between the Registrant and Barry Wright, dated March 27, 2000

 21.1    List of Subsidiaries

 23.1*   Consent of PricewaterhouseCoopers LLP

 23.2    Consent of PricewaterhouseCoopers LLP

 24.1    Power of Attorney (see page II-5)

 27.1    Financial Data Schedule

--------
*To be filed by amendment.